Exhibit 10.1

Deal CUSIP____________

New Vehicle Floorplan Facility CUSIP____________

Used Vehicle Floorplan Facility CUSIP____________

Revolving Line of Credit Facility CUSIP____________

AMENDED AND RESTATED

LOAN AGREEMENT

among

LITHIA MOTORS, INC.,

CERTAIN OF ITS SUBSIDIARIES,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

and

U.S. BANK NATIONAL ASSOCIATION,

as Administrative Agent and Agent

and

JPMorgan Chase Bank, N.A., and Toyota Motor Credit Corporation as Co-Syndication Agents

U.S. Bank National Association and J.P. Morgan Securities LLC,
As Co-Lead Arrangers and Joint Bookrunners

American Honda Finance Corporation, TD Bank, N.A., and

Mercedes-Benz Financial Services USA LLC,
as Co-Documentation Agents

Dated as of [October 1], 2014

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETIVE PROVISIONS		1
1.1	Defined Terms	1
1.2	Other Interpretive Provisions	29
ARTICLE 2 NEW VEHICLE FLOORPLAN LINE OF CREDIT		31
2.1	New Vehicle Floorplan Loans	31
2.2	New Vehicle Swing Line Loans	33
2.3	Terms Applicable to New Vehicle Floorplan Loans and New Vehicle Swing Line Loans	37
2.4	New Vehicle Floorplan Borrowers	40
2.5	Addition of New Vehicle Floorplan Dealerships	45
ARTICLE 3 USED VEHICLE FLOORPLAN LINE OF CREDIT		47
3.1	Used Vehicle Floorplan Loans	47
3.2	Used Vehicle Swing Line Loans	50
ARTICLE 4 REVOLVING LINE OF CREDIT		53
4.1	Revolving Loans	53
4.2	Revolving Swing Line Loans	57
ARTICLE 5 LETTERS OF CREDIT		59
5.1	Letter of Credit Commitment	60
5.2	Existing Letters of Credit	60
5.3	LC Agreements	60
5.4	Expiry Date	60
5.5	Requests for Letters of Credit	60
5.6	Participation in Letters of Credit	61
5.7	Payments	61
5.8	Terms Satisfactory to LC Issuer	62
5.9	Obligations Absolute	62
5.10	Letter of Credit Fees	63
5.11	LC Collateral Account	63
5.12	Borrower Indemnification	63
5.13	Lenders’ Indemnification	64
ARTICLE 6 CERTAIN ADDITIONAL PROVISIONS		64
6.1	Interest	64
6.2	Evidence of Debt	65
6.3	Borrowing Procedure	65
6.4	Obligations Several	66
6.5	Non-Receipt of Funds by Agent	66
6.6	Authorization	66
6.7	Interest and Fee Basis	67
6.8	Method of Payment	67
6.9	Payment by Automatic Debit	67
6.10	Late Charges	67
6.11	Limitation of Interest	68
6.12	Increase Option	69
6.13	Authorization	70
6.14	Defaulting Lenders	70

6.15	Replacement of Lender	73
6.16	Per Annum Fee	74
6.17	Reallocation of Commitments	74
ARTICLE 7 YIELD PROTECTION; TAXES		75
7.1	Yield Protection	75
7.2	Changes in Capital Adequacy Regulations	76
7.3	Availability of Types of Advances; Adequacy of Interest Rate	77
7.4	Taxes	77
7.5	Selection of Lending Installation; Mitigation Obligations; Lender Statements; Survival of Indemnity	80
ARTICLE 8 SECURITY AND GUARANTIES		81
8.1	Security	81
8.2	Guaranties	82
ARTICLE 9 CONDITIONS PRECEDENT		82
9.1	Initial Conditions Precedent	82
9.2	Conditions Precedent to Each Credit Extension	85
9.3	Conditions Precedent to Initial Advance to any New Vehicle Floorplan Borrower	86
9.4	Real Property Conditions	87
ARTICLE 10 REPRESENTATIONS AND WARRANTIES		88
10.1	Existence and Standing	88
10.2	Authorization and Validity	88
10.3	Conflict; Government Consent	88
10.4	Financial Statements	88
10.5	Material Adverse Change	89
10.6	Taxes	89
10.7	Litigation and Contingent Obligations	89
10.8	Subsidiaries and Affiliates	89
10.9	ERISA	90
10.10	Accuracy of Information	90
10.11	Regulation U	90
10.12	Material Agreements	90
10.13	Compliance with Laws	90
10.14	Ownership of Properties	90
10.15	Plan Assets; Prohibited Transactions	91
10.16	Trademarks; Patents, Etc.	91
10.17	Burdensome Restrictions	91
10.18	Force Majeure	91
10.19	Investment Company Act, Etc.	91
10.20	Solvency	91
10.21	Franchise Agreements; Material Business Relationships	91
10.22	Security Interests	92
10.23	Continuing Representations and Warranties	92
ARTICLE 11 FINANCIAL COVENANTS AND INFORMATION		92
11.1	Financial Covenants	92
11.2	Financial Information	94
ARTICLE 12 AFFIRMATIVE COVENANTS		96

12.1	Maintenance of Existence and Permits	96
12.2	ERISA	96
12.3	Inspection	96
12.4	Collateral Audits	97
12.5	Books and Records	97
12.6	Maintenance of Properties	97
12.7	Taxes and Other Obligations	97
12.8	Insurance	98
12.9	Compliance with Laws	98
12.10	Agreements with Sellers	98
12.11	Repurchase Agreements	99
12.12	Management	99
12.13	Landlord’s Consents	99
12.14	Notification	99
12.15	Further Assurances	100
12.16	Deposit Accounts	101
12.17	Joinder of New Subsidiaries	101
ARTICLE 13 NEGATIVE COVENANTS		101
13.1	Mergers, Etc.	101
13.2	Guaranties, Etc.	102
13.3	Liens	102
13.4	Restricted Payments	104
13.5	Subordinated Debt	105
13.6	Loans and Investments	105
13.7	Transactions with Affiliates	106
13.8	Type of Business	107
13.9	Structure	107
13.10	Indebtedness	107
13.11	Margin Stock; Speculation	108
13.12	Restrictive Agreements	109
13.13	Permitted Acquisitions	109
13.14	Accounting Changes; Fiscal Year	111
13.15	Excluded Subsidiaries and Real Estate Subsidiaries	111
ARTICLE 14 DEFAULT AND REMEDIES		111
14.1	Events of Default	111
14.2	Consequences of Default; Rights and Remedies. Time is of the essence of this Agreement	114
14.3	Application of Payments	115
ARTICLE 15 HAZARDOUS SUBSTANCES		115
15.1	Representations and Warranties	116
15.2	Activities	116
15.3	Inspections	116
15.4	Release and Indemnity	116
15.5	Survival	116
ARTICLE 16 THE AGENT		116
16.1	Appointment; Nature of Relationship	116

16.2	Powers	117
16.3	General Immunity	117
16.4	No Responsibility for Loans, Recitals, Etc.	117
16.5	Action on Instructions of Lenders	117
16.6	Employment of Agents and Counsel	118
16.7	Reliance on Documents; Counsel	118
16.8	Reimbursement and Indemnification	118
16.9	Notice of Event of Default	119
16.10	Rights as a Lender	119
16.11	Lender Credit Decision, Legal Representation	119
16.12	Successor Agent	120
16.13	Agent’s Fees	120
16.14	Delegation to Affiliates	120
16.15	Execution of Collateral Documents	120
16.16	Collateral Releases	121
16.17	No Advisory or Fiduciary Responsibility	121
16.18	Co-Documentation Agents, Syndication Agent, etc.	121
ARTICLE 17 MISCELLANEOUS		121
17.1	Expenses; Indemnification	121
17.2	Successors and Assigns	123
17.3	Participations	123
17.4	Assignments	124
17.5	Register	126
17.6	Dissemination of Information	126
17.7	Ratable Payments	126
17.8	Setoff	126
17.9	Amendments and Waivers	127
17.10	Waiver; Cumulative Remedies	128
17.11	Notices	128
17.12	Integration; Conflicting Terms	129
17.13	Governing Law	129
17.14	Consent To Jurisdiction	130
17.15	Documents Satisfactory to Agent and Required Lenders	130
17.16	Exhibits	130
17.17	Headings	130
17.18	Nonliability of Lenders	130
17.19	Survival of Representations	131
17.20	Governmental Regulation	131
17.21	Counterparts	131
17.22	Severability	131
17.23	Construction	131
17.24	USA Patriot Act Notification	131
17.25	Nonreliance	132
17.26	Confidentiality	132
17.27	Ford Letter Agreement	132
17.28	Waiver of Jury Trial	133

17.29	Disclosure	133

SCHEDULE 1

PRICING SCHEDULE

DISCLOSURE SCHEDULE

EXHIBIT A – COMPLIANCE CERTIFICATE

EXHIBIT B – USED VEHICLE BORROWING BASE CERTIFICATE

EXHIBIT C – REVOLVING LOAN BORROWING BASE CERTIFICATE

EXHIBIT D – ASSIGNMENT AGREEMENT

EXHIBIT E – PLEDGE AGREEMENT

EXHIBIT F – SECURITY AGREEMENT

EXHIBIT G – COMMERCIAL GUARANTY

EXHIBIT H – TERMINATION AGREEMENT

EXHIBIT I – BORROWER JOINDER AGREEMENT

EXHIBIT J – GUARANTOR JOINDER AGREEMENT

EXHIBIT K – EXISTING SUBSIDIARY JOINDER AGREEMENT

EXHIBIT L – BORROWER TERMINATION AGREEMENT

EXHIBIT M – ADDITIONAL LENDER AGREEMENT

EXHIBIT N – INCREASING LENDER AGREEMENT

EXHIBIT O – REALLOCATION REQUEST

v

AMENDED AND RESTATED LOAN AGREEMENT

This Amended and Restated Loan Agreement (“Agreement”) is entered into as of [October 1], 2014, among Lithia Motors, Inc., an Oregon corporation (the “Company”), each of the Subsidiaries of the Company listed on the signature pages of this Agreement or which hereafter becomes a Borrower hereunder, each financial institution listed on the signature pages of this Agreement or which hereafter becomes a party hereto (each a “Lender” and any two or more, “Lenders”); and U.S. Bank National Association (“U.S. Bank”), as Agent for the Lenders.

RECITALS

A.           The Company, certain of its Subsidiaries, the lenders from time to time parties thereto, and the Agent, have entered into a Loan Agreement dated as of April 17, 2012 (as amended by that certain Amendment to Loan Agreement dated as of December 19, 2012, by that certain Second Amendment to Loan Agreement dated as of December 16, 2013 and by that certain Third Amendment to Loan Agreement dated as of March 26, 2014, the “Existing Loan Agreement”), pursuant to which such lenders under the Existing Loan Agreement extended a revolving credit facility to the Company and certain of its Subsidiaries, such lenders extended a new vehicle floorplan line of credit to the New Vehicle Floorplan Borrowers, and such lenders extended a used vehicle floorplan line of credit to the Company.

B.           The Company and the other Borrowers have asked the Lenders and Agent to amend and restate the Existing Loan Agreement to (a) permit the Company to consummate the purchase of all of the issued and outstanding capital stock of DCH Auto Group (USA) Inc., a Delaware corporation, (b) increase the “Aggregate Commitment” specified in the Existing Loan Agreement from $1,000,000,000 to $1,700,000,000, (c) increase the maximum allowable amount of the “Aggregate Revolving Loan Commitment” specified in the Existing Loan Agreement from $200,000,000 to $300,000,000, (d) increase the maximum allowable amount of the “Aggregate Used Vehicle Floor Plan Commitment” specified in the Existing Loan Agreement from $200,000,000 to $250,000,000, and (e) make such additional amendments and modifications to the terms and conditions of the Existing Loan Agreement as are more specifically set forth herein.

In consideration of the mutual covenants and agreements set forth herein and for other valuable consideration, the parties hereto agree that the Existing Loan Agreement is amended and restated in its entirety as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETIVE PROVISIONS

1.1     Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Access Laws” means the Americans With Disabilities Act of 1990; the Fair Housing Amendments Act of 1988; all other federal, state and local laws or ordinances related to disabled access; and all statutes, rules, regulations, ordinances, orders of governmental bodies and regulatory agencies and orders and decrees of any court adopted, enacted or issued with respect thereto; all as now existing or hereafter amended or adopted.

“Acquisition” has the meaning set forth in Section 13.13.

“Acquisition Subsidiary” has the meaning set forth in Section 3.13(d).

“Additional Lender” has the meaning set forth in Section 6.12.2.

“Advance” means a New Vehicle Floorplan Advance, Used Vehicle Floorplan Advance, Revolving Loan Advance, or (unless otherwise expressly provided), a Swing Line Loan.

“Affected Lender” has the meaning set forth in Section 6.15.

“Affiliate” means with respect to any Person (a) each other Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the stock or other ownership interests having ordinary voting power of such Person; (b) each Person that Controls, is Controlled by or is under common Control with such Person or any Affiliate of such Person; and (c) each of such Person’s executive officers, directors, joint venturers, members and general partners.

“Agent” or “Administrative Agent” means U.S. Bank in its capacity as contractual representative of the Lenders pursuant to Article 16, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article 16.

“Aggregate Commitment” means, at any time, the sum of the Aggregate New Vehicle Floorplan Commitment, plus the Aggregate Used Vehicle Floorplan Commitment, plus the Aggregate Revolving Loan Commitment, as adjusted from time to time pursuant to the terms hereof, provided that, except as provided in Section 6.12, the Aggregate Commitment shall not be more than $1,700,000,000.00.

“Aggregate Lender Commitment” means, for any Lender, the sum of such Lender’s New Vehicle Floorplan Commitment, Used Vehicle Floorplan Commitment, and Revolving Loan Commitment.

“Aggregate New Vehicle Floorplan Commitment” means, at any time, the aggregate of the New Vehicle Floorplan Commitments of all Lenders at such time.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all Lenders at such time.

“Aggregate Outstanding New Vehicle Floorplan Exposure” means, at any time, the aggregate of the Outstanding New Vehicle Floorplan Exposure of all Lenders at such time.

“Aggregate Outstanding Revolving Loan Exposure” means, at any time, the aggregate of the Outstanding Revolving Loan Exposure of all Lenders at such time.

“Aggregate Outstanding Used Vehicle Floorplan Exposure” means, at any time, the aggregate of the Outstanding Used Vehicle Floorplan Exposure of all Lenders at such time.

“Aggregate Revolving Loan Commitment” means, at any time, the aggregate of the Revolving Loan Commitments of all Lenders at such time; provided that, except as provided in Section 6.12 the Aggregate Revolving Loan Commitment shall not at any time be more than $300,000,000.00.

“Aggregate Used Vehicle Floorplan Commitment” means, at any time, the aggregate of the Used Vehicle Floorplan Commitments of all Lenders at such time; provided that, except as provided in Section 6.12 the Aggregate Used Vehicle Floorplan Commitment shall not at any time be more than $250,000,000.00.

“Agreement” has the meaning set forth in the introductory paragraph.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) the Prime Rate for such day, (b) the sum of the Federal Funds Effective Rate for such day plus .50% per annum and (c) the Eurocurrency Rate in effect for such day plus 1.50%, provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate reported by the applicable financial information service at approximately 11:00 a.m. London time on such day.

“Alternate Base Rate Margin (New Vehicle)” has the meaning set forth in the Pricing Schedule.

“Alternate Base Rate Margin (Revolving)” has the meaning set forth in the Pricing Schedule.

“Alternate Base Rate Margin (Used Vehicle)” has the meaning set forth in the Pricing Schedule.

“Applicable Law” means all applicable provisions and requirements of (a) all constitutions, statutes, ordinances, rules, regulations, standards, orders, and directives of any Governmental Bodies, (b) Governmental Approvals, and (c) orders, decisions, decrees, judgments, injunctions, and writs of all courts and arbitrators, whether such Applicable Laws presently exist, or are modified, promulgated, or implemented after the date hereof.

“Appraisal” means an appraisal of real property which is (a) ordered by Agent, (b) prepared by an appraiser satisfactory to Agent, (c) in compliance with all federal and state standards for appraisals and all regulatory requirements, (d) reviewed by Agent, and (e) in form and substance satisfactory to Agent in its sole and absolute discretion.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee” has the meaning set forth in Section 17.4.

“Assignment Agreement” means an agreement substantially in the form attached as Exhibit D.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or retained counsel and of any in-house or internal counsel whether or not litigation or arbitration is commenced, and if litigation or arbitration is commenced shall include fees and disbursements incurred at trial, in any appellate proceeding, bankruptcy proceeding (including efforts to modify or vacate any automatic stay or injunction) or receivership, and post-judgment attorney fees incurred in enforcing any judgment.

“Borrower” means a New Vehicle Floorplan Borrower, the Used Vehicle Floorplan Borrower, or the Revolving Loan Borrower and “Borrowers” means any two or more of them.

“Borrower Joinder Agreement” means an agreement substantially in the form attached hereto as Exhibit I.

“Borrower Termination Agreement” means an agreement substantially in the form attached hereto as Exhibit L.

“Business Day” means (a) with respect to any borrowing, payment or rate determination, a day (other than a Saturday or Sunday) on which banks generally are open in New York City or Seattle, Washington for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralize” means to deposit in the LC Collateral Account or to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the LC Issuer or Lenders, as collateral for the LC Obligations or obligations of Lenders to fund participations in respect of LC Obligations, cash or deposit account balances or, if the Agent and the LC Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Agent and the LC Issuer.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $500,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest, (v) shares of money market mutual funds that are rated at least “AAAm” or “AAAG” by S&P or “P-1” or better by Moody’s, and (vi) other cash equivalent investments approved in writing by Agent.

“Change in Control” means:

(a)     Lithia Holding Company, L.L.C. (“LHC”) and the Principal cease to directly own more than 51% of the voting power of the Company’s capital stock ordinarily having the right to vote at an election of directors, or the Principal ceases to Control LHC (through the ownership of voting membership interests or by contract or otherwise);

(b)     The Company consolidates with or merges into another Person or conveys, transfers or leases all or substantially all of its property to any Person, or any Person consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding capital stock of the Company is reclassified or changed into or exchanged for (i) cash or Cash Equivalent Investments or (ii) securities, and the holders of the capital stock in the Company immediately prior to such transaction do not, as a result of such transaction, own, directly or indirectly, more than 51% of the combined voting power of the Company’s capital stock or the capital stock of its successor entity in such transaction.

“Change in Law” has the meaning set forth in Section 7.1.

“Claims” has the meaning set forth in Section 5.12.

“Closing Date” means [October 1], 2014, the date on which all conditions precedent in Section 9.1 are satisfied.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time or any successor federal income tax statute or code and the regulations and published interpretations promulgated thereunder.

“Collateral” has the meaning set forth in Section 8.1.1.

“Collateral Documents” means and includes the Security Agreement, the Pledge Agreement, and all deeds of trust, assignments, mortgages, security agreements, bank account control agreements, and other documents executed or delivered to Agent by any Person at any time to evidence and/or perfect security interests in the Collateral.

“Commitment” means, as to any Lender, such Lender’s Revolving Loan Commitment, New Vehicle Floorplan Commitment, Used Vehicle Floorplan Commitment, Letter of Credit Commitment, Revolving Swing Line Commitment, New Vehicle Swing Line Commitment, or Used Vehicle Swing Line Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute.

“Company” means Lithia Motors, Inc., an Oregon corporation.

“Compliance Certificate” means a certificate substantially in the form attached as Exhibit A, or in such other form as is acceptable to Agent.

“Contingent Obligation” means any guarantee of Indebtedness or any other obligation of any other Person or any agreement to maintain the net worth, working capital or other financial condition of any other Person, whether direct, indirect or contingent, including, without limitation, any purchase or repurchase agreement, comfort letter, or keep-well, take-or-pay, through-put or other arrangement of whatever nature having the effect of assuring or holding harmless any Person against loss with respect to any obligation of such other Person; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by the Person subject to such obligation.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “Controlled by” shall have the concomitant meaning.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Extension” means the making of an Advance or the issuance of a Letter of Credit hereunder.

“Current Assets” has the meaning set forth in Section 11.1.1.

“Current Liabilities” has the meaning set forth in Section 11.1.1.

“Current Ratio” has the meaning set forth in Section 11.1.1.

“DCH” means DCH Auto Group (USA) Inc., a Delaware corporation.

“DCH Acquisition” means the purchase by the Company of all of the issued and outstanding capital stock of DCH pursuant to and in accordance with the terms of the DCH Acquisition Agreement and the other DCH Acquisition Documents.

“DCH Acquisition Agreement” means the Stock Purchase Agreement, dated June 14, 2014, between the Company and DCH Auto Group (USA) Limited, a British Virgin Islands corporation, as amended by that certain memorandum from George Liang to Chris Holzshu dated June 30, 2014 and consented to by the Company, and as amended by that certain First Amendment to Stock Purchase Agreement, dated as of July 15, 2014, between the Company and DCH Auto Group (USA) Limited.

“DCH Acquisition Documents” means, collectively, (a) the DCH Acquisition Agreement, (b) the Stock Redemption Agreement, dated June 14, 2014, between DCH and Shau-wai Lam, and (c) each of the other “Transaction Documents” as such term is defined in the DCH Acquisition Agreement.

“DDA” has the meaning set forth in Section 4.2.7(b).

“Dealership” means a Subsidiary of the Company whose primary business is the retail sales or retail sale and lease of new and/or used automobiles and trucks.

“Dealership Loan Limit” has the meaning set forth in Section 2.3.1(b).

“Dealership Sublimit” has the meaning set forth in Section 2.3.1(b).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Deemed Sale” has the meaning set forth in Section 2.3.3(c).

“Default” means any Event of Default or any event which with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to 6.14.2, any Lender that (a) has failed to (i) fund all or any portion of its Loans within three (3) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Agent, the LC Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within three (3) Business Days of the date when due, (b) has notified any Borrower, the Agent, the LC Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Company, to confirm in writing to the Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (other than an Undisclosed Administration), including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 6.14.2) upon delivery of written notice of such determination to the Company, the LC Issuer, the Swing Line Lender and each Lender.

“Default Rate” has the meaning set forth in Section 6.1.2.

“Demo” means any New Vehicle (except that any mileage limitations included in the definition for a particular type of Vehicle shall not be applicable to Demos) that is used by a Dealership as a demonstration unit.

“Disclosure Schedule” means the Disclosure Schedule attached hereto.

“Dollar” or “$” means lawful money of the United States of America.

“EBITDAR” has the meaning set forth in Section 11.1.2.

“Eligible Account” means amounts owed by a customer to a Dealership for parts or accessories sold to such customer or for services performed for such customer, in which Agent has a perfected first priority security interest, which is due and payable in full not more than 60 days after date of sale or invoice, and which is not more than 60 days past due.

“Eligible Assignee” means (a) a Lender; (b) an Approved Fund; (c) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization; (d) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (d); or (e) the central bank of any country that is a member of the OECD; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

“Eligible New Vehicle” means a New Vehicle owned by a New Vehicle Floorplan Dealership which is an Eligible Vehicle and in which Agent has a perfected first priority security interest.

“Eligible Real Property” means Real Property owned exclusively by any Real Estate Subsidiary, which satisfies all requirements set forth in Section 9.4 and which is included in the Revolving Loan Borrowing Base.

“Eligible Receivables” means amounts owing to the Company or a Subsidiary in which Agent has a perfected first priority security interest, which are (a) Eligible Accounts; (b) commissions owed to the Dealerships by financial institutions or finance companies which are not Affiliates of any Loan Party in connection with the purchase by such institutions of retail installment contracts and leases arising from the sale or lease of New Vehicles and Used Vehicles (finance receivables), which have not remained unpaid for more than 90 days, or (c) amounts owed to the Company or a Dealership by a manufacturer of Vehicles as incentive payments, rebates, factory credits and the like, but excluding factory holdbacks (factory receivables),which have not remained unpaid for more than 90 days, subject to the exclusion by Agent of such amounts which are owed to the Company or a Dealership by a manufacturer which has commenced or had commenced against it, any proceeding under any present or future bankruptcy law.

“Eligible Vehicle” means an automobile or truck with a gross vehicle weight of no more than 16,000 pounds, which satisfies the following requirements:

(a)     The vehicle is owned by a Dealership, subject to a perfected security interest in favor of Agent, and free of any title defects, liens, security interests, leases, bailments, consignments or other interests of any Person other than Agent, except as agreed by Agent in writing.

(b)     Unless the vehicle is a Demo, or is in transit from the seller, it is located at locations which the Dealerships disclosed to Agent and which are acceptable to Agent. If the vehicle is in transit from a seller, then upon receipt by a Dealership it will be located at one of such locations.

(c)     The vehicle is held for sale or lease in the ordinary course of a Dealership’s business.

(d)     The vehicle is undamaged and of good and merchantable quality.

(e)     The vehicle is otherwise acceptable to Agent.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) Hazardous Substances, (b) the protection of the environment, (c) personal injury or property damage relating to the release or discharge of Hazardous Materials, (d) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (e) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof, all as now existing or hereafter amended or adopted.

“Environmental Reports” has the meaning set forth in Section 9.4.2.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any rule or regulation promulgated thereunder.

“ERISA Affiliate” means, as applied to a Loan Party, any trade or business (whether or not incorporated) that, together with such Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “Reportable Event” (b) failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of any Loan Party or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition upon any Loan Party or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency Base Rate” means the applicable interest settlement rate for Dollar LIBOR for one month appearing on the applicable Reuters Screen LIBOR01 as of 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the Reprice Date, provided that, if the applicable Reuters Screen LIBOR01 (or any successor or substitute page on such screen) for Dollar LIBOR (or any successor or substitute page) is not available to the Agent for any reason, the applicable Eurocurrency Base Rate for one month shall instead be the applicable interest settlement rate for deposits in Dollar LIBOR for one month as reported by any other generally recognized financial information service selected by the Agent, as of 11:00 a.m. (London time) on the applicable Business Day, provided that, if no such interest settlement rate is available to the Agent, the applicable Eurocurrency Base Rate for one month shall instead be the rate determined by the Agent to be the rate at which Agent or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) on the applicable Business Day in the approximate amount of the relevant Revolving Loan Advance, New Vehicle Floorplan Advance, Used Vehicle Floorplan Advance, or Swing Line Loan and having a maturity equal to one month. For purposes of determining any interest rate hereunder or under any other Loan Document which is based on the Eurocurrency Base Rate, such interest rate shall change monthly on each Reprice Date.

“Eurocurrency Loans” has the meaning set forth in Section 7.1(b).

“Eurocurrency Rate” means the quotient of (a) the Eurocurrency Base Rate divided by (b) one minus the applicable Reserve Requirement (expressed as a decimal).

“Event of Default” means the occurrence of any event described in Section 14.1.

“Excluded Funded Debt” has the meaning set forth in Section 13.10(l).

“Excluded Items” has the meaning set forth in Section 11.1.2.

“Excluded Subsidiary” means any of (a) LCDC or (b) any present or future Subsidiary of the Company that is formed for the sole purpose of making Investments permitted under Section 13.6(p).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Guarantor Swap Obligation if, and only to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Guarantor Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Guarantor Swap Obligation. If a Guarantor Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Guarantor Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation, the LC Issuer, and the Agent, (a) Taxes imposed on its overall net income, franchise Taxes, and branch profits Taxes imposed on it, by the respective jurisdiction under the laws of which such Lender, the LC Issuer or the Agent is incorporated or is organized or in which its principal executive office is located or, in the case of a Lender, in which such Lender’s applicable Lending Installation is located, (b) in the case of a Non-U.S. Lender, any withholding tax that is imposed on amounts payable to such Non-U.S. Lender pursuant to the laws in effect at the time such NonU.S. Lender becomes a party to this Agreement or designates a new Lending Installation, except in each case to the extent that, pursuant to Section 7.4.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Installation, or is attributable to the Non-U.S. Lender’s failure to comply with Section 7.4.6, and (c) any U.S. federal withholding taxes imposed by FATCA.

“Existing Letters of Credit” has the meaning set forth in Section 5.2.

“Existing Loan Agreement” has the meaning set forth in Recital A.

“Existing Subsidiary Joinder Agreement” means an agreement substantially in the form attached hereto as Exhibit K.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Pacific time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries, the last day of which is December 31.

“Fixed Charge Coverage Ratio” has the meaning set forth in Section 11.1.2.

“Fleet Sale Contract” means an agreement or series of agreements by a Dealership to sell more than five New Vehicles to a purchaser if at any time there will be more than five Vehicles for which such Dealership has not been paid in full, and shall include all documents evidencing such sale, including the contract or contracts between such Dealership and the purchaser, delivery agreements and purchase orders.

“Fleet Vehicle” means a New Vehicle that is to be sold by a Dealership pursuant to a Fleet Sale Contract.

“FLSA” means the Fair Labor Standards Act of 1938, as amended from time to time, and the regulations promulgated thereunder.

“Former Lender” has the meaning set forth in Section 9.3.1.

“Former Lender Loan” means a loan made by a Former Lender to finance a New Vehicle Floorplan Dealership’s New Vehicles.

“Franchise Agreement” has the meaning set forth in Section 10.21.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the LC Issuer, such Defaulting Lender’s ratable share of the LC Obligations with respect to Letters of Credit issued by the LC Issuer other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s ratable share of outstanding Swing Line Loans made by the Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means (a) Indebtedness of the type described in clauses (a), (b), (c), and (f) of the definition of Indebtedness, and (b) indebtedness of Crown Automotive to Bank of the West which is guaranteed by the Company; provided, however, that Funded Debt shall not include unsecured trade accounts payable incurred in the ordinary course of business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) which are applicable to the circumstances as of the date of application.

“Governmental Approval” means any authorization, order, consent, adjudication, approval, certificate of compliance, license, permit, validation, or exemption from, contract with, registration or filing with, or report or notice to, any Governmental Body required or permitted by Applicable Law.

“Governmental Body” means (a) any foreign or domestic federal, state or local government or municipality or political subdivision of any government or municipality, (b) any assessment, improvement, community facilities or other special taxing district, (c) any governmental or quasi-governmental body, authority, board, bureau, commission, corporation, department, instrumentality or public body, (d) any court, administrative tribunal, arbitrator, public utility or regulatory body, or (e) any central bank or comparable authority.

“Guarantor” means each Subsidiary which at any time executes a Guaranty of the Revolving Loan Obligations and Used Vehicle Floorplan Obligations for the benefit of Agent and the Lenders, it being understood that each present and future Subsidiary of the Company shall be or become a Guarantor, including, without limitation, DCH and each Subsidiary of DCH, but excluding Excluded Subsidiaries.

“Guarantor Joinder Agreement” means an agreement substantially in the form attached hereto as Exhibit J.

“Guarantor Obligations” means all present and future indebtedness and obligations of each present and future Guarantor to Agent and the Lenders pursuant to any Guaranty at any time executed by any Guarantor; provided that the Guarantor Obligations shall exclude all Excluded Swap Obligations.

“Guarantor Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Guaranty” means each guaranty of the Revolving Loan Obligations and Used Vehicle Floorplan Obligations heretofore, contemporaneously herewith or hereafter executed by any Person, substantially in the form attached hereto as Exhibit G.

“Hazardous Substance” means (a) any substance or material now or hereafter defined or designated as a hazardous, toxic or radioactive material, waste or substance, or as a pollutant or contaminant (or designated by any other similar term), by any Environmental Law now or hereafter in effect; (b) asbestos and any substance or compound containing asbestos; (c) petroleum, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas) and ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources; (d) urea formaldehyde foam insulation; (e) polychlorinated biphenyls (PCBs); (f) radon; and (g) any other chemical, material, or substance, exposure to which (because of its quantity, concentration, or physical or chemical characteristics) is limited or regulated for health and safety reasons by any governmental authority, or which poses a significant present or potential hazard to human health and safety or to the environment if released into the workplace or the environment.

“Highest Lawful Rate” shall mean, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law, stated as a rate per annum.

“Increasing Lender” has the meaning set forth in Section 6.12.2.

“Indebtedness” means, without duplication, with respect to any Person, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) all obligations evidenced by bonds, notes, debentures, convertible debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default, acceleration, or termination are limited to repossession or sale of such property), (d) all obligations under letters of credit, bankers’ and trade acceptances, surety bonds and similar instruments, (e) all obligations under Swap Contracts, (f) all Capitalized Lease Obligations and all obligations as lessee under Synthetic Leases, (g) all obligations that are required in accordance with GAAP to be included as liabilities on such Person’s balance sheet, (h) all Contingent Obligations, and (i) all Indebtedness referred to in clause (a), (b), (c), (d), (e), (f), (g), and (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (j) if any Event of Default described in Section 14.1.12 has occurred, the liability, if any, related thereto. For purposes of this definition, the Indebtedness of any Person shall include the indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer.

“Indemnified Persons” has the meaning set forth in Section 5.12.

“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than Excluded Taxes and Other Taxes.

“Initial Condition” has the meaning set forth in Section 9.1.

“Investments” has the meaning set forth in Section 13.6.

“Landlord’s Consent” has the meaning set forth in Section 12.13.

“LC Agreement” has the meaning set forth in Section 5.3.

“LC Application” has the meaning set forth in Section 5.3.

“LC Collateral Account” has the meaning set forth in Section 5.11.

“LCDC” means Lithia Community Development Company, Inc., an Oregon corporation.

“LC Fee” has the meaning set forth in Section 5.10.1.

“LC Fee Percentage” has the meaning set forth in the Pricing Schedule.

“LC Issuer” means U.S. Bank (or any subsidiary or affiliate of U.S. Bank designated by U.S. Bank) in its capacity as issuer of Letters of Credit hereunder.

“LC Obligations” means, as of any date of determination, the sum, without duplication, of (a) the aggregate undrawn stated amount under Letters of Credit outstanding at such time, plus (b) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“Lender” has the meaning set forth in the introductory paragraph and includes, as the context requires, the LC Issuer and Swing Line Lender.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof (in the case of the Agent) or on its Questionnaire (in the case of a Lender) or otherwise selected by such Lender or the Agent pursuant to Section 6.3.2.

“Letter of Credit” means any of the Existing Letters of Credit and any letter of credit issued pursuant to Article 5.

“Letter of Credit Commitment” (which is a sublimit of the Revolving Loan Commitment) means an amount equal to $30,000,000.00.

“Leverage Ratio” has the meaning set forth in Section 11.1.3.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the interest of a lessor under a Capital Lease or Synthetic Lease and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence of any of the foregoing).

“Loan” or “Loans” means any one or more of the New Vehicle Floorplan Loans, Used Vehicle Floorplan Loans, Revolving Loans and Swing Line Loans.

“Loan Documents” means this Agreement, the LC Agreements, the Letters of Credit, the LC Applications, the Collateral Documents, the Guaranties, and all other documents and instruments attached hereto, referred to herein, heretofore or contemporaneously herewith or hereafter executed or delivered to Agent and the Lenders by any Loan Party in connection with the Obligations.

“Loan Party” means any Borrower or Guarantor.

“LRE” means Lithia Real Estate, Inc., an Oregon corporation.

“Majority Acquisition” means any Acquisition of Equity Interests of an entity, in which the Company is not permitted to hold 100% of such equity interests because of limitations imposed by the relevant manufacturer’s Franchise Agreement.

“Material Adverse Effect” means a (a) material adverse change in or material adverse effect upon the business, management, properties, prospects, condition (financial or otherwise), assets or operations of a Borrower, or the Company and its Subsidiaries taken as a whole; or (b) a material adverse effect upon or material impairment in (i) the attachment, perfection, or priority of the security interests of Agent and the Lenders in the Collateral or in the value of any material part of the Collateral; (ii) the ability of a Borrower or the Company and its Subsidiaries taken as a whole to perform its or their obligations under this Agreement or any other Loan Document; or (iii) the legality, validity, binding effect or enforceability of or the rights and remedies available to Agent and the Lenders under this Agreement or any other Loan Document.

“Maximum Revolving Loan Amount” means, as of any date of determination, the lesser of (a) the Aggregate Revolving Loan Commitment minus any Reserve Amount; and (b) the Revolving Loan Borrowing Base at such time minus any Reserve Amount.

“Maximum Used Vehicle Floorplan Amount” means, as of any date of determination, the lesser of (a) the Aggregate Used Vehicle Floorplan Commitment; and (b) the Used Vehicle Borrowing Base.

“Measurement Period” has the meaning set forth in Section 11.1.2.

“Minimum Collateral Amount” means, with respect to a Defaulting Lender, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 100% of the Fronting Exposure of the LC Issuer with respect to such Defaulting Lender for all Letters of Credit issued and outstanding at any such time and (b) otherwise, an amount determined by the Agent and the LC Issuer in their sole discretion.

“Minority Dealer Affiliate” has the meaning set forth in Section 13.6(k).

“Modify” and “Modification” has the meaning set forth in Section 5.1.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which any Loan Party or any ERISA Affiliate is a party to which more than one employer is obligated to make contributions.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, with respect to any Swap Contract, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Swap Contract. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Contract as of the date of determination (assuming the Swap Contract were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Contract as of the date of determination (assuming such Swap Contract were to be terminated as of that date).

“New Dealership” has the meaning set forth in Section 13.13(a).

“New Vehicle” means a Vehicle that has never been owned except by a manufacturer, distributor or dealer (including a vehicle acquired by trade with another dealer); has never been registered or titled; is of the current or immediately preceding model year; and, except for a Demo, has not been driven more than 500 total miles.

“New Vehicle Floorplan Advance” means a borrowing consisting of the New Vehicle Floorplan Loans to be made by the Lenders on any date.

“New Vehicle Floorplan Borrower” means the Company, any Dealership executing this Agreement as a New Vehicle Floorplan Borrower and any Dealership which hereafter becomes a New Vehicle Floorplan Borrower in accordance with the requirements of this Agreement, in its capacity as a borrower under the credit facilities described in Article 2 of this Agreement.

“New Vehicle Floorplan Borrowing Rate” means the sum of (a) the Eurocurrency Rate plus (b) the New Vehicle Floorplan Margin.

“New Vehicle Floorplan Commitment” means for each Lender, the obligation of such Lender to make New Vehicle Floorplan Loans to the New Vehicle Floorplan Borrowers and to participate in New Vehicle Swing Line Loans, in an aggregate amount not exceeding the amount set forth for such Lender on Schedule 1, as such amount may be modified as the result of any assignment or as otherwise modified from time to time pursuant to Section 6.17 or the other provisions hereof.

“New Vehicle Floorplan Commitment Fee” has the meaning set forth in Section 2.1.7.

“New Vehicle Floorplan Commitment Fee Rate” has the meaning set forth in the Pricing Schedule.

“New Vehicle Floorplan Dealership” means each New Vehicle Floorplan Borrower except the Company.

“New Vehicle Floorplan Loan” has the meaning set forth in Section 2.1.1.

“New Vehicle Floorplan Margin” has the meaning set forth in the Pricing Schedule.

“New Vehicle Floorplan Obligations” means all present and future New Vehicle Floorplan Loans, New Vehicle Swing Line Loans, and other debts, liabilities, obligations, reimbursements, indemnities, covenants, warranties, duties and obligations relating thereto of each New Vehicle Floorplan Borrower to Agent and the Lenders under this Agreement, and the other Loan Documents, whether now or hereafter existing or incurred, whether liquidated or unliquidated, whether absolute or contingent, and including without limitation principal, interest, fees, Attorney Costs, expenses and charges relating to any of the foregoing.

“New Vehicle Loan” means a New Vehicle Floorplan Loan or New Vehicle Swing Line Loan.

“New Vehicle Loan Advance” means any New Vehicle Floorplan Advance or any New Vehicle Swing Line Loan made to finance Eligible New Vehicles.

“New Vehicle Loan Advance Date” means (a) with respect to any New Vehicle (other than a New Vehicle previously financed with a Former Lender Loan or an advance under the Existing Loan Agreement), the date the New Vehicle Loan Advance was made to finance such Vehicle; (b) with respect to any New Vehicle previously financed by a Former Lender and refinanced with a New Vehicle Loan Advance, the date the advance was made by the Former Lender to finance the applicable Vehicle; and (c) with respect to any New Vehicle previously financed under the Existing Loan Agreement, the date the advance was made under the Existing Loan Agreement to finance the applicable Vehicle.

“New Vehicle Monthly Payment Date” means the tenth day of each month, or if such day is not a Business Day, the next Business Day.

“New Vehicle Swing Line Commitment” (which is a sublimit of the Aggregate New Vehicle Floorplan Commitment) means an amount equal to $60,000,000.00 plus the aggregate balance in all PR Accounts.

“New Vehicle Swing Line Loan” has the meaning set forth in Section 2.2.1.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Lender” means a Lender that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Obligations” means all present and future Loans, New Vehicle Floorplan Obligations, Used Vehicle Floorplan Obligations, Revolving Loan Obligations, LC Obligations, and other debts, liabilities, obligations, reimbursements, indemnities, covenants, warranties, duties and obligations of any one or more of the Borrowers to Agent and the Lenders under the LC Agreements, LC Applications, the Letters of Credit, this Agreement, and the other Loan Documents, whether now or hereafter existing or incurred, whether liquidated or unliquidated, whether absolute or contingent, and including without limitation principal, interest, fees, Attorney Costs, expenses and charges relating to any of the foregoing; provided, however, that the Obligations shall exclude all Excluded Swap Obligations.

“Other Floor Plan Financing” means extensions of credit to a Dealership by an Other Floorplan Lender (other than extensions of credit under this Agreement), all proceeds of which are used to purchase or finance Service Loaner Vehicles.

“Other Floor Plan Lender” means a motor vehicle manufacturer or distributor or a financial institution or commercial finance company acceptable to Agent which is affiliated with a motor vehicle manufacturer or distributor and which provides financing for Service Loaner Vehicles to a Dealership.

“Other New Subsidiary” means a Subsidiary, (a) 100% of the Equity Interests of which are owned, directly or indirectly by the Company, (b) which is not in the business of selling, servicing or leasing motor vehicles or owning real property and (c) with respect to which the Loan Parties have complied with the requirements of Section 12.17.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (a) the then outstanding principal amount of its New Vehicle Floorplan Loans, Used Vehicle Floorplan Loans and Revolving Loans, plus (b) an amount equal to its ratable share of the aggregate principal amount of Swing Line Loans outstanding at such time, plus (c) an amount equal to its ratable share of the LC Obligations at such time.

“Outstanding New Vehicle Floorplan Exposure” means, as to any Lender at any time, the sum of (a) the then outstanding principal amount of its New Vehicle Floorplan Loans, plus (b) an amount equal to its ratable share of the aggregate principal amount of New Vehicle Swing Line Loans outstanding at such time.

“Outstanding Revolving Loan Exposure” means, as to any Lender at any time, the sum of (a) the then outstanding principal amount of its Revolving Loans, plus (b) an amount equal to its ratable share of the aggregate principal amount of Revolving Swing Line Loans outstanding at such time, plus (c) an amount equal to its ratable share of the LC Obligations at such time.

“Outstanding Used Vehicle Floorplan Exposure” means, as to any Lender at any time, the sum of (a) the then outstanding principal amount of its Used Vehicle Floorplan Loans, plus (b) an amount equal to its ratable share of the aggregate principal amount of Used Vehicle Swing Line Loans outstanding at such time.

“Participant” has the meaning set forth in Section 17.3.1.

“Participant Register” has the meaning set forth in Section 17.3.3.

“Payment Commitment” means a commitment entered into between Agent and a manufacturer or distributor, providing for payment of funds directly to such manufacturer or distributor in payment for a New Vehicle Floorplan Borrower’s purchase of New Vehicles from such manufacturer or distributor.

“Payment Commitment Collateral Account” has the meaning set forth in Section 2.3.5.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Per Annum Fee” has the meaning set forth in Section 6.16.

“Permitted Acquisition” means an Acquisition which is permitted by Section 13.13.

“Permitted Brand” means Acura, Audi, BMW, Buick, Cadillac, Chevrolet, Chrysler, Dodge, Fiat, Ford, GMC, Honda, Hyundai, Infiniti, Jaguar, Jeep, Kia, Land Rover, Lexus, Lincoln, Mazda, Mercedes-Benz, MINI, Mitsubishi, Nissan, Porsche, Ram, Scion, smart, Sprinter, Subaru, Suzuki, Toyota, Volkswagen or Volvo.

“Permitted Liens” means Liens permitted by Section 13.3.

“Permitted New Dealership” means a Dealership (a) 100% (or if the Company is not permitted to hold 100% of such Equity Interests because of limitations imposed by the relevant manufacturer’s franchise agreement, at least 80%) of the Equity Interests of which are owned, directly or indirectly by the Company, (b) which is organized to own and operate a newly established automobile dealership point, and (c) with respect to which the Loan Parties have complied with the requirements of Section 12.17.

“Permitted Restrictions” means restrictions on the ability of any Subsidiary to declare or pay any dividend or make other distributions, or to advance or loan funds, to the Company, to grant Liens on the assets of such Subsidiary, to secure the Obligations or the Guarantor Obligations or to guaranty the Obligations: (a) as set forth on the Disclosure Schedule on the Closing Date, including restrictions imposed by existing Other Floor Plan Financing arrangements; (b) pursuant to modifications to Other Floor Plan Financing arrangements in effect on the Closing Date, provided that such modifications are not materially more restrictive; (c) pursuant to Other Floor Plan Financing arrangements with any Other Floor Plan Lender other than a Person which is an Other Floor Plan Lender on the Closing Date; (d) applicable to a Person at the time such Person becomes a Subsidiary and not created in contemplation of such an event; (e) resulting from manufacturer-imposed modifications to any Franchise Agreement; or (f) imposed by applicable law.

“Permitted Swap Obligations” means Swap Obligations of the Company under Swap Contracts which are entered into or maintained by the Company with a Lender, which are entered into in the ordinary course of business for risk management purposes and not for speculative purposes, and which are permitted by the terms of Section 13.10 (c) of this Agreement .

“Person” means any natural person, corporation, general or limited partnership, joint venture, limited liability company, firm, trust, association, unincorporated organization, government, political subdivision or any agency, department, or instrumentality thereof, or any other entity or organization, whether acting in an individual, fiduciary or other capacity.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which any Loan Party or any ERISA Affiliate may have any liability.

“Pledge Agreement” means a pledge agreement substantially in the form attached hereto as Exhibit E.

“PR Account” has the meaning set forth in Section 2.6.

“PR Account Advance” has the meaning set forth in Section 2.6.2.

“PR Account Borrower” has the meaning set forth in Section 2.6.

“PR Account Payment” has the meaning set forth in Section 2.6.1.

“Pricing Schedule” means the Schedule attached hereto which is identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Agent or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Principal” means Sidney D. DeBoer, Bryan DeBoer or another successor, or successors, reasonably acceptable to Agent and the Required Lenders.

“Prohibited Transaction” means any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

“Properties” has the meaning set forth in Section 12.6.

“Pro Rata Share” means, as the context requires (a) with respect to the Aggregate Lender Commitment or Outstanding Credit Exposure of any Lender, (i) the percentage obtained by dividing such Lender’s Aggregate Lender Commitment by the Aggregate Commitment, or (ii) if all of the Commitments have been terminated or have expired, the percentage obtained by dividing such Lender’s Outstanding Credit Exposure at such time by the Aggregate Outstanding Credit Exposure at such time;

(b) with respect to the New Vehicle Floorplan Commitment or Outstanding New Vehicle Floorplan Exposure of any Lender (i) the percentage obtained by dividing such Lender’s New Vehicle Floorplan Commitment by the Aggregate New Vehicle Floorplan Commitment, or (ii) if all New Vehicle Floorplan Commitments have been terminated or expired, the percentage obtained by dividing such Lender’s Outstanding New Vehicle Floorplan Exposure by the Aggregate Outstanding New Vehicle Floorplan Exposure;

(c) with respect to the Used Vehicle Floorplan Commitment or Outstanding Used Vehicle Floorplan Exposure of any Lender (i) the percentage obtained by dividing such Lender’s Used Vehicle Floorplan Commitment by the Aggregate Used Vehicle Floorplan Commitment, or (ii) if all Used Vehicle Floorplan Commitments have been terminated or expired, the percentage obtained by dividing such Lender’s Outstanding Used Vehicle Floorplan Exposure by the Aggregate Outstanding Used Vehicle Floorplan Exposure; or

(d) with respect to the Revolving Loan Commitment or Outstanding Revolving Loan Exposure of any Lender, (i) the percentage obtained by dividing such Lender’s Revolving Loan Commitment by the Aggregate Revolving Loan Commitment, or (ii) if all Revolving Loan Commitments have been terminated or expired the percentage obtained by dividing such Lender’s Outstanding Revolving Loan Exposure by the Aggregate Outstanding Revolving Loan Exposure;

provided, however that when a Defaulting Lender shall exist, the Commitments, Outstanding Credit Exposure, Outstanding New Vehicle Floorplan Exposure, Outstanding Used Vehicle Floorplan Exposure and Outstanding Revolving Loan Exposure of the Defaulting Lender shall be disregarded in determining the Aggregate Commitment (or Aggregate Outstanding Credit Exposure), Aggregate New Vehicle Floorplan Commitment (or Aggregate Outstanding New Vehicle Floorplan Exposure), Aggregate Used Vehicle Floorplan Commitment (or Aggregate Outstanding Used Vehicle Floorplan Exposure), or Aggregate Revolving Loan Commitment (or Aggregate Outstanding Revolving Loan Exposure).

“Quarterly Payment Date” means the tenth day of each January, April, July and October or, if such day is not a Business Day, the next succeeding Business Day.

“Real Estate Subsidiary” means any of (a) Montclair Development LLC, a New Jersey limited liability company, (b) DCH California Investments LLC, a California limited liability company, (c) DCH Investments Inc., a New York corporation, (d) DCH Investments Inc., a New Jersey corporation, (e) DCH Delaware LLC, a Delaware limited liability company, (f) DCH Urban Renewal, L.L.C., a New Jersey limited liability company, and (g) LRE.

“Real Property” means real property acceptable to Agent which is owned by any Real Estate Subsidiary occupied by a Dealership as a motor vehicle sales facility.

“Reallocation” has the meaning set forth in Section 6.17.1.

“Reallocation Request” has the meaning set forth in Section 6.17.2.

“Refunding New Vehicle Floorplan Loan” has the meaning set forth in Section 2.2.6(a).

“Refunding Revolving Loan” has the meaning set forth in Section 4.2.6(a)(i).

“Refunding Used Vehicle Floorplan Loan” has the meaning set forth in Section 3.2.6(a)(i).

“Register” has the meaning set forth in Section 17.5.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Revolving Loan Borrower then outstanding to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Letters of Credit.

“Related Principal Portion” means, with respect to each New Vehicle financed with a New Vehicle Loan Advance, the principal amount advanced under this Agreement to finance that Vehicle.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Reprice Date” means the first day of each month.

“Repurchase Agreement” means an agreement by a manufacturer or distributor of New Vehicles (which may be a separate agreement or may be included in a Seller Agreement or Payment Commitment), in which such manufacturer agrees to repurchase New Vehicles originally purchased by a New Vehicle Floorplan Dealership from such manufacturer, all in form and substance reasonably acceptable to Agent.

“Required Lenders” means Lenders holding in the aggregate more than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders holding in the aggregate more than 50% of the Aggregate Outstanding Credit Exposure provided that, Required Lenders shall at no time be less than two unaffiliated Lenders. The Commitments and Outstanding Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders.

“Required Repayment Date” has the meaning set forth in Section 2.3.3(b).

“Reserve Amount” has the meaning set forth in Section 4.1.9.

“Reserve Requirement” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Loan Party, or any option, warrant or other right to acquire any such Equity Interests in any Loan Party.

“Revolving Loan” has the meaning set forth in Section 4.1.1.

“Revolving Loan Advance” means a borrowing consisting of the Revolving Loans to be made by the Lenders on any date.

“Revolving Loan Availability” means, as of any date of determination, an amount equal to (a) the Maximum Revolving Loan Amount at such time minus (b) the sum of the then outstanding principal balance of the Revolving Loans, Revolving Swing Line Loans and LC Obligations.

“Revolving Loan Borrower” means the Company, in its capacity as an obligor on the Revolving Loan Obligations and LC Obligations which relate to the credit facilities described in Article 4.

“Revolving Loan Borrowing Base” means, as of any date of determination:

(a)          an amount equal to the sum, without duplication, on such date of:

(i)       100% of the amounts (excluding commissions included in clause (b) of the definition of Eligible Receivables) owing to the Dealerships in which Agent has a perfected first priority security interest, which are owed to the Dealerships by financial institutions or finance companies which are not Affiliates of any Loan Party for the purchase by such institutions of retail installment contracts and leases arising from the sale or lease of New Vehicles and Used Vehicles (contracts in transit), which have not remained unpaid for more than 15 days.

(ii)      80% of the amount of Eligible Receivables.

(iii)     100% of the sum of the manufacturer’s or distributor’s invoices (including freight, advertising and holdbacks) for Eligible New Vehicles.

(iv)     100% of the amount of the Used Vehicle Borrowing Base.

(v)      75% of the Value of Eligible Real Property; provided, that this component of the Revolving Loan Borrowing Base shall not at any time exceed $25,000,000.00.

(vi)     60% of (A) the net book value of the inventory of the Company and its Subsidiaries consisting of new parts and accessories in which Agent has a perfected first priority security interest; minus (B) the unpaid acquisition cost owed to sellers or financers of such inventory.

(vii)     30% of (A) the net book value of equipment (excluding fixtures, aircraft, and Service Loaner Vehicles) of the Company and its Subsidiaries in which Agent has a perfected first priority security interest, minus (B) the principal amount of indebtedness or obligations to any Person (other than the Obligations) which is secured by any equipment.

(b)          Minus, the sum of the then outstanding aggregate principal balance of New Vehicle Floorplan Loans, New Vehicle Swing Line Loans, Used Vehicle Floorplan Loans and Used Vehicle Swing Line Loans.

“Revolving Loan Borrowing Base Certificate” means a certificate substantially in the form attached as Exhibit C, or in such other form as is acceptable to Agent.

“Revolving Loan Borrowing Rate” means the sum of (a) the Eurocurrency Rate, plus (b) the Revolving Loan Margin.

“Revolving Loan Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to the Revolving Loan Borrower, and participate in Revolving Swing Line Loans and Letters of Credit in an aggregate amount not exceeding the amount set forth on Schedule 1, as such amount may be modified as a result of any assignment or as otherwise modified from time to time pursuant to Section 6.17 or the other provisions hereof.

“Revolving Loan Commitment Fee” has the meaning set forth in Section 4.1.7.

“Revolving Loan Commitment Fee Rate” has the meaning set forth in the Pricing Schedule.

“Revolving Loan Margin” has the meaning set forth in the Pricing Schedule.

“Revolving Loan Obligations” means all present and future Revolving Loans, Revolving Swing Line Loans, LC Obligations, and other debts, liabilities, obligations, reimbursements, indemnities, covenants, warranties, duties and obligations relating thereto of the Revolving Loan Borrower to Agent and the Lenders under the LC Agreements, LC Applications, the Letters of Credit, this Agreement, and the other Loan Documents, whether now or hereafter existing or incurred, whether liquidated or unliquidated, whether absolute or contingent, and including without limitation principal, interest, fees, Attorney Costs, expenses and charges relating to any of the foregoing.

“Revolving Swing Line Commitment” (which is a sublimit of the Aggregate Revolving Loan Commitment) means an amount equal to $40,000,000.00.

“Revolving Swing Line Loan” has the meaning set forth in Section 4.2.1.

“Risk-Based Capital Guidelines” means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and, in each case, any amendments to such regulations.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Security Agreement” means a security agreement substantially in the form attached hereto as Exhibit F.

“Seller Agreement” means any material agreement between the Company or any of its Subsidiaries and a manufacturer, distributor or other seller of New Vehicles (including without limitation Franchise Agreements, distribution agreements, framework agreements, and the like).

“Seller Notes” has the meaning set forth in Section 13.6(m).

“Service Loaner Vehicle” means a Vehicle that is obtained by a Dealership directly from a manufacturer or distributor and which is used for short-term rental in the ordinary course of business or as a service loaner.

“Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the assets of such Person, at a fair valuation is greater than the debts and liabilities, subordinated, contingent or otherwise, of such Person; (b) the present fair saleable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted; and (e) such Person does not intend to, and does not believe that it will incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature, taking into account the timing of and amounts of cash to be received by it and the timing of the amounts of cash to be payable on or in respect of its indebtedness.

“Stated Rate” has the meaning set forth in Section 6.11.

“Subordinated Debt” means unsecured indebtedness of a Borrower which is subordinated to the payment of the Obligations by an agreement acceptable to Agent and Required Lenders and that has subordination terms, covenants, pricing and other terms that have been approved in writing by the Required Lenders.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or Controlled, directly or indirectly, by such Person or by one or more of such Person’s Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or other business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or Controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.

“Swap Contract” means any rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures and including without limitation all contracts, agreements, master agreements, schedules, confirmations, and other documents relating thereto.

“Swap Obligations” means any and all obligations, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) Swap Contracts and (b) cancellations, buy backs, reversals, terminations or assignments of Swap Contracts.

“Swap Termination Value” means in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) prior to such date the Net Mark to Market Exposure with respect thereto.

“Sweep Advance” has the meaning set forth in Section 3.2.7(a).

“Swing Line Lender” means U.S. Bank.

“Swing Line Loan” means a New Vehicle Swing Line Loan, Used Vehicle Swing Line Loan, or Revolving Swing Line Loan.

“Synthetic Lease” means any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, including interest, additions to tax and penalties applicable thereto.

“Terminating Borrower” has the meaning set forth in Section 13.1.1(b).

“Termination Agreement” means an agreement substantially in the form attached as Exhibit H.

“Termination Date” means [October 1], 2019, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Title Documents” means all manufacturer’s certificates of origin, manufacturers’ statements of origin, certificates of title, certificates of ownership and any other documents evidencing ownership of a motor vehicle or the transfer of ownership of a motor vehicle from a manufacturer or another dealer to a Dealership, and all warehouse receipts, bills of lading and other negotiable documents of title.

“Title Report” has the meaning set forth in Section 9.4.2.

“U.S. Bank” means U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.

“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Used Vehicle” means a Vehicle which is held by a Dealership for sale in the ordinary course of business and which is not a New Vehicle or Service Loaner Vehicle.

“Used Vehicle Borrowing Base” means, as of any date of determination, an amount equal to the sum, without duplication, on such date of: 85% of (a) the net book value of Used Vehicles of the Dealerships which are Eligible Vehicles in which Agent has a perfected first priority security interest and which have been owned or held for sale or lease by any Dealership for 180 days or less; minus (b) the aggregate outstanding principal amount of any indebtedness or obligation to any Person (other than the Obligations) which is secured by the Used Vehicles, including but not limited to amounts owing to holders of any lien or security interest in a Used Vehicle at the time it is traded in, sold to, or otherwise acquired by any Dealership.

“Used Vehicle Borrowing Base Certificate” means a certificate substantially in the form attached as Exhibit B, or in such other form as is acceptable to Agent.

“Used Vehicle Floorplan Advance” means a borrowing consisting of the Used Vehicle Floorplan Loans to be made by the Lenders on any date.

“Used Vehicle Floorplan Borrower” means the Company, in its capacity as an obligor on the Used Vehicle Floorplan Obligations which relate to the credit facilities described in Article 3.

“Used Vehicle Floorplan Borrowing Rate” means the sum of (a) the Eurocurrency Rate plus (b) the Used Vehicle Floorplan Margin.

“Used Vehicle Floorplan Commitment” means for each Lender, the obligation of such Lender to make Used Vehicle Floorplan Loans to the Used Vehicle Floorplan Borrower and to participate in Used Vehicle Swing Line Loans in an aggregate amount not exceeding the amount set forth on Schedule 1, as such amount may be modified as a result of any assignment or as otherwise modified from time to time pursuant to Section 6.17 or the other provisions hereof.

“Used Vehicle Floorplan Commitment Fee” has the meaning set forth in Section 3.1.7.

“Used Vehicle Floorplan Commitment Fee Rate” has the meaning set forth in the Pricing Schedule.

“Used Vehicle Floorplan Loan” has the meaning set forth in Section 3.1.1.

“Used Vehicle Floorplan Margin” has the meaning set forth in the Pricing Schedule.

“Used Vehicle Floorplan Obligations” means all present and future Used Vehicle Floorplan Loans, Used Vehicle Swing Line Loans, and other debts, liabilities, obligations, reimbursements, indemnities, covenants, warranties, duties and obligations relating thereto of the Used Vehicle Floorplan Borrower to Agent and the Lenders under this Agreement, and the other Loan Documents, whether now or hereafter existing or incurred, whether liquidated or unliquidated, whether absolute or contingent, and including without limitation principal, interest, fees, Attorney Costs, expenses and charges relating to any of the foregoing.

“Used Vehicle/Revolving Monthly Payment Date” means the twentieth day of each month, or if such day is not a Business Day, the next Business Day.

“Used Vehicle Swing Line Commitment” (which is a sublimit of the Aggregate Used Vehicle Floorplan Loan Commitment) means an amount equal to $40,000,000.00.

“Used Vehicle Swing Line Loan” has the meaning set forth in Section 3.2.1.

“Value” means, with respect to any Real Property, the fair market value of the applicable real property as determined by Agent based upon appraisals or other evaluations acceptable to Agent and in compliance with all regulatory requirements.

“Vehicle” means an automobile, truck, van, or other motor vehicle.

1.2          Other Interpretive Provisions.

1.2.1     Unless otherwise specified, the words “herein,” “hereof,” “hereto,” “hereunder” and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement and subsection, Section, and exhibit references are to this Agreement.

1.2.2     The word “or” shall not be exclusive; the singular includes the plural and the plural includes the singular; the masculine, the feminine and neuter gender, each include the masculine, feminine and neuter gender; and the word “including” is not limiting and means “including without limitation.”

1.2.3     References to any Loan Document shall mean such Loan Document as amended, modified, supplemented or extended from time to time and any number of substitutions, renewals, restatements, consolidations, and replacements thereof or therefor.

1.2.4     References to governmental laws, statutes, ordinances, rules and regulations shall be construed as including all amendments, consolidations and replacements thereof or therefor.

1.2.5     Headings in this Agreement and each of the other Loan Documents are for convenience of reference only and are not part of the substance hereof or thereof.

1.2.6     Terms used herein without definition which are defined in the Uniform Commercial Code shall have the meanings given to them in such Uniform Commercial Code.

1.2.7     Except as provided to the contrary in this Agreement or any other Loan Documents, all accounting terms used in this Agreement and the other Loan Documents shall be interpreted and all accounting determinations shall be made in accordance with GAAP, in a manner consistent with that used in preparing the financial statements referred to in Section 11.2, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Company and all of its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Company’s audited financial statements; provided, however that, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (a) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Company or any of its Subsidiaries at “fair value,” as defined therein, or (b) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If at any time any change in GAAP would affect the computation of any financial covenant or requirement set forth in any Loan Document, and the Company, the Agent or the Required Lenders shall so request, the Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrowers shall provide to the Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of the financial statements required hereunder.

ARTICLE 2
NEW VEHICLE FLOORPLAN LINE OF CREDIT

2.1          New Vehicle Floorplan Loans.

2.1.1     New Vehicle Floorplan Loan Commitment. Subject to the terms and conditions of this Agreement, each Lender severally and not jointly agrees to make loans (each a “New Vehicle Floorplan Loan” and collectively, the “New Vehicle Floorplan Loans”) to the New Vehicle Floorplan Borrowers on a revolving credit basis during the period from the Closing Date to but not including the Termination Date; provided that (a) the aggregate outstanding principal balance of the New Vehicle Floorplan Loans made by each Lender, plus the outstanding principal balance of such Lender’s participating interest in the New Vehicle Swing Line Loans, shall not at any time exceed an amount equal to such Lender’s New Vehicle Floorplan Commitment; (b) the outstanding principal balance of all New Vehicle Floorplan Loans shall not at any time exceed, in the aggregate, as to all Lenders, the Aggregate New Vehicle Floorplan Commitment, and (c) except as set forth in Section 2.2.7(b), the outstanding principal balance of all New Vehicle Floorplan Loans, plus the outstanding principal balance of all New Vehicle Swing Line Loans, shall not at any time exceed, in the aggregate, as to all Lenders, the Aggregate New Vehicle Floorplan Commitment. Subject to the terms and conditions hereof, the New Vehicle Floorplan Borrowers may borrow, prepay and reborrow New Vehicle Floorplan Loans.

2.1.2     Purpose of New Vehicle Floorplan Loans. The New Vehicle Floorplan Borrowers shall use the proceeds of the New Vehicle Floorplan Loans to finance Eligible New Vehicles owned by the New Vehicle Floorplan Dealerships (including to re-finance Former Lender Loans and advances under the Existing Loan Agreement) and to refinance New Vehicle Swing Line Loans.

2.1.3     Requests for New Vehicle Floorplan Loans. Subject to Section 2.2.6, whenever the New Vehicle Floorplan Borrowers wish to obtain a New Vehicle Floorplan Loan Advance, the Company shall give Agent irrevocable notice thereof no later than 11:00 a.m. (Pacific Time) at least one Business Day prior to the date of the requested borrowing. Such notice shall specify the requested borrowing date (which must be a Business Day), the amount of the New Vehicle Floorplan Loan Advance, and include any other information and documentation reasonably requested by Agent. Agent will promptly notify each Lender of its receipt of any request for a New Vehicle Floorplan Loan Advance and of the amount of its Pro Rata Share of such New Vehicle Floorplan Loan Advance.

2.1.4     Funding of New Vehicle Floorplan Loans. If the Agent notifies the Lenders of a request for a New Vehicle Floorplan Loan Advance by 1:00 p.m. (Pacific Time) on any Business Day, each Lender will deliver its Pro Rata Share of such New Vehicle Floorplan Loan Advance to Agent by 11:00 a.m. (Pacific Time) on the Business Day after such notification.

2.1.5     New Vehicle Floorplan Payments.

(a)     Interest Payments. Interest on the unpaid principal balance of the New Vehicle Floorplan Loans shall be paid monthly by the New Vehicle Floorplan Borrowers in an amount equal to all interest accrued during the prior calendar month. Such interest payments shall be made on each New Vehicle Monthly Payment Date commencing with the first such date to occur following the Closing Date and continuing thereafter. All accrued interest outstanding on the Termination Date shall be due and payable in full on the Termination Date.

(b)     Voluntary Principal Payments. The New Vehicle Floorplan Borrowers may make voluntary repayments of all or a portion of the outstanding principal balance of the New Vehicle Floorplan Loans if the Company gives Agent written or telephonic notice of such voluntary repayment no later than 11:00 a.m. (Pacific Time) at least one Business Day prior to the date of such repayment; provided that each such voluntary principal repayment shall be in a minimum amount of $1,000,000.00 and in multiples of $100,000.00 above such amount. Such notice shall specify the anticipated date of the voluntary repayment and the principal amount of the New Vehicle Floorplan Loans that will be repaid on such date. Any voluntary repayment of the New Vehicle Floorplan Loans that is received by Agent without such notice shall be deemed to have been received by Agent on the Business Day after such payment is actually received by Agent and interest shall accrue on the amounts so repaid through the date of such deemed receipt.

(c)     Principal Payment at Maturity. The entire outstanding principal balance of the New Vehicle Floorplan Loans plus all interest accrued thereon shall be due and payable in full by the Floorplan Borrowers on the Termination Date.

2.1.6        Voluntary Reduction or Termination of Commitment. The New Vehicle Floorplan Borrowers may from time to time on at least ten (10) Business Day’s prior written notice by the Company to the Agent (which shall promptly advise each Lender thereof) permanently reduce the Aggregate New Vehicle Floorplan Commitment to an amount not less than the then outstanding principal balance of the New Vehicle Floorplan Loans and New Vehicle Swing Line Loans (which, for purposes of this determination, shall not be deemed to be reduced by amounts in PR Accounts). Concurrently with any reduction of the Aggregate New Vehicle Floorplan Commitment to zero, (a) no further New Vehicle Floorplan Loans or New Vehicle Swing Line Loans will be made, (b) New Vehicle Floorplan Borrowers shall pay all principal and interest on the New Vehicle Floorplan Loans and New Vehicle Swing Line Loans and all fees and other amounts owing to Agent and the Lenders, and (c) the New Vehicle Floorplan Borrowers shall deliver to Agent funds in an amount which Agent estimates it or the Swing Line Lender may be required to pay pursuant to Payment Commitments which may be presented after the Termination Date, such collateral to be held in the Payment Commitment Collateral Account. All reductions of the Aggregate New Vehicle Floorplan Commitment shall reduce the New Vehicle Floorplan Commitments pro rata among the Lenders according to their respective Pro Rata Shares; and except as otherwise set forth in the proviso to this Section 2.1.6, shall reduce the New Vehicle Swing Line Commitment in proportion to the reduction of the Aggregate New Vehicle Floorplan Commitment; provided, however, that (unless the Aggregate New Vehicle Floorplan Commitment is reduced to less than such amount), the New Vehicle Swing Line Commitment shall not be reduced.

2.1.7        New Vehicle Floorplan Commitment Fee. The New Vehicle Floorplan Borrowers agree to pay to Agent, for the account of the Lenders, a commitment fee (the “New Vehicle Floorplan Commitment Fee”) calculated at a per annum rate equal to the New Vehicle Floorplan Commitment Fee Rate on the average daily amount by which the Aggregate New Vehicle Floorplan Commitment exceeds the sum of (a) the actual aggregate outstanding principal balance of the New Vehicle Swing Line Loans on each day (it being understood that any portion of the outstanding principal balance of the New Vehicle Swing Line Loans ceases to be outstanding under the New Vehicle Swing Line Loans and commences being a portion of the outstanding principal balance under the New Vehicle Floorplan Loans on the date that the New Vehicle Floorplan Loans are funded to repay such portion of the outstanding principal balance of the New Vehicle Swing Line Loans); plus (b) the actual aggregate outstanding principal balance of the New Vehicle Floorplan Loans on each day; provided that, if the aggregate amount of the New Vehicle Floorplan Commitment Fee payable for any period to the Lenders other than the Swing Line Lender (as set forth in the third sentence of this paragraph) exceeds the amount calculated under this sentence, then the New Vehicle Floorplan Borrowers agree to pay to the Agent, for the account of such Lenders, such additional amounts so that each Lender other than the Swing Line Lender receives the full amount of New Vehicle Floorplan Commitment Fee described in the third sentence of this paragraph. The accrued New Vehicle Floorplan Commitment Fee shall be due and payable in arrears on each Quarterly Payment Date hereafter and on the Termination Date for the three month period or other time period ending on the last day of the preceding fiscal quarter or on the Termination Date. The New Vehicle Floorplan Commitment Fee payable to each Lender other than the Swing Line Lender shall be based upon the amount determined by multiplying such Lender’s Pro Rata Share by the average daily amount by which the Aggregate New Vehicle Floorplan Commitment exceeds the actual aggregate outstanding principal balance of the New Vehicle Floorplan Loans on each day. The New Vehicle Floorplan Commitment Fee payable to the Lender which is the Swing Line Lender shall be based upon the amount determined by multiplying such Lender’s Pro Rata Share by the average daily amount by which the Aggregate New Vehicle Floorplan Commitment exceeds the actual aggregate outstanding principal balance of the New Vehicle Floorplan Loans on each day and subtracting from that amount the average daily outstanding principal balance of the New Vehicle Swing Line Loans; provided, however, that notwithstanding any contrary provision of Section 2.6, solely for purposes of calculating the amount payable to Swing Line Lender, the principal balance of the New Vehicle Swing Line Loans shall be deemed to be reduced by the aggregate balance in the PR Accounts.

2.2          New Vehicle Swing Line Loans.

2.2.1        New Vehicle Swing Line Commitment. Subject to the terms and conditions of this Agreement, the Swing Line Lender may, at its option, make loans (each, a “New Vehicle Swing Line Loan”) to the New Vehicle Floorplan Borrowers on a revolving credit basis during the period from the Closing Date to but not including the Termination Date; provided that, except as set forth in Section 2.2.7(b), (a) the aggregate outstanding principal balance of the New Vehicle Swing Line Loans shall not at any time exceed the New Vehicle Swing Line Commitment; and (b) the outstanding principal balance of all New Vehicle Floorplan Loans made by all Lenders plus the outstanding principal balance of all New Vehicle Swing Line Loans, shall not at any time exceed the Aggregate New Vehicle Floorplan Commitment. Subject to the terms and conditions hereof, the New Vehicle Floorplan Borrowers may borrow, prepay and reborrow New Vehicle Swing Line Loans.

2.2.2        Purpose of New Vehicle Swing Line Loans. The New Vehicle Floorplan Borrowers shall use the proceeds of the New Vehicle Swing Line Loans to finance Eligible New Vehicles (including to refinance Former Lender Loans).

2.2.3        Requests for New Vehicle Swing Line Loans. Subject to Sections 2.2.7 and 2.6.2, whenever the New Vehicle Floorplan Borrowers wish to obtain a New Vehicle Swing Line Loan, the Company shall give Agent irrevocable notice thereof no later than 1:00 p.m. (Pacific Time) on the requested date of such New Vehicle Swing Line Loan unless Swing Line Lender agrees in each instance, in its sole discretion, to a shorter time period. Such notice shall specify the requested borrowing date (which must be a Business Day) and the amount of the New Vehicle Swing Line Loan, and include any other information and documentation reasonably requested by Agent.

2.2.4        New Vehicle Swing Line Loan Payments.

(a)          Interest Payments. Interest on the unpaid principal balance of the New Vehicle Swing Line Loans shall be paid monthly by the New Vehicle Floorplan Borrowers in an amount equal to all interest accrued during the prior calendar month. Such interest payments shall be made on each New Vehicle Monthly Payment Date commencing with the first such date to occur following the Closing Date and continuing thereafter. All accrued interest outstanding on the Termination Date shall be due and payable in full on the Termination Date.

(b)          Principal Payments. The entire outstanding principal balance of the New Vehicle Swing Line Loans plus all interest accrued thereon shall be due and payable in full by the New Vehicle Floorplan Borrowers on the Termination Date. In addition, the principal balance of the New Vehicle Swing Line Loans shall be due and payable as required by Section 2.2.6.

2.2.5        Participation in New Vehicle Swing Line Loans. Immediately upon the making of a New Vehicle Swing Line Loan by the Swing Line Lender, the Swing Line Lender shall be deemed to have sold and transferred to each Lender and each Lender shall be deemed to have purchased and received from the Swing Line Lender, without any further action by any party, an undivided participating interest in each New Vehicle Swing Line Loan in an amount equal to such Lender’s Pro Rata Share; provided, however, that (a) no Lender shall be required to fund its participation in any New Vehicle Swing Line Loan except as set forth in Section 2.2.6(b), and (b) no Lender shall be entitled to share in any payments of principal or interest in respect of its participation except, with respect to any participation funded by such Lender, as set forth herein. Such participation shall be subject to the terms and conditions of this Agreement.

2.2.6        Settlement of New Vehicle Swing Line Loans.

(a)          Refunding of Loans.

(i)       Upon the request of the Swing Line Lender, the Agent from time to time shall, on behalf of the New Vehicle Floorplan Borrowers (and each New Vehicle Floorplan Borrower hereby irrevocably authorizes the Agent to so act on its behalf) request each Lender (including Swing Line Lender in its capacity as a Lender) to make a New Vehicle Floorplan Loan Advance to the New Vehicle Floorplan Borrowers, in accordance with the provisions of this Section 2.2.6(a), which shall be applied to repay all or a portion of the outstanding principal balance of the New Vehicle Swing Line Loans (each such New Vehicle Floorplan Loan, a “Refunding New Vehicle Floorplan Loan”), in an amount equal to that Lender’s Pro Rata Share of all or a portion of the then outstanding principal balance of the New Vehicle Swing Line Loans.

(ii)      Without limiting the foregoing, each Lender agrees that Agent may request the Lenders to make Refunding New Vehicle Floorplan Loans at any time if (A) a Default has occurred and is continuing, or (B) in the judgment of Swing Line Lender, taking into account the outstanding principal balance of the New Vehicle Swing Line Loans, the anticipated usage of the New Vehicle Swing Line Loans, such Refunding New Vehicle Floorplan Loans are reasonably necessary to ensure that the outstanding principal balance of the New Vehicle Swing Line Loans will not at any time exceed the New Vehicle Swing Line Commitment (it being understood that in order to attain such objective, Swing Line Lender may request refunding of the New Vehicle Swing Line Loans even though the principal balance of the New Vehicle Swing Line Loans at the time of such request is less than the New Vehicle Swing Line Commitment).

(iii)     If Agent makes a request for funding under this Section 2.2.6(a) by 1:00 p.m. (Pacific Time) on any Business Day, the Lenders will deliver the required amount to Agent no later than 11:00 a.m. (Pacific Time) on the Business Day after such request. The proceeds of all Refunding New Vehicle Floorplan Loans shall be paid by Agent to the Swing Line Lender in repayment of the outstanding principal balance of the applicable New Vehicle Swing Line Loans.

(b)          Funding of Participations. In addition to the right of the Swing Line Lender to request refunding of the New Vehicle Swing Line Loans pursuant to Section 2.2.6(a), upon the request of the Swing Line Lender, Agent may request each Lender (including Swing Line Lender in its capacity as a Lender) to fund its participation in the New Vehicle Swing Line Loans by paying to Agent, for the account of the Swing Line Lender, its Pro Rata Share of the principal amount of the New Vehicle Swing Line Loans. If Agent makes such request by 1:00 p.m. (Pacific Time) on any Business Day, the Lenders will deliver such amount to Agent no later than 11:00 a.m. (Pacific Time) on the Business Day after such request. All participations funded by the Lenders under this Section 2.2.6(b) shall be treated as the funding of New Vehicle Floorplan Loans for purposes of the calculation of the New Vehicle Floorplan Commitment Fee. If any payment paid to any Lender with respect to its participating interest in any New Vehicle Swing Line Loan is thereafter recovered from or must be returned or paid over by Swing Line Lender for any reason, such Lender will pay to Agent for the account of the Swing Line Lender, such Lender’s Pro Rata Share of such amount and of any interest and other amounts paid or payable by the Swing Line Lender with respect to such amount. Agent agrees not to request any funding of the Lender’s participations in the New Vehicle Swing Line Loans under this Section 2.2.6(b) at any time that such participations may be legally repaid using advances of the New Vehicle Floorplan Loans under Section 2.2.6(a).

(c)          Payment to Swing Line Lender. Notwithstanding any contrary provision of this Agreement (i) except as set forth in clause (ii) of this Section 2.2.6(c) all payments of principal and interest on the New Vehicle Swing Line Loans shall be paid by Agent solely to the Swing Line Lender; and (ii) with respect to each participation in New Vehicle Swing Line Loans which is funded by any Lender, such Lender (including Swing Line Lender in its capacity as Lender) shall be entitled to receive its Pro Rata Share of payments of (A) principal on such New Vehicle Swing Line Loans and (B) interest on such New Vehicle Swing Line Loans only for the period following the date such participation is funded.

(d)          Obligations Unconditional. The obligation of each Lender to make New Vehicle Floorplan Loans to repay New Vehicle Swing Line Loans pursuant to Section 2.2.6(a) or to fund its participation interests in New Vehicle Swing Line Loans pursuant to Section 2.2.6(b) shall be absolute and unconditional and shall not be affected by the occurrence of a Default or Event of Default, the fact that any one or more of the conditions in Article 9 is not satisfied, the termination of the availability of Loans, the fact that such New Vehicle Floorplan Loan is made after the Termination Date in compliance with the terms of a Payment Commitment or to refinance New Vehicle Swing Line Loans made prior to the Termination Date, any defense, setoff, counterclaim or claim for recoupment of any Lender against Agent or Swing Line Lender or any other circumstance, whether or not similar to the foregoing. Notwithstanding the foregoing, the Lenders shall not be required to refinance New Vehicle Swing Line Loans pursuant to Section 2.2.6(a) or to fund their participation interests in Swing Line Loans pursuant to Section 2.2.6(b) (i) if after giving effect thereto, the outstanding principal balance of such Lender’s New Vehicle Floorplan Loans would exceed its New Vehicle Floorplan Commitment, or (ii) with respect to any portions of the outstanding principal balance of the New Vehicle Swing Line Loans that are funded by Swing Line Lender after Agent is deemed to have knowledge or notice of the occurrence of a Default or after the Termination Date.

2.2.7        Advances Pursuant to Payment Commitment.

(a)          In addition to New Vehicle Swing Line Loans made pursuant to Section 2.2.3, each New Vehicle Floorplan Borrower authorizes Agent and Swing Line Lender to make payment directly to manufacturers or distributors of Vehicles in payment for New Vehicles purchased by any New Vehicle Floorplan Borrower, in accordance with the terms and conditions of the applicable Payment Commitment. Each payment pursuant to a Payment Commitment shall constitute a New Vehicle Swing Line Loan hereunder in the amount of such payment. Agent, in its sole discretion, (i) may revise a Payment Commitment at any time, whether or not a Default has occurred, by giving written notice to the applicable manufacturer or distributor and the Company, and (ii) may terminate or suspend a Payment Commitment at any time, whether or not a Default has occurred, by giving written notice to the applicable manufacturer or distributor, and if no Default has occurred and is continuing, to the Company. Each New Vehicle Floorplan Borrower shall be and remain jointly and severally liable to Swing Line Lender for all payments made to a manufacturer or distributor pursuant to a Payment Commitment. Agent and the Lenders do not assume any responsibility for (and each New Vehicle Floorplan Borrower’s obligation to repay any Advance hereunder will not be affected or impaired in any way by) the correctness, validity, genuineness or sufficiency of any request for payment by a manufacturer or distributor under a Payment Commitment, any documents pertaining thereto or the existence, character, quantity, quality, condition, weight, value or delivery of any Vehicles purchased with the proceeds of any Advance. In this regard, Agent may conclusively presume and rely upon the validity and the appropriateness of any payment request by a manufacturer or distributor under a Payment Commitment and any and all documents or information related thereto. Notwithstanding any contrary provision hereof, the Agent may take such action as is necessary to terminate any Payment Commitments up to ten (10) days prior to the Termination Date, so that no Payment Commitments shall become payable later than the Termination Date or, at Agent’s discretion, up to ten (10) days prior thereto.

(b)          The parties acknowledge that, due to Payment Commitments with Vehicle manufacturers and distributors, New Vehicle Floorplan Dealerships may be required to purchase New Vehicles which may cause the outstanding principal balance of the New Vehicle Floorplan Loans and New Vehicle Swing Line Loans to exceed the Aggregate New Vehicle Floorplan Commitment and/or the outstanding principal balance of the New Vehicle Swing Line Loans to exceed the New Vehicle Swing Line Commitment. The Swing Line Lender may, at its option, but without any obligation to do so, make a New Vehicle Swing Line Loan to fund the amount due under any Payment Commitment even if such New Vehicle Swing Line Loan would cause the outstanding principal balance of the New Vehicle Floorplan Loans and New Vehicle Swing Line Loans to exceed the Aggregate New Vehicle Floorplan Commitment and/or the outstanding principal balance of the New Vehicle Swing Line Loans to exceed the New Vehicle Swing Line Commitment. The New Vehicle Floorplan Borrowers shall pay the amount of such excess to Agent upon demand as set forth in Section 2.3.4.

2.3          Terms Applicable to New Vehicle Floorplan Loans and New Vehicle Swing Line Loans.

2.3.1        New Vehicle Loan Limits.

(a)     The aggregate outstanding principal balance of New Vehicle Floorplan Loans and New Vehicle Swing Line Loans shall not at any time exceed the Aggregate New Vehicle Floorplan Commitment.

(b)     New Vehicle Loans shall only be made to finance Eligible New Vehicles owned by a New Vehicle Floorplan Dealership. The aggregate outstanding principal balance of the New Vehicle Loans made to finance Eligible New Vehicles (including Fleet Vehicles and Demos) owned by any New Vehicle Floorplan Dealership shall not at any time exceed the limit (“Dealership Loan Limit”) for such New Vehicle Floorplan Dealership which is agreed to between Agent and the Company from time to time or, if applicable, any manufacturer, distributor, dealership location or other sublimit set forth within such limit (“Dealership Sublimit”).

(c)     No New Vehicle Loans shall be made to finance Eligible New Vehicles obtained by any New Vehicle Floorplan Dealership from any manufacturer or distributor (or division or brand of a manufacturer or distributor) other than one agreed to by Agent for such New Vehicle Floorplan Dealership.

(d)     No more than 10 Demos owned by any New Vehicle Floorplan Dealership or dealership location of a New Vehicle Floorplan Dealership may be financed at any one time.

(e)     No New Vehicle Loan Advance to finance Eligible New Vehicles (including Fleet Vehicles and Demos) shall exceed an amount equal to 100% of the amount of the manufacturer’s or distributor’s invoice (including freight, advertising and holdbacks) for such Vehicles. No New Vehicle Loan Advance to refinance Former Lender Loans shall exceed an amount equal to the lesser of (i) the amount calculated in accordance with the preceding sentence or (ii) the then outstanding principal amount of the Former Lender Loans made by the Former Lender to finance the Vehicles being refinanced with such New Vehicle Loan Advance.

(f)      Except with the prior written consent of Required Lenders, no New Vehicle Loans shall be made to finance Eligible New Vehicles other than Eligible New Vehicles which are a Permitted Brand.

2.3.2        Changes to New Vehicle Floorplan Limits and New Vehicle Floorplan Dealerships. Agent and the Company may from time to time agree (without requiring the consent of any Lender or any other Borrower) to (a) increase or decrease the Dealership Loan Limit (or any Dealership Sublimit) for any New Vehicle Floorplan Dealership, (b) change the permitted manufacturers, distributors or brands listed for any New Vehicle Floorplan Dealership, so long as such manufacturers, distributors or brands are Permitted Brands; and (c) add or delete New Vehicle Floorplan Dealerships and establish Dealership Loan Limits and permitted manufacturers, distributors and brands for additional New Vehicle Floorplan Dealerships, so long as such manufacturers, distributors or brands are Permitted Brands.

2.3.3        Additional Required Payments. In addition to payments required by Sections 2.1.5(a), 2.1.5(c), 2.2.4(a), 2.2.4(b), 2.2.6, and the other provisions hereof, New Vehicle Floorplan Borrowers shall also repay the New Vehicle Loans as follows (which payments do not require prior notice to Agent or Lenders):

(a)          Sale of Vehicles. (i) The New Vehicle Floorplan Borrowers shall pay to Agent the entire Related Principal Portion for each financed New Vehicle (except Fleet Vehicles) by the earlier of (A) 3 Business Days following a New Vehicle Floorplan Dealership’s receipt of proceeds from the sale of such New Vehicle; or (B) 10 calendar days following the date of sale of such New Vehicle; and (ii) New Vehicle Floorplan Borrowers shall pay to Agent the entire Related Principal Portion for each financed Fleet Vehicle by the earlier of (A) 3 Business Days following any New Vehicle Floorplan Dealership’s receipt of proceeds from the sale of such Fleet Vehicle, or (B) (1) 45 calendar days following the date of sale of any Fleet Vehicle sold to a governmental agency, or (2) 30 calendar days following the date of sale of any other Fleet Vehicle.

(b)          Unsold New Vehicles. If any New Vehicle has not been previously sold, the New Vehicle Floorplan Borrowers shall pay the entire Related Principal Portion for such New Vehicle to Agent on the first New Vehicle Monthly Payment Date which is at least one year following the New Vehicle Loan Advance Date for such New Vehicle (“Required Repayment Date”). Notwithstanding the foregoing, the Related Principal Portion for unsold New Vehicles representing up to 5% of the outstanding principal balance of the New Vehicle Loans may remain unpaid following the Required Repayment Date; provided that the Related Principal Portion for each unsold New Vehicle must be repaid no later than the third New Vehicle Monthly Payment Date following the Required Repayment Date for such New Vehicle.

(c)          Deemed Sales. If a Deemed Sale of a New Vehicle financed by the Lenders occurs, the New Vehicle Floorplan Borrowers shall pay to Agent the Related Principal Portion for such Vehicle no later than 6 Business Days following the date of any Deemed Sale. A “Deemed Sale” means any of the following:

(i)       A New Vehicle Floorplan Dealership disposes of a New Vehicle by trade with another dealer or other disposition, other than a sale in the ordinary course of such New Vehicle Floorplan Dealership’s business, regardless of whether any payment is due to be made by or to such New Vehicle Floorplan Dealership in respect of such trade or other disposition.

(ii)      The New Vehicle ceases to meet the criteria contained in the definition of “Eligible New Vehicle” in this Agreement.

(iii)     Agent reasonably determines that the fair market value of a New Vehicle has significantly declined, regardless of the reason.

2.3.4     Additional Payments. Agent and the Lenders shall have no obligation whatsoever, and they have no present intention, to make any New Vehicle Floorplan Loan or New Vehicle Swing Line Loan after the Termination Date or which would cause the principal amount outstanding under this Agreement to exceed any of the limitations stated in this Agreement. The New Vehicle Floorplan Borrowers are and shall be and remain unconditionally jointly and severally liable to the Lenders for, and the New Vehicle Floorplan Borrowers hereby jointly and severally promise to pay to Agent for the account of the Lenders the amount of all New Vehicle Floorplan Obligations hereunder, including without limitation New Vehicle Floorplan Loans and New Vehicle Swing Line Loans in excess of the Swing Line Commitment and/or the Aggregate New Vehicle Floorplan Commitment (whether funded pursuant to Payment Commitments or otherwise) and New Vehicle Floorplan Loans and New Vehicle Swing Line Loans made after the Termination Date. The New Vehicle Floorplan Borrowers shall pay to Agent: (a) upon demand, or if earlier immediately upon becoming aware of the overadvance, the amount of any New Vehicle Floorplan Loans and New Vehicle Swing Line Loans in excess of any limitation contained in this Agreement; and (b) upon demand, the amount of any New Vehicle Floorplan Loans and New Vehicle Swing Line Loans made after the Termination Date; together with interest on the principal amount of such New Vehicle Floorplan Loans and New Vehicle Swing Line Loans, as set forth herein.

2.3.5     Payment Commitment Collateral Account. At any time after the Termination Date or, if earlier, the date on which the availability of New Vehicle Floorplan Loans and New Vehicle Swing Line Loans is terminated, the New Vehicle Floorplan Borrowers shall deliver to Agent funds in an amount equal to the amount which Agent or Swing Line Lender estimates it may be required to pay to manufacturers and distributors pursuant to Payment Commitments which may be presented on or after such date. Such funds shall be held in a non-interest bearing deposit account (“Payment Commitment Collateral Account”) as additional Collateral for the indebtedness of the New Vehicle Floorplan Borrowers to the Lenders. Each New Vehicle Floorplan Borrower hereby grants to Agent, for the benefit of the Lenders, a security interest in such funds and such account to secure all New Vehicle Floorplan Obligations.

2.4          New Vehicle Floorplan Borrowers.

2.4.1     Joint and Several Liability. Each New Vehicle Floorplan Borrower shall be jointly and severally liable (each as a primary obligor and not merely as a surety or accommodation maker) for repayment of the New Vehicle Floorplan Loans and New Vehicle Swing Line Loans, and payment and performance of all Obligations of a New Vehicle Floorplan Borrower and/or the New Vehicle Floorplan Borrowers to Agent and the Lenders under this Agreement and the other Loan Documents. Without limiting the foregoing, each New Vehicle Floorplan Borrower acknowledges and agrees that each of them is jointly and severally liable for all New Vehicle Floorplan Obligations, even if an invoice, billing or other request for payment of some or all of the New Vehicle Floorplan Obligations is addressed to, or stated to be payable by one or more, but less than all of the New Vehicle Floorplan Borrowers. Each New Vehicle Floorplan Borrower jointly and severally promises to pay to Agent, for the account of the Lenders (including Swing Line Lender), in accordance with the terms of this Agreement, and the other Loan Documents, the principal amount of the New Vehicle Floorplan Loans and New Vehicle Swing Line Loans, plus interest thereon, plus all other New Vehicle Floorplan Obligations. Each New Vehicle Floorplan Borrower shall be jointly and severally liable and responsible for all New Vehicle Floorplan Obligations and payment and performance of all terms, conditions, obligations and agreements applicable to a New Vehicle Floorplan Borrower or New Vehicle Floorplan Borrowers under the Loan Documents.

2.4.2     Maximum Liability. Notwithstanding any contrary provision of this Agreement or the other Loan Documents, the liability of each New Vehicle Floorplan Borrower with respect to the New Vehicle Floorplan Obligations shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or fraudulent conveyance (or similar term) under any applicable federal or state law (including Section 548 of the Bankruptcy Code of the United States or any successor provision); provided, however that release or reduction of the liabilities of one New Vehicle Floorplan Borrower shall not release or reduce the liability of any other New Vehicle Floorplan Borrower for payment and performance of all New Vehicle Floorplan Obligations.

2.4.3     Appointment of Company. Each Subsidiary that is or becomes a New Vehicle Floorplan Borrower hereby irrevocably appoints the Company to act on its behalf in its capacity as a New Vehicle Floorplan Borrower for all purposes relevant to this Agreement and the other Loan Documents. Without limiting the foregoing, each New Vehicle Floorplan Borrower authorizes the Company, on its behalf, to give and receive notices, to request New Vehicle Floorplan Loans and New Vehicle Swing Line Loans, to execute and deliver all documents, instruments, agreements, reports, and certificates required hereunder (including without limitation Borrower Joinder Agreements and Existing Subsidiary Joinder Agreements), to make any election or decision which is required of the New Vehicle Floorplan Borrowers, and to receive and/or direct the receipt of the proceeds of any New Vehicle Floorplan Loans or New Vehicle Swing Line Loans. Any acknowledgement, consent, direction, certification, agreement or other action which might otherwise be valid or effective only if given or taken by all New Vehicle Floorplan Borrowers, or by any one or more of the New Vehicle Floorplan Borrowers, shall be valid and effective if given or taken only by the Company, whether or not any other New Vehicle Floorplan Borrower also joins therein. Any notice, demand, consent, acknowledgment, direction, certification or other communication delivered to the Company as a New Vehicle Floorplan Borrower in accordance with the terms of this Agreement and the other Loan Documents shall be deemed to have been delivered to the Company and each other New Vehicle Floorplan Borrower. Each New Vehicle Floorplan Borrower other than the Company agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Company shall be deemed for all purposes to have been made by such New Vehicle Floorplan Borrower and shall be binding upon and enforceable against such New Vehicle Floorplan Borrower to the same extent as if the same had been made directly by such New Vehicle Floorplan Borrower. Notwithstanding the foregoing, Agent and the Lenders may at any time and from time to time require any one or more of the New Vehicle Floorplan Borrowers to join in or take any action which the Company is authorized to take alone.

2.4.4        Waivers.

(a)     Each New Vehicle Floorplan Borrower acknowledges that the New Vehicle Floorplan Loans and New Vehicle Swing Line Loans herein will or may be made for the benefit of the other New Vehicle Floorplan Borrowers as well as such New Vehicle Floorplan Borrower and, in full recognition of that fact, each New Vehicle Floorplan Borrower consents and agrees that Agent and the Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability of this Agreement and the other Loan Documents, or the liability of any New Vehicle Floorplan Borrower hereunder or thereunder: (i) supplement, modify, amend, extend, renew, accelerate or otherwise change the time for payment or the terms of the New Vehicle Floorplan Obligations or any part thereof, including any increase or decrease of the rates of interest thereon; (ii) supplement, modify, amend or waive, or enter into or give any agreement, approval or consent with respect to, the New Vehicle Floorplan Obligations or any part thereof, or any of the Loan Documents or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (iii) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the New Vehicle Floorplan Obligations or any part thereof; (iv) accept partial payments on the New Vehicle Floorplan Obligations; (v) receive and hold additional security or guaranties for the New Vehicle Floorplan Obligations or any part thereof; (vi) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer and/or enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as the Agent in its sole and absolute discretion may determine; (vii) release any Person from any personal liability with respect to the New Vehicle Floorplan Obligations or any part thereof; (viii) settle, release on terms satisfactory to the Agent or by operation of Applicable Law or otherwise liquidate or enforce any New Vehicle Floorplan Obligations and any security or guaranty in any manner; (ix) consent to the transfer of any security and bid and purchase at any sale; and/or (x) consent to the merger, change or any other restructuring or termination of the corporate or other existence of any New Vehicle Floorplan Borrower or any other Person, and correspondingly restructure the New Vehicle Floorplan Obligations, and any such merger, change, restructuring or termination shall not affect the liability of any New Vehicle Floorplan Borrower hereunder, or under any other Loan Document to which any New Vehicle Floorplan Borrower is a party, or affect the enforceability hereof or thereof with respect to all or any part of the New Vehicle Floorplan Obligations.

(b)     The Agent may enforce this Agreement and the other Loan Documents independently as to each New Vehicle Floorplan Borrower and independently of any other remedy or security the Agent or any Lender at any time may have or hold in connection with the New Vehicle Floorplan Obligations, and it shall not be necessary for the Agent to marshal assets in favor of any New Vehicle Floorplan Borrower or any other Person or to proceed upon or against and/or exhaust any other security or remedy before proceeding against any New Vehicle Floorplan Borrower. Each New Vehicle Floorplan Borrower expressly waives any right to require the Agent to marshal assets in favor of any New Vehicle Floorplan Borrower or any other Person or to proceed against any other New Vehicle Floorplan Borrower or any Collateral provided by any other New Vehicle Floorplan Borrower, and agrees that the Agent may proceed against New Vehicle Floorplan Borrowers and/or the Collateral in such order as it shall determine in its sole and absolute discretion. To the extent permitted by Applicable Law, the Agent and the Lenders may file a separate action or actions against any New Vehicle Floorplan Borrower, whether action is brought or prosecuted with respect against any other Person, or whether any other Person is joined in any such action or actions. Each New Vehicle Floorplan Borrower agrees that the Agent, the Lenders and each New Vehicle Floorplan Borrower and Affiliate of any New Vehicle Floorplan Borrower may deal with each other in connection with the New Vehicle Floorplan Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the enforceability of this Agreement and the other Loan Documents or the liability of any New Vehicle Floorplan Borrower. Each New Vehicle Floorplan Borrower shall at all times remain liable for the full amount of the New Vehicle Floorplan Obligations even though the New Vehicle Floorplan Obligations, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any other New Vehicle Floorplan Borrower, or any one or more of them or any other Person and whether or not any other New Vehicle Floorplan Borrower or any other Person shall have any personal liability with respect thereto. To the fullest extent permitted by Applicable Law, each New Vehicle Floorplan Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of (i) any disability or other defense of any other New Vehicle Floorplan Borrower or any other Person with respect to the New Vehicle Floorplan Obligations, (ii) the unenforceability or invalidity of any security or guaranty for the New Vehicle Floorplan Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the New Vehicle Floorplan Obligations, (iii) the cessation from any cause whatsoever of the liability of any other New Vehicle Floorplan Borrower or any other Person (other than by reason of the full payment and performance of all New Vehicle Floorplan Obligations), (iv) any failure of the Agent to marshal assets in favor of any New Vehicle Floorplan Borrower or any other Person, (v) except as otherwise provided in this Agreement, or in the other Loan Documents, any failure of the Agent to give notice of sale or other disposition of Collateral to any New Vehicle Floorplan Borrower or any other Person or any defect in any notice that may be given in connection with any sale or disposition of Collateral, (vi) any act or omission of Agent or any Lender or others that directly or indirectly results in or aids the discharge or release of any other New Vehicle Floorplan Borrower or any other Person or the New Vehicle Floorplan Obligations or any security or guaranty therefor by operation of Applicable Law or otherwise, (vii) any Applicable Law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, (viii) any failure of Agent or any Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (ix) any election made by Agent or any Lender in any bankruptcy proceeding of any Person, (x) any extension of credit or the grant of any security interest under any provision of the United States Bankruptcy Code, (xi) any use of cash collateral under the United States Bankruptcy Code, (xii) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (xiii) the avoidance of any security in favor of the Agent or the Lenders for any reason, (xiv) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any of the New Vehicle Floorplan Obligations (or any interest thereon) in or as a result of any such proceeding, (xv) to the extent permitted, the benefits of any form of one-action rule under any Applicable Law, or (xvi) any action taken by the Agent or any Lender that is authorized by this Agreement or any provision of any other Loan Document. Each New Vehicle Floorplan Borrower expressly waives any right to enforce any remedy that Agent or any Lender now has or hereafter may have against any other Person and waives the benefit of, or any right to participate in, any Collateral now or hereafter held by the Agent or any Lender. Each New Vehicle Floorplan Borrower waives all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the New Vehicle Floorplan Obligations has destroyed such New Vehicle Floorplan Borrower’s rights of subrogation and reimbursement against the principal.

2.4.5     Condition of the New Vehicle Floorplan Borrowers. Each New Vehicle Floorplan Borrower represents and warrants to Agent and the Lenders that such New Vehicle Floorplan Borrower has established adequate means of obtaining from the other New Vehicle Floorplan Borrowers, on a continuing basis, financial and other information pertaining to the businesses, operations and condition (financial and otherwise) of the New Vehicle Floorplan Borrowers and their properties, and each New Vehicle Floorplan Borrower now is and hereafter will be completely familiar with the businesses, operations and condition (financial and otherwise) of the other New Vehicle Floorplan Borrowers and their properties. Each New Vehicle Floorplan Borrower hereby expressly waives and relinquishes any duty on the part of Agent and the Lenders (should any such duty exist) to disclose to such New Vehicle Floorplan Borrower any matter, fact or thing related to the businesses, operations or condition (financial or otherwise) of any other New Vehicle Floorplan Borrower or its properties, whether now known or hereafter known by Agent or any Lender during the life of this Agreement. With respect to any of the New Vehicle Floorplan Obligations, the Agent and the Lenders need not inquire into the powers of any New Vehicle Floorplan Borrower or the officers or employees acting or purporting to act on its behalf, and each New Vehicle Floorplan Borrower shall be liable for all New Vehicle Floorplan Obligations made or created in good faith reliance upon the professed exercise of such powers.

2.4.6     Liens on Real Property. In the event that all or any part of the New Vehicle Floorplan Obligations at any time are secured by any one or more deeds of trust or mortgages or other instruments creating or granting Liens on any interests in real property, each New Vehicle Floorplan Borrower authorizes the Agent, upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice or demand and without affecting any New Vehicle Floorplan Obligations of any New Vehicle Floorplan Borrower, the enforceability of this Agreement, or the validity or enforceability of any security interests of the Agent on any Collateral, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale. Each New Vehicle Floorplan Borrower expressly waives any defenses to the enforcement of any security interests created by any Collateral Documents or to the recovery by Agent or any Lender against any New Vehicle Floorplan Borrower or any guarantor or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of such New Vehicle Floorplan Borrower and may preclude such New Vehicle Floorplan Borrower from obtaining reimbursement or contribution from any other Person. Each New Vehicle Floorplan Borrower expressly waives any right to receive notice of any judicial or nonjudicial foreclosure or sale of any real property or interest therein which is owned by another New Vehicle Floorplan Borrower or any other Person and is subject to any such deeds of trust or mortgages or other instruments and any New Vehicle Floorplan Borrower’s failure to receive any such notice shall not impair or affect such New Vehicle Floorplan Borrower’s obligations hereunder or the enforceability of this Agreement and the other Loan Documents.

2.4.7     Waiver of Rights of Subrogation. Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which any New Vehicle Floorplan Borrower is a party, each New Vehicle Floorplan Borrower hereby waives with respect to each other New Vehicle Floorplan Borrower and its successors and assigns (including any surety), any and all rights at law or in equity to subrogation, to reimbursement, to indemnity, to exoneration, to contribution, to setoff or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, or to a holder or transferee against a maker which any New Vehicle Floorplan Borrower may have or hereafter acquire against any other New Vehicle Floorplan Borrower in connection with or as a result of such New Vehicle Floorplan Borrowers’ execution, delivery and/or performance of this Agreement or any other Loan Document to which any New Vehicle Floorplan Borrower is a party. Until the full and final payment of the New Vehicle Floorplan Obligations and the termination of the Commitments under this Agreement, each New Vehicle Floorplan Borrower agrees that it shall not have or assert any such rights against any other New Vehicle Floorplan Borrower or its successors and assigns (including any surety) which is directly or indirectly a creditor of any other New Vehicle Floorplan Borrower or any surety for any other New Vehicle Floorplan Borrower, either directly or as an attempted setoff to any action commenced against any New Vehicle Floorplan Borrower by any other New Vehicle Floorplan Borrower (as a borrower or in any other capacity). Each New Vehicle Floorplan Borrower hereby acknowledges and agrees that this waiver is intended to benefit the Agent and the Lenders and shall not limit or otherwise affect its liability hereunder, under any other Loan Document to which any New Vehicle Floorplan Borrower is a party, or the enforceability hereof or thereof.

2.4.8     Waiver of Discharge. Without limiting the generality of the foregoing, to the fullest extent permitted by Applicable Law, each New Vehicle Floorplan Borrower hereby waives discharge based upon all defenses based on suretyship or impairment of collateral.

2.4.9     Understandings with Respect to Waivers and Consents. Each New Vehicle Floorplan Borrower warrants and agrees that each of the waivers and consents set forth herein are made after consultation with legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which such New Vehicle Floorplan Borrowers otherwise may have against the other New Vehicle Floorplan Borrowers, the Agent, any Lender, or against Collateral, and that, under the circumstances, the waivers and consents herein given are reasonable. If any of the waivers or consents herein is determined to be contrary to any Applicable Law or public policy, such waivers and consents shall be effective to the maximum extent permitted by Applicable Law.

2.4.10     Mutual Benefit. Each New Vehicle Floorplan Borrower agrees that the credit accommodations to be extended by the Lenders under this Agreement and the other Loan Documents are of benefit to each of them, that each New Vehicle Floorplan Borrower is a direct and indirect beneficiary of the value given thereunder, and each extension of credit under this Agreement, and the other Loan Documents will be of substantial benefit to each New Vehicle Floorplan Borrower.

2.5        Addition of New Vehicle Floorplan Dealerships. As of the Closing Date, the New Vehicle Floorplan Dealerships shall be the Dealerships signing this Agreement, which shall be all Dealerships existing as of the date of this Agreement (except any Dealership which does not require financing for its New Vehicles). Thereafter, if any new Dealership is established or any existing Dealership requires financing for its New Vehicles, the Company shall deliver to Agent a written notice specifying the name of the additional New Vehicle Floorplan Dealership, the proposed Dealership Loan Limit for such Dealership, the applicable manufacturers to be financed for such Dealership and any other information requested by Agent. Upon approval by Agent, establishment of a Dealership Loan Limit and, if applicable, Dealership Loan Sublimit(s), and satisfaction of the requirements in Section 9.3, such Dealership shall become a New Vehicle Floorplan Dealership and entitled to finance Eligible New Vehicles hereunder. For purposes of clarification, no Dealership shall incur any indebtedness to finance New Vehicles, except for New Vehicle Floorplan Loans under this Agreement, without the consent of the Agent and the Lenders.

2.6.        PR Account. In addition to any payments otherwise required by this Agreement, the New Vehicle Floorplan Borrowers may reduce the outstanding principal balance of the New Vehicle Swing Line Loans by means of one or more flooring line principal reduction accounts (each, a “PR Account”). At the Company’s request, Swing Line Lender will establish a PR Account for a New Vehicle Floorplan Borrower (each New Vehicle Floorplan Borrower having a PR Account, a “PR Account Borrower”) for the sole purpose of recording voluntary reductions in principal. A PR Account is not a deposit account, and PR Account Borrowers shall have no right or interest in any balance in such account, except as expressly provided in this Section 2.6. Each PR Account is subject to the following provisions.

2.6.1        PR Account Payments. A PR Account Borrower, at its discretion, may make payments to a PR Account (each, a “PR Account Payment”) at any time, subject to the provisions of subsections 2.6.3 and 2.6.7 of this Section 2.6 and further subject to the following conditions:

(a)     All payments into a PR Account must be made as transfers of collected funds from a deposit account of a PR Account Borrower with Swing Line Lender.

(b)     Payments into a PR Account must be in amounts of at least $1,000,000.00.

(c)     The balance in a PR Account may not at any time exceed the aggregate outstanding principal balance of the New Vehicle Swing Line Loans for the applicable PR Account Borrower. If the amount in a PR Account exceeds the maximum amount permitted hereunder, Swing Line Lender is authorized to make a PR Account Advance (defined below) in the amount of any such excess and deposit such amount in a deposit account of the applicable PR Account Borrower with Swing Line Lender.

(d)     The aggregate of the balances in all PR Accounts may not at any time exceed $50,000,000.00. If the aggregate amount in the PR Accounts exceeds such amount, Swing Line Lender is authorized to make one or more PR Account Advances in the amount of any such excess and deposit such amount in any deposit account of a PR Account Borrower with Swing Line Lender.

2.6.2       PR Account Advances. The New Vehicle Floorplan Borrowers may re-borrow any balance in a PR Account as a New Vehicle Swing Line Loan (a “PR Account Advance”) at any time during the term of this Agreement, subject to the provisions of subsections 2.6.3 and 2.6.6 of this Section 2.6 and further subject to the following conditions:

(a)     No Event of Default shall have occurred and be continuing under this Agreement.

(b)     PR Account Advances must be in amounts of at least $1,000,000.00, except the Company (on behalf of a PR Account Borrower) may request a PR Account Advance in the amount of the remaining balance in a PR Account if the remaining balance is less than $1,000,000.00; provided, however, that PR Account Advances made by Swing Line Lender pursuant to subsections 2.6.1 and 2.6.7 of this Section 2.6 shall not be so limited.

2.6.3       Requests for PR Account Payments and Advances. Whenever a PR Account Borrower wishes to make a PR Account Payment or obtain a PR Account Advance, the Company shall give Agent irrevocable notice thereof no later than 11:00 a.m. (Pacific time) at least one Business Day prior to the date of the requested PR Account Payment or PR Account Advance. Such notice shall specify the amount of, and requested date of, the requested PR Account Payment or PR Account Advance and include any other information requested by Swing Line Lender.

2.6.4       Limitation on Transactions in PR Account. The total number of payments to and advances from a PR Account shall not exceed 6 transactions per calendar month in the aggregate.

2.6.5       Application of PR Account Balance. The balance in any PR Account shall be applied to reduce the outstanding principal balance of the New Vehicle Swing Line Loans for New Vehicles owned by the applicable PR Account Borrower for the purpose of computation of interest only, and shall in no way limit or modify the principal payment requirements set forth elsewhere in this Agreement. Notwithstanding any other provision in this Section 2.6, except as set forth in the last sentence of Section 2.1.7 with respect to the New Vehicle Floorplan Commitment Fee payable to Swing Line Lender, the balance in a PR Account may not be used to reduce any principal amount outstanding for purposes of determining any remaining availability under the lines of credit established by Sections 2.1 or 2.2 of this Agreement or any of the other limitations stated in this Agreement.

2.6.6     Record of PR Account. All payments into a PR Account and all PR Account Advances shall be recorded on Swing Line Lender’s books.

2.6.7     Termination of PR Accounts. Swing Line Lender and the Company on behalf of the New Vehicle Floorplan Borrowers, may mutually agree to terminate this Section 2.6 at such time as is agreed upon between them. In addition, Swing Line Lender may terminate this Section 2.6 (a) without prior notice upon the occurrence (or at any time during the continuation) of an Event of Default or (b) upon 30 days’ notice to the Company if the reason for the termination is that the Swing Line Lender has decided not to offer PR Accounts to its customers generally or that Swing Line Lender is prohibited or restricted by law or regulation from offering PR Accounts. Provided that no Event of Default exists, upon termination of this Section 2.6, Swing Line Lender shall make a PR Account Advance in an amount equal to the balance in each PR Account and deposit such amount in a deposit account of the applicable New Vehicle Floorplan Borrower with Swing Line Lender. If an Event of Default has occurred and is continuing, then upon termination of this Section 2.6, PR Account Borrowers shall have no further right to receive any PR Account Advances and Agent may apply the balance in any PR Account to the Obligations in accordance with the provisions of this Agreement.

ARTICLE 3
USED VEHICLE FLOORPLAN LINE OF CREDIT

3.1          Used Vehicle Floorplan Loans.

3.1.1     Used Vehicle Floorplan Commitment. Subject to the terms and conditions of this Agreement, each Lender severally and not jointly agrees to make loans (each a “Used Vehicle Floorplan Loan”) to the Used Vehicle Floorplan Borrower on a revolving credit basis during the period from the Closing Date to but not including the Termination Date; provided that (a) the aggregate outstanding principal balance of the Used Vehicle Floorplan Loans made by each Lender, plus the outstanding principal balance of such Lender’s participating interest in the Used Vehicle Swing Line Loans shall not at any time exceed an amount equal to such Lender’s Used Vehicle Floorplan Commitment; (b) the outstanding principal balance of all Used Vehicle Floorplan Loans shall not at any time exceed, in the aggregate, as to all Lenders, the Maximum Used Vehicle Floorplan Amount, and (c) the outstanding principal balance of all Used Vehicle Floorplan Loans, plus the outstanding principal balance of all Used Vehicle Swing Line Loans, shall not at any time exceed, in the aggregate, as to all Lenders, the Maximum Used Vehicle Floorplan Amount. Subject to the terms and conditions hereof, Borrower may borrow, prepay and reborrow Used Vehicle Floorplan Loans.

3.1.2     Purpose of Used Vehicle Floorplan Loans. The Used Vehicle Floorplan Borrower shall use the proceeds of the Used Vehicle Floorplan Loans to finance Used Vehicles owned by a Dealership, and to refinance Used Vehicle Swing Line Loans.

3.1.3        Requests for Used Vehicle Floorplan Loans. Whenever the Used Vehicle Floorplan Borrower wishes to obtain a Used Vehicle Floorplan Advance, it shall give Agent irrevocable notice thereof no later than 11:00 a.m. (Pacific Time) at least one Business Day prior to the date of the requested borrowing. Such notice shall specify the requested borrowing date (which must be a Business Day), the amount of the Used Vehicle Floorplan Loan Advance, and include any other information and documentation reasonably requested by Agent. Agent will promptly notify each Lender of its receipt of any request for a Used Vehicle Floorplan Advance and of the amount of its Pro Rata Share of such Used Vehicle Floorplan Advance. Each Used Vehicle Floorplan Advance shall be in a minimum amount of $1,000,000.00 and in multiples of $100,000.00 above such amount.

3.1.4        Funding of Used Vehicle Floorplan Loans. If the Agent notifies the Lenders of a request for a Used Vehicle Floorplan Advance by 1:00 p.m. (Pacific Time) on any Business Day, each Lender will deliver its Pro Rata Share of such Used Vehicle Floorplan Advance to Agent by 11:00 a.m. (Pacific Time) on the Business Day after such notification.

3.1.5        Used Vehicle Floorplan Payments.

(a)     Interest Payments. Interest on the unpaid principal balance of the Used Vehicle Floorplan Loans shall be paid monthly by the Used Vehicle Floorplan Borrower in an amount equal to all interest accrued during the prior calendar month. Such interest payments shall be made on each Used Vehicle/Revolving Monthly Payment Date commencing with the first such date to occur following the Closing Date and continuing thereafter. All accrued interest outstanding on the Termination Date shall be due and payable in full on the Termination Date.

(b)     Voluntary Principal Payments. The Used Vehicle Floorplan Borrower may make voluntary repayments of all or a portion of the outstanding principal balance of the Used Vehicle Floorplan Loans if the Used Vehicle Floorplan Borrower gives Agent written or telephonic notice of such voluntary repayment no later than 11:00 a.m. (Pacific Time) at least one Business Day prior to the date of such repayment; provided that each such voluntary principal repayment shall be in a minimum amount of $1,000,000.00 and in multiples of $100,000.00 above such amount. Such notice shall specify the anticipated date of the voluntary repayment and the principal amount of the Used Vehicle Floorplan Loans that will be repaid on such date. Any voluntary repayment of the Used Vehicle Floorplan Loans that is received by Agent without such notice shall be deemed to have been received by Agent on the Business Day after such payment is actually received by Agent and interest shall accrue on the amounts so repaid through the date of such deemed receipt.

(c)     Principal Payment at Maturity. The entire outstanding principal balance of the Used Vehicle Floorplan Loans plus all interest accrued thereon shall be due and payable in full by the Used Vehicle Floorplan Borrower on the Termination Date.

3.1.6        Voluntary Reduction or Termination of Commitment. The Used Vehicle Floorplan Borrower may from time to time on at least ten (10) Business Day’s prior written notice to the Agent (which shall promptly advise each Lender thereof) permanently reduce the Aggregate Used Vehicle Floorplan Commitment to an amount not less than the then outstanding principal balance of the Used Vehicle Floorplan Loans and Used Vehicle Swing Line Loans. Concurrently with any reduction of the Aggregate Used Vehicle Floorplan Commitment to zero, (a) no further Used Vehicle Floorplan Loans or Used Vehicle Swing Line Loans will be made, and (b) the Used Vehicle Floorplan Borrower shall pay all principal and interest on the Used Vehicle Floorplan Loans and Used Vehicle Swing Line Loans and all fees and other amounts owing to Agent and the Lenders. All reductions of the Aggregate Used Vehicle Floorplan Commitment shall reduce the Used Vehicle Floorplan Commitments pro rata among the Lenders according to their respective Pro Rata Shares; and except as otherwise set forth in the proviso to this Section 3.1.6, shall reduce the Used Vehicle Swing Line Commitment in proportion to the reduction of the Aggregate Used Vehicle Floorplan Commitment; provided, however, that (unless the Aggregate Used Vehicle Floorplan Commitment is reduced to less than such amount), the Used Vehicle Swing Line Commitment shall not be reduced.

3.1.7      Used Vehicle Floorplan Commitment Fee. The Used Vehicle Floorplan Borrower agrees to pay to Agent, for the account of the Lenders, a commitment fee (the “Used Vehicle Floorplan Commitment Fee”) calculated at a per annum rate equal to the Used Vehicle Floorplan Commitment Fee Rate on the average daily amount by which the Aggregate Used Vehicle Floorplan Commitment exceeds the sum of (a) the actual aggregate outstanding principal balance of the Used Vehicle Swing Line Loans on each day (it being understood that any portion of the outstanding principal balance of the Used Vehicle Swing Line Loans ceases to be outstanding under the Used Vehicle Swing Line Loans and commences being a portion of the outstanding principal balance under the Used Vehicle Floorplan Loans on the date that the Used Vehicle Floorplan Loans are funded to repay such portion of the outstanding principal balance of the Used Vehicle Swing Line Loans); plus (b) the actual aggregate outstanding principal balance of the Used Vehicle Floorplan Loans on each day; provided that, if the aggregate amount of the Used Vehicle Floorplan Commitment Fee payable for any period to the Lenders other than the Swing Line Lender (as set forth in the third sentence of this paragraph) exceeds the amount calculated under this sentence, then the Used Vehicle Floorplan Borrower agrees to pay to the Agent, for the account of such Lenders, such additional amounts so that each Lender other than the Swing Line Lender receives the full amount of Used Vehicle Floorplan Commitment Fee described in the third sentence of this paragraph. The accrued Used Vehicle Floorplan Commitment Fee shall be due and payable in arrears on each Quarterly Payment Date hereafter and on the Termination Date for the three month period or other time period ending on the last day of the preceding fiscal quarter or on the Termination Date. The Used Vehicle Floorplan Commitment Fee payable to each Lender other than the Swing Line Lender shall be based upon the amount determined by multiplying such Lender’s Pro Rata Share by the average daily amount by which the Aggregate Used Vehicle Floorplan Commitment exceeds the actual aggregate outstanding principal balance of the Used Vehicle Floorplan Loans on each day. The Used Vehicle Floorplan Commitment Fee payable to the Lender which is the Swing Line Lender shall be based upon the amount determined by multiplying such Lender’s Pro Rata Share by the average daily amount by which the Aggregate Used Vehicle Floorplan Commitment exceeds the actual aggregate outstanding principal balance of the Used Vehicle Floorplan Loans on each day and subtracting from that amount the average daily outstanding principal balance of the Used Vehicle Swing Line Loans.

3.1.8     Additional Payments. The Lenders shall have no obligation whatsoever, and they have no present intention, to make any Used Vehicle Floorplan Loan or Used Vehicle Swing Line Loan after the Termination Date or which would cause the principal amount outstanding under this Agreement to exceed any of the limitations stated in this Agreement. Notwithstanding the foregoing, the Used Vehicle Floorplan Borrower is and shall be and remain unconditionally liable to the Lenders for, and the Used Vehicle Floorplan Borrower hereby promises to pay to Agent for the account of the Lenders the amount of all Used Vehicle Floorplan Loans, Used Vehicle Swing Line Loans, and other Used Vehicle Floorplan Obligations hereunder, including without limitation Loans in excess of the limitations set forth herein and Used Vehicle Floorplan Loans and Used Vehicle Swing Line Loans made after the Termination Date. The Used Vehicle Floorplan Borrower shall pay to Agent: (a) upon demand, or if earlier immediately upon becoming aware of the overadvance, the amount of any Used Vehicle Floorplan Loans and Used Vehicle Swing Line Loans in excess of any limitation contained in this Agreement; and (b) upon demand, the amount of any Used Vehicle Floorplan Loans and Used Vehicle Swing Line Loans made after the Termination Date; together with interest on the principal amount of such Used Vehicle Floorplan Loans and Used Vehicle Swing Line Loans, as set forth herein.

3.2          Used Vehicle Swing Line Loans.

3.2.1       Used Vehicle Swing Line Commitment. Subject to the terms and conditions of this Agreement, the Swing Line Lender may, at its option, make loans (each, a “Used Vehicle Swing Line Loan”) to the Used Vehicle Floorplan Borrower on a revolving credit basis during the period from the Closing Date to but not including the Termination Date; provided that (a) the aggregate outstanding principal balance of the Used Vehicle Swing Line Loans shall not at any time exceed the Used Vehicle Swing Line Commitment; and (b) the outstanding principal balance of all Used Vehicle Floorplan Loans made by all Lenders plus the outstanding principal balance of all Used Vehicle Swing Line Loans, shall not at any time exceed the Maximum Used Vehicle Floorplan Amount. Subject to the terms and conditions hereof, the Used Vehicle Floorplan Borrower may borrow, prepay and reborrow Used Vehicle Swing Line Loans.

3.2.2       Purpose of Used Vehicle Swing Line Loans. The Used Vehicle Floorplan Borrower shall use the proceeds of Used Vehicle Swing Line Loans for purposes permitted by Section 3.1.2 and to fund Sweep Advances pursuant to Section 3.2.7.

3.2.3       Requests for Used Vehicle Swing Line Loans. Except as set forth in Section 3.2.7, whenever the Used Vehicle Floorplan Loan Borrower wishes to obtain a Used Vehicle Swing Line Loan, the Used Vehicle Floorplan Borrower shall give Agent irrevocable notice thereof no later than 1:00 p.m. (Pacific Time) on the requested date of such Used Vehicle Swing Line Loan, unless Swing Line Lender agrees in each instance, in its sole discretion, to a shorter time period. Such notice shall specify the requested borrowing date (which must be a Business Day) and the amount of the Used Vehicle Swing Line Loan and include any other documentation and information reasonably requested by Agent.

3.2.4        Used Vehicle Swing Line Loan Payments.

(a)     Interest Payments. Interest on the unpaid principal balance of the Used Vehicle Swing Line Loans shall be paid monthly by the Used Vehicle Floorplan Borrower in an amount equal to all interest accrued during the prior calendar month. Such interest payments shall be made on each Used Vehicle/Revolving Monthly Payment Date commencing with the first such date to occur following the Closing Date and continuing thereafter. All accrued interest outstanding on the Termination Date shall be due and payable in full on the Termination Date.

(b)     Principal Payments. The entire outstanding principal balance of the Used Vehicle Swing Line Loans plus all interest accrued thereon shall be due and payable in full by the Used Vehicle Floorplan Borrower on the Termination Date. In addition, the principal balance of the Used Vehicle Swing Line Loans shall be due and payable as required by Section 3.2.6.

3.2.5       Participation in Used Vehicle Swing Line Loans. Immediately upon the making of a Used Vehicle Swing Line Loan by the Swing Line Lender, the Swing Line Lender shall be deemed to have sold and transferred to each Lender and each Lender shall be deemed to have purchased and received from the Swing Line Lender, without any further action by any party, an undivided participating interest in each Used Vehicle Swing Line Loan in an amount equal to such Lender’s Pro Rata Share; provided, however, that (a) no Lender shall be required to fund its participation in any Used Vehicle Swing Line Loan except as set forth in Section 3.2.6(b), and (b) no Lender shall be entitled to share in any payments of principal or interest in respect of its participation except, with respect to any participation funded by such Lender, as set forth herein. Such participation shall be subject to the terms and conditions of this Agreement.

3.2.6        Settlement of Used Vehicle Swing Line Loans.

(a)          Refunding of Loans.

(i)       Upon the request of the Swing Line Lender, the Agent from time to time shall, on behalf of the Used Vehicle Floorplan Borrower (and the Used Vehicle Floorplan Borrower hereby irrevocably authorizes the Agent to so act on its behalf) request each Lender (including Swing Line Lender in its capacity as a Lender) to make a Used Vehicle Floorplan Loan to the Used Vehicle Floorplan Borrower, in accordance with the provisions of this Section 3.2.6(a), which shall be applied to repay all or a portion of the outstanding principal balance of the Used Vehicle Swing Line Loans (each such Used Vehicle Floorplan Loan, a “Refunding Used Vehicle Floorplan Loan”), in an amount equal to that Lender’s Pro Rata Share of all or a portion of the then outstanding principal balance of the Used Vehicle Swing Line Loans.

(ii)      Without limiting the foregoing, each Lender agrees that Agent may request the Lenders to make Refunding Used Vehicle Floorplan Loans at any time if (A) a Default has occurred and is continuing, or (B) in the judgment of Swing Line Lender, taking into account the outstanding principal balance of the Used Vehicle Swing Line Loans and the anticipated usage of the Used Vehicle Swing Line Loans, and the operation of the Credit Sweep pursuant to Section 3.2.7, such Refunding Used Vehicle Floorplan Loans are reasonably necessary to ensure that the outstanding principal balance of the Used Vehicle Swing Line Loans will not at any time exceed the Used Vehicle Swing Line Commitment or such lesser amount as is permitted to be outstanding on the Used Vehicle Swing Line Loans at such time (it being understood that in order to attain such objective, Swing Line Lender may request refunding of the Used Vehicle Swing Line Loans even though the principal balance of the Used Vehicle Swing Line Loans at the time of such request is less than the Used Vehicle Swing Line Commitment or the amount permitted to be outstanding on the Used Vehicle Swing Line Loans).

(iii)     If the Agent makes a request for funding under this Section 3.2.7(a) by 1:00 p.m. (Pacific Time) on any Business Day, the Lenders will deliver the required amount to Agent no later than 11:00 a.m. (Pacific Time) on the Business Day after such request. The proceeds of all Refunding Used Vehicle Floorplan Loans shall be paid by the Agent to the Swing Line Lender in repayment of the outstanding principal balance of the applicable Used Vehicle Swing Line Loans.

(b)          Funding of Participations. In addition to the right of the Swing Line Lender to request refunding of the Used Vehicle Swing Line Loans pursuant to Section 3.2.6(a), upon the request of the Swing Line Lender, the Agent may request each Lender (including Swing Line Lender in its capacity as a Lender) to fund its participation in the Used Vehicle Swing Line Loans by paying to the Agent, for the account of the Swing Line Lender, its Pro Rata Share of the principal amount of the Used Vehicle Swing Line Loans. If the Agent makes such request by 1:00 p.m. (Pacific Time) on any Business Day, the Lenders will deliver such amount to Agent no later than 11:00 a.m. (Pacific Time) on the Business Day after such request. All participations funded by the Lenders under this Section 3.2.6(b) shall be treated as the funding of the Revolving Loans for purposes of the calculation of the Used Vehicle Floorplan Commitment Fee. If any payment paid to any Lender with respect to its participating interest in any Used Vehicle Swing Line Loan is thereafter recovered from or must be returned or paid over by Swing Line Lender for any reason, such Lender will pay to the Agent for the account of the Swing Line Lender, such Lender’s Pro Rata Share of such amount and of any interest and other amounts paid or payable by the Swing Line Lender with respect to such amount. Agent agrees not to request any funding of the Lender’s participations in the Used Vehicle Swing Line Loans under this Section 3.2.6(b) at any time that such participations may be legally repaid using advances of Used Vehicle Floorplan Loans under Section 3.2.6(a).

(c)          Payment to Swing Line Lender. Notwithstanding any contrary provision of this Agreement (i) except as set forth in clause (ii) of this Section 3.2.6(c) all payments of principal and interest on the Used Vehicle Swing Line Loans shall be paid by Agent solely to the Swing Line Lender; and (ii) with respect to each participation in Used Vehicle Swing Line Loans which is funded by any Lender, such Lender (including Swing Line Lender in its capacity as Lender) shall be entitled to receive its Pro Rata Share of payments of (A) principal on such Used Vehicle Swing Line Loans and (B) interest on such Used Vehicle Swing Line Loans only for the period following the date such participation is funded.

(d)          Obligations Unconditional. The obligation of each Lender to make Used Vehicle Floorplan Loans to repay Used Vehicle Swing Line Loans pursuant to Section 3.2.6(a) or to fund its participation interests in Used Vehicle Swing Line Loans pursuant to Section 3.2.6(b) shall be absolute and unconditional and shall not be affected by the occurrence of a Default or Event of Default, the fact that any one or more of the conditions in Article 9 is not satisfied, the termination of the availability of Loans, the fact that such Used Vehicle Floorplan Loan is made after the Termination Date to refinance Used Vehicle Swing Line Loans made prior to the Termination Date, any defense, setoff, counterclaim or claim for recoupment of any Lender against Agent or Swing Line Lender or any other circumstance, whether or not similar to the foregoing. Notwithstanding the foregoing, the Lenders shall not be required to repay Used Vehicle Swing Line Loans pursuant to Section 3.2.6(a) or to fund their participation interests in Used Vehicle Swing Line Loans pursuant to Section 3.2.6(b) with respect to any portions of the outstanding principal balance of the Used Vehicle Swing Line Loans that are funded by Swing Line Lender after Agent is deemed to have knowledge or notice of the occurrence of a Default or after the Termination Date.

3.2.7        Credit Sweep.

(a)     Notwithstanding the provisions of Section 3.2.3, in addition to Used Vehicle Swing Line Loans requested pursuant to Section 3.2.3, the Used Vehicle Floorplan Borrower may also obtain and repay Used Vehicle Swing Ling Loans in accordance with the provisions of this Section 3.2.7 (each, a “Sweep Advance”). Sweep Advances shall be Used Vehicle Swing Line Loans.

(b)     Funds may be transferred between one or more deposit accounts maintained by the Used Vehicle Floorplan Borrower with Agent (each, a “DDA”) and the Swing Line Loans. Collected funds in the DDA may be transferred to the Used Vehicle Swing Line Loans to reduce the outstanding principal balance thereof and Sweep Advances may be made to maintain an agreed upon collected balance in the DDA.

(c)     All Sweep Advances shall be deemed to have been requested by the Used Vehicle Floorplan Borrower and shall be subject to the terms and conditions of this Agreement and the other Loan Documents, and shall also be subject to Agent’s deposit account, treasury management and other agreements with the Used Vehicle Floorplan Borrower; provided, however, that if there is any conflict between the terms of such agreements and the Loan Documents, the terms of the Loan Documents shall control.

(d)     The Used Vehicle Floorplan Borrower may terminate this service by written notice executed by the Used Vehicle Floorplan Borrower and delivered to Agent. Agent may change the terms or discontinue this service at any time upon written notice to the Used Vehicle Floorplan Borrower.

(e)     The Used Vehicle Floorplan Borrower shall pay such fees for this sweep service as may be disclosed to the Used Vehicle Floorplan Borrower by Agent. Such fees shall be for the sole account of Agent.

ARTICLE 4
REVOLVING LINE OF CREDIT

4.1          Revolving Loans.

4.1.1     Revolving Loan Commitment. Subject to the terms and conditions of this Agreement, each Lender severally and not jointly agrees to make loans (each a “Revolving Loan”) to the Revolving Loan Borrower on a revolving credit basis during the period from the Closing Date to but not including the Termination Date; provided that (a) the aggregate outstanding principal balance of the Revolving Loans made by each Lender, plus the outstanding principal balance of such Lender’s participating interest in the Revolving Swing Line Loans and Letters of Credit shall not at any time exceed an amount equal to such Lender’s Revolving Loan Commitment; (b) the outstanding principal balance of all Revolving Loans shall not at any time exceed, in the aggregate, as to all Lenders, the Maximum Revolving Loan Amount, and (c) the outstanding principal balance of all Revolving Loans, plus the outstanding principal balance of all Revolving Swing Line Loans, plus the LC Obligations shall not at any time exceed, in the aggregate, as to all Lenders, the Maximum Revolving Loan Amount. Subject to the terms and conditions hereof, Borrower may borrow, prepay and reborrow Revolving Loans.

4.1.2        Purpose of Revolving Loans. The Revolving Loan Borrower shall use the proceeds of the Revolving Loans, for its general corporate purposes (including to pay the purchase price payable to consummate the DCH Acquisition in accordance with the DCH Acquisition Agreement and to finance the purchase price of Permitted Acquisitions), and to refinance Revolving Swing Line Loans.

4.1.3        Requests for Revolving Loans. Whenever the Revolving Loan Borrower wishes to obtain a Revolving Loan Advance, it shall give Agent irrevocable notice thereof no later than 11:00 a.m. (Pacific Time) at least one Business Day prior to the date of the requested borrowing. Such notice shall specify the requested borrowing date (which must be a Business Day), the amount of the Revolving Loan Advance, and include any other information and documentation reasonably requested by Agent. Agent will promptly notify each Lender of its receipt of any request for a Revolving Loan Advance and of the amount of its Pro Rata Share of such Revolving Loan Advance. Each Revolving Loan Advance shall be in a minimum amount of $1,000,000.00 and in multiples of $100,000.00 above such amount.

4.1.4        Funding of Revolving Loans. If the Agent notifies the Lenders of a request for a Revolving Loan Advance by 1:00 p.m. (Pacific Time) on any Business Day, each Lender will deliver its Pro Rata Share of such Revolving Loan Advance to Agent by 11:00 a.m. (Pacific Time) on the Business Day after such notification.

4.1.5        Revolving Loan Payments.

(a)     Interest Payments. Interest on the unpaid principal balance of the Revolving Loans shall be paid monthly by the Revolving Loan Borrower in an amount equal to all interest accrued during the prior calendar month. Such interest payments shall be made on each Used Vehicle/Revolving Monthly Payment Date commencing with the first such date to occur following the Closing Date and continuing thereafter. All accrued interest outstanding on the Termination Date shall be due and payable in full on the Termination Date.

(b)     Voluntary Principal Payments. The Revolving Loan Borrower may make voluntary repayments of all or a portion of the outstanding principal balance of the Revolving Loans if the Revolving Loan Borrower gives Agent written or telephonic notice of such voluntary repayment no later than 11:00 a.m. (Pacific Time) at least one Business Day prior to the date of such repayment; provided that each such voluntary principal repayment shall be in a minimum amount of $1,000,000.00 and in multiples of $100,000.00 above such amount. Such notice shall specify the anticipated date of the voluntary repayment and the principal amount of the Revolving Loans that will be repaid on such date. Any voluntary repayment of the Revolving Loans that is received by Agent without such notice shall be deemed to have been received by Agent on the Business Day after such payment is actually received by Agent and interest shall accrue on the amounts so repaid through the date of such deemed receipt.

(c)     Principal Payment at Maturity. The entire outstanding principal balance of the Revolving Loans plus all interest accrued thereon shall be due and payable in full by the Revolving Loan Borrower on the Termination Date.

4.1.6        Voluntary Reduction or Termination of Commitment. The Revolving Loan Borrower may from time to time on at least ten (10) Business Day’s prior written notice to the Agent (which shall promptly advise each Lender thereof) permanently reduce the Aggregate Revolving Loan Commitment to an amount not less than the then outstanding principal balance of the Revolving Loans and Revolving Swing Line Loans plus the LC Obligations. Concurrently with any reduction of the Aggregate Revolving Loan Commitment to zero, (a) no further Revolving Loans or Revolving Swing Line Loans will be made and no further Letters of Credit will be issued, (b) the Revolving Loan Borrower shall pay all principal and interest on the Revolving Loans and Revolving Swing Line Loans and all fees and other amounts owing to Agent and the Lenders, and (c) the Revolving Loan Borrower shall grant to Agent a security interest in cash collateral to be held in the LC Collateral Account in an amount equal to the LC Obligations at such time. All reductions of the Aggregate Revolving Loan Commitment shall reduce the Revolving Loan Commitments pro rata among the Lenders according to their respective Pro Rata Shares; and except as otherwise set forth in the proviso to this Section 4.1.6, shall reduce the Revolving Swing Line Commitment in proportion to the reduction of the Aggregate Revolving Loan Commitment; provided, however, that (unless the Aggregate Revolving Loan Commitment is reduced to less than such amount), the Revolving Swing Line Commitment shall not be reduced.

4.1.7        Revolving Loan Commitment Fee. The Revolving Loan Borrower agrees to pay to Agent, for the account of the Lenders, a commitment fee (the “Revolving Loan Commitment Fee”) calculated at a per annum rate equal to the Revolving Loan Commitment Fee Rate on the average daily amount by which the Aggregate Revolving Loan Commitment exceeds the sum of (a) the actual aggregate outstanding principal balance of the Revolving Swing Line Loans on each day (it being understood that any portion of the outstanding principal balance of the Revolving Swing Line Loans ceases to be outstanding under the Revolving Swing Line Loans and commences being a portion of the outstanding principal balance under the Revolving Loans on the date that the Revolving Loans are funded to repay such portion of the outstanding principal balance of the Revolving Swing Line Loans); plus (b) the actual aggregate outstanding principal balance of the Revolving Loans plus the LC Obligations on each day; provided that, if the aggregate amount of the Revolving Loan Commitment Fee payable for any period to the Lenders other than the Swing Line Lender (as set forth in the third sentence of this paragraph) exceeds the amount calculated under this sentence, then the Revolving Loan Borrower agrees to pay to the Agent, for the account of such Lenders, such additional amounts so that each Lender other than the Swing Line Lender receives the full amount of Revolving Loan Commitment Fee described in the third sentence of this paragraph. The accrued Revolving Loan Commitment Fee shall be due and payable in arrears on each Quarterly Payment Date hereafter and on the Termination Date for the three month period or other time period ending on the last day of the preceding fiscal quarter or on the Termination Date. The Revolving Loan Commitment Fee payable to each Lender other than the Swing Line Lender shall be based upon the amount determined by multiplying such Lender’s Pro Rata Share by the average daily amount by which the Aggregate Revolving Loan Commitment exceeds the actual aggregate outstanding principal balance of the Revolving Loans plus the LC Obligations on each day. The Revolving Loan Commitment Fee payable to the Lender which is the Swing Line Lender shall be based upon the amount determined by multiplying such Lender’s Pro Rata Share by the average daily amount by which the Aggregate Revolving Loan Commitment exceeds the actual aggregate outstanding principal balance of the Revolving Loans plus the LC Obligations on each day and subtracting from that amount the average daily outstanding principal balance of the Revolving Swing Line Loans.

4.1.8        Additional Payments. The Lenders shall have no obligation whatsoever, and they have no present intention, to make any Revolving Loan or Revolving Swing Line Loan after the Termination Date or which would cause the principal amount outstanding under this Agreement to exceed any of the limitations stated in this Agreement. Notwithstanding the foregoing, the Revolving Loan Borrower is and shall be and remain unconditionally liable to the Lenders for, and the Revolving Loan Borrower hereby promises to pay to Agent for the account of the Lenders the amount of all Revolving Loans, Revolving Swing Line Loans, LC Obligations and other Revolving Loan Obligations hereunder, including without limitation Loans in excess of the limitations set forth herein and Revolving Loans and Revolving Swing Line Loans made after the Termination Date. The Revolving Loan Borrower shall pay to Agent: (a) upon demand, or if earlier immediately upon becoming aware of the overadvance, the amount of any Revolving Loans and Revolving Swing Line Loans and LC Obligations in excess of any limitation contained in this Agreement; and (b) upon demand, the amount of any Revolving Loans and Revolving Swing Line Loans made after the Termination Date; together with interest on the principal amount of such Revolving Loans and Revolving Swing Line Loans and LC Obligations, as set forth herein.

4.1.9        Reserve Amount.

(a)     In addition to any other limitations set forth in this Article 4, in the event that on any day the outstanding principal balance of all New Vehicle Floorplan Loans, plus New Vehicle Swing Line Loans, plus requests for New Vehicle Floorplan Loans and New Vehicle Swing Line Loans exceeds ninety-five percent (95%) of the Aggregate New Vehicle Floorplan Loan Commitment as of such date, then until the next Business Day on which such condition no longer exists (i) a portion of the Aggregate Revolving Loan Commitment (the “Reserve Amount”) in an amount equal to the lesser of (A) Fifteen Million Dollars ($15,000,000.00) or (B) an amount equal to the Maximum Revolving Loan Amount as of any date, minus the sum of the outstanding principal balance of the Revolving Loans, Revolving Swing Lines Loans and LC Obligations as of such date, shall be reserved and, except as set forth in Section 4.1.9 (b) shall no longer be available for funding Revolving Loans or Revolving Swing Line Loans or for issuance of Letters of Credit, and (ii) the Maximum Revolving Loan Amount shall be reduced by the amount of the Reserve Amount.

(b)     (i) Notwithstanding any contrary provision in Section 4.1.9(a), the Reserve Amount may be used to fund Revolving Loans and Revolving Swing Line Loans which are used to repay New Vehicle Swing Line Loans or New Vehicle Floorplan Loans, so long as after giving effect to such Loans, the outstanding principal balance of the Revolving Loans, Revolving Swing Line Loans and LC Obligations does not exceed the Maximum Revolving Loan Amount (calculated without giving effect to reduction by the Reserve Amount); and (ii) if, after giving effect to any payment described in Section 4.1.9(b)(i), the circumstances giving rise to the requirement for a Reserve Amount are still in effect, then the requirements and limitations in Section 4.1.9(a) shall continue in effect, including without limitation the requirement to maintain the Reserve Amount and the restrictions on borrowing set forth therein.

4.2          Revolving Swing Line Loans.

4.2.1        Revolving Swing Line Commitment. Subject to the terms and conditions of this Agreement, the Swing Line Lender may, at its option, make loans (each, a “Revolving Swing Line Loan”) to the Revolving Loan Borrower on a revolving credit basis during the period from the Closing Date to but not including the Termination Date; provided that (a) the aggregate outstanding principal balance of the Revolving Swing Line Loans shall not at any time exceed the Revolving Swing Line Commitment; and (b) the outstanding principal balance of all Revolving Loans made by all Lenders plus the outstanding principal balance of all Revolving Swing Line Loans, plus the LC Obligations, shall not at any time exceed the Maximum Revolving Loan Amount. Subject to the terms and conditions hereof, the Revolving Loan Borrower may borrow, prepay and reborrow Revolving Swing Line Loans.

4.2.2        Purpose of Revolving Swing Line Loans. The Revolving Loan Borrower shall use the proceeds of Revolving Swing Line Loans for purposes permitted by Section 4.1.2.

4.2.3        Requests for Revolving Swing Line Loans. Whenever the Revolving Loan Borrower wishes to obtain a Revolving Swing Line Loan, the Revolving Loan Borrower shall give Agent irrevocable notice thereof no later than 1:00 p.m. (Pacific Time) on the requested date of such Revolving Swing Line Loan, unless Swing Line Lender agrees in each instance, in its sole discretion, to a shorter time period. Such notice shall specify the requested borrowing date (which must be a Business Day) and the amount of the Revolving Swing Line Loan and include any other documentation and information reasonably requested by Agent.

4.2.4        Revolving Swing Line Loan Payments.

(a)     Interest Payments. Interest on the unpaid principal balance of the Revolving Swing Line Loans shall be paid monthly by the Revolving Loan Borrower in an amount equal to all interest accrued during the prior calendar month. Such interest payments shall be made on each Used Vehicle/Revolving Monthly Payment Date commencing with the first such date to occur following the Closing Date and continuing thereafter. All accrued interest outstanding on the Termination Date shall be due and payable in full on the Termination Date.

(b)     Principal Payments. The entire outstanding principal balance of the Revolving Swing Line Loans plus all interest accrued thereon shall be due and payable in full by the Revolving Loan Borrower on the Termination Date. In addition, the principal balance of the Revolving Swing Line Loans shall be due and payable as required by Section 4.2.6.

4.2.5        Participation in Revolving Swing Line Loans. Immediately upon the making of a Revolving Swing Line Loan by the Swing Line Lender, the Swing Line Lender shall be deemed to have sold and transferred to each Lender and each Lender shall be deemed to have purchased and received from the Swing Line Lender, without any further action by any party, an undivided participating interest in each Revolving Swing Line Loan in an amount equal to such Lender’s Pro Rata Share; provided, however, that (a) no Lender shall be required to fund its participation in any Revolving Swing Line Loan except as set forth in Section 4.2.6(b), and (b) no Lender shall be entitled to share in any payments of principal or interest in respect of its participation except, with respect to any participation funded by such Lender, as set forth herein. Such participation shall be subject to the terms and conditions of this Agreement.

4.2.6        Settlement of Revolving Swing Line Loans.

(a)           Refunding of Loans.

(i)       Upon the request of the Swing Line Lender, the Agent from time to time shall, on behalf of the Revolving Loan Borrower (and the Revolving Loan Borrower hereby irrevocably authorizes the Agent to so act on its behalf) request that each Lender (including Swing Line Lender in its capacity as a Lender) make a Revolving Loan to the Revolving Loan Borrower, in accordance with the provisions of this Section 4.2.6(a), which shall be applied to repay all or a portion of the outstanding principal balance of the Revolving Swing Line Loans (each such Revolving Loan, a “Refunding Revolving Loan”), in an amount equal to that Lender’s Pro Rata Share of all or a portion of the then outstanding principal balance of the Revolving Swing Line Loans.

(ii)      Without limiting the foregoing, each Lender agrees that Agent may request the Lenders to make Refunding Revolving Loans at any time if (A) a Default has occurred and is continuing, or (B) in the judgment of Swing Line Lender, taking into account the outstanding principal balance of the Revolving Swing Line Loans, and the anticipated usage of the Revolving Swing Line Loans, such Refunding Revolving Loans are reasonably necessary to ensure that the outstanding principal balance of the Revolving Swing Line Loans will not at any time exceed the Revolving Swing Line Commitment or such lesser amount as is permitted to be outstanding on the Revolving Swing Line Loans at such time (it being understood that in order to attain such objective, Swing Line Lender may request refunding of the Revolving Swing Line Loans even though the principal balance of the Revolving Swing Line Loans at the time of such request is less than the Revolving Swing Line Commitment or the amount permitted to be outstanding on the Revolving Swing Line Loans).

(iii)     If the Agent makes a request for funding under this Section 4.2.6(a) by 1:00 p.m. (Pacific Time) on any Business Day, the Lenders will deliver the required amount to Agent no later than 11:00 a.m. (Pacific Time) on the Business Day after such request. The proceeds of all Refunding Revolving Loans shall be paid by the Agent to the Swing Line Lender in repayment of the outstanding principal balance of the applicable Revolving Swing Line Loans.

(b)        Funding of Participations. In addition to the right of the Swing Line Lender to request refunding of the Revolving Swing Line Loans pursuant to Section 4.2.6(a), upon the request of the Swing Line Lender, the Agent may request each Lender (including Swing Line Lender in its capacity as a Lender) to fund its participation in the Revolving Swing Line Loans by paying to the Agent, for the account of the Swing Line Lender, its Pro Rata Share of the principal amount of the Revolving Swing Line Loans. If the Agent makes such request by 1:00 p.m. (Pacific Time) on any Business Day, the Lenders will deliver such amount to Agent no later than 11:00 a.m. (Pacific Time) on the Business Day after such request. All participations funded by the Lenders under this Section 4.2.6(b) shall be treated as the funding of the Revolving Loans for purposes of the calculation of the Revolving Loan Commitment Fee. If any payment paid to any Lender with respect to its participating interest in any Revolving Swing Line Loan is thereafter recovered from or must be returned or paid over by Swing Line Lender for any reason, such Lender will pay to the Agent for the account of the Swing Line Lender, such Lender’s Pro Rata Share of such amount and of any interest and other amounts paid or payable by the Swing Line Lender with respect to such amount. Agent agrees not to request any funding of the Lender’s participations in the Revolving Swing Line Loans under this Section 4.2.6(b) at any time that such participations may be legally repaid using advances of the Revolving Loan under Section 4.2.6(a).

(c)       Payment to Swing Line Lender. Notwithstanding any contrary provision of this Agreement (i) except as set forth in clause (ii) of this Section 4.2.6(c) all payments of principal and interest on the Revolving Swing Line Loans shall be paid by Agent solely to the Swing Line Lender; and (ii) with respect to each participation in Revolving Swing Line Loans which is funded by any Lender, such Lender (including Swing Line Lender in its capacity as Lender) shall be entitled to receive its Pro Rata Share of payments of (A) principal on such Revolving Swing Line Loans and (B) interest on such Revolving Swing Line Loans only for the period following the date such participation is funded.

(d)       Obligations Unconditional. The obligation of each Lender to make Revolving Loans to repay Revolving Swing Line Loans pursuant to Section 4.2.6(a) or to fund its participation interests in Revolving Swing Line Loans pursuant to Section 4.2.6(b) shall be absolute and unconditional and shall not be affected by the occurrence of a Default or Event of Default, the fact that any one or more of the conditions in Article 9 is not satisfied, the termination of the availability of Loans, the fact that such Revolving Loan is made after the Termination Date to refinance Revolving Swing Line Loans made prior to the Termination Date, any defense, setoff, counterclaim or claim for recoupment of any Lender against Agent or Swing Line Lender or any other circumstance, whether or not similar to the foregoing. Notwithstanding the foregoing, the Lenders shall not be required to repay Revolving Swing Line Loans pursuant to Section 4.2.6(a) or to fund their participation interests in Revolving Swing Line Loans pursuant to Section 4.2.6(b) with respect to any portions of the outstanding principal balance of the Revolving Swing Line Loans that are funded by Swing Line Lender after Agent is deemed to have knowledge or notice of the occurrence of a Default or after the Termination Date.

ARTICLE 5
LETTERS OF CREDIT

5.1     Letter of Credit Commitment. Subject to and upon the terms and conditions of this Agreement, LC Issuer may from time to time during the period from the Closing Date to the date which is 30 days prior to the Termination Date issue and renew, extend and amend (“Modify” and such action, a “Modification”) one or more standby letters of credit for the account of the Revolving Loan Borrower or a Subsidiary acceptable to LC Issuer, (so long as the Revolving Loan Borrower is the applicant on and liable for repayment of such Letter of Credit under the applicable LC Agreement); provided that (a) the LC Obligations shall not exceed at any time the Letter of Credit Commitment; and (b) the outstanding principal balance of all Revolving Loans made by all Lenders, plus the outstanding principal balance of all Revolving Swing Line Loans, plus the LC Obligations shall not at any time exceed the Maximum Revolving Loan Amount.

5.2     Existing Letters of Credit. LC Issuer has previously issued certain letters of credit for the account of the Revolving Loan Borrower or a Subsidiary under the Existing Loan Agreement (“Existing Letters of Credit”). Each of the Existing Letters of Credit shall be a Letter of Credit under and shall be subject to the terms and conditions of this Agreement.

5.3     LC Agreements. From time to time as required by LC Issuer, the Revolving Loan Borrower shall execute and deliver to LC Issuer a letter of credit reimbursement agreement or an amendment to existing agreements executed by the Revolving Loan Borrower (each, an “LC Agreement”) in a form acceptable to LC Issuer. Whenever the Revolving Loan Borrower wishes to request the issuance of a Letter of Credit, the Revolving Loan Borrower shall execute and deliver to LC Issuer an application therefor in LC Issuer’s standard form appropriately completed with all required information (an “LC Application”) and such other documents and information as LC Issuer reasonably requires. Each Letter of Credit shall be subject to all terms and conditions of this Agreement and of the applicable LC Application and LC Agreement. In the event of any express conflict between the terms of this Agreement and of the applicable LC Agreement, the terms of this Agreement shall control.

5.4     Expiry Date. No Letter of Credit shall be issued later than 30 days prior to the Termination Date. Each Letter of Credit shall have an expiration date no later than the earlier of (a) two years after the issuance date (or date of extension or renewal, if applicable); or (b) the Termination Date. Drafts drawn under a Letter of Credit may be sight drafts or time drafts; provided, however, that no draft shall have a maturity date later than the Termination Date. If there are any Letters of Credit outstanding on the Termination Date, Agent may require the Revolving Loan Borrower to deliver to Agent funds in an amount equal to the LC Obligations. The Revolving Loan Borrower immediately shall deliver to Agent all such funds required by Agent and Agent shall hold such funds in the LC Collateral Account as collateral for the Obligations and Permitted Swap Obligations.

5.5     Requests for Letters of Credit. Each LC Application or request for a Modification shall be submitted to the LC Issuer, with a copy to the Agent, at least five Business Days prior to the proposed date of issuance or Modification (unless the LC Issuer, in any instance, in its sole discretion, agrees to a shorter time period). The Agent shall promptly notify the LC Issuer whether such LC Application, and the issuance of a Letter of Credit pursuant thereto, conform to the requirements of this Agreement. Upon issuance or Modification of a Letter of Credit, the LC Issuer shall promptly notify the Agent, and Agent shall promptly notify the Lenders, of the amount and terms thereof. The LC Issuer shall have no independent duty to ascertain whether the conditions set forth in Article 9 have been satisfied; provided, however, that the LC Issuer shall not issue a Letter of Credit if, on or before the proposed date of issuance, the LC Issuer has received notice from Agent or Required Lenders that any such condition has not been satisfied or waived. In the event of any conflict between the terms of this Agreement and the terms of any LC Application or LC Agreement, the terms of this Agreement shall control.

5.6     Participation in Letters of Credit. Upon the issuance of a Letter of Credit in accordance with this Agreement (or on the Closing Date with respect to Existing Letters of Credit), each Lender shall be deemed to have purchased a pro rata participation in such Letter of Credit and the related LC Obligations from the LC Issuer in an amount equal to its Pro Rata Share of the related LC Obligations. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the LC Issuer is not reimbursed by the Revolving Loan Borrower (and funds are not available in the LC Collateral Account) for any payment made by the LC Issuer under any Existing Letter of Credit or any other Letter of Credit issued in accordance with the terms hereof, or if any reimbursement received by LC Issuer is rescinded or must be returned, each Lender shall reimburse Agent, for the benefit of the LC Issuer, an amount equal to its Pro Rata Share of such reimbursement amount as set forth below. To obtain funding by the Lenders of any reimbursement amount, Agent shall request, before 1:00 p.m. (Pacific Time) on a Business Day, each Lender (including the LC Issuer in its capacity as a Lender) to fund an amount equal to each Lender’s Pro Rata Share of the reimbursement amount. The Lenders shall fund to Agent the amounts so requested no later than 11:00 a.m. (Pacific Time) on the Business Day after the date that such request is delivered to the Lenders and all amounts so funded shall be paid by the Agent to the LC Issuer in satisfaction of each Lender’s participation obligations. The obligation of each Lender to so reimburse Agent, on behalf of the LC Issuer, shall be absolute and unconditional and shall not be affected by the occurrence of a Default or Event of Default, the termination of the availability of Letters of Credit, the fact that any one or more of the conditions in Article 9 is not satisfied, the fact that reimbursement is requested after the Termination Date, any defense, setoff, counterclaim or claim for recoupment against Agent or LC Issuer, or any other circumstance, whether or not similar to the foregoing. Any such reimbursement shall not relieve or otherwise impair the obligation of the Revolving Loan Borrower to reimburse the LC Issuer for the amount of any payment made by the LC Issuer under any Letter of Credit, together with interest as provided herein.

5.7     Payments. The Revolving Loan Borrower agrees to pay to the LC Issuer, on the date any payment is made by the LC Issuer, an amount equal to any payment made by the LC Issuer with respect to each Letter of Credit, together with interest on such amount from the date of any payment made by the LC Issuer at the Revolving Loan Borrowing Rate for the first three days and thereafter at the Default Rate applicable to Revolving Loans. The principal amount of any such payment shall be used to reimburse the LC Issuer for the payment made by it under the Letter of Credit and, to the extent that the Lenders have not reimbursed the Agent pursuant to Section 5.6, the interest amount of any such payment shall be solely for the account of the LC Issuer. Each Lender that has reimbursed the Agent pursuant to Section 5.6 for its Pro Rata Share of any payment made by the LC Issuer under a Letter of Credit shall thereupon acquire a pro rata participation, to the extent of such reimbursement, in the claim of the LC Issuer against the Revolving Loan Borrower for reimbursement of principal and interest under this Section 5.7 and shall share, in accordance with that pro rata participation, in any principal payment made by the Revolving Loan Borrower with respect to such claim and in any interest payment made by the Revolving Loan Borrower (but only with respect to periods subsequent to the date such Lender reimbursed the Agent) with respect to such claim. The LC Issuer shall promptly make available to the Agent, in immediately available funds, any amounts due to the Lenders under this Section 5.7. The LC Issuer shall notify the Revolving Loan Borrower and Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereof.

5.8       Terms Satisfactory to LC Issuer. Notwithstanding any contrary provision of this Agreement, any LC Agreement, LC Application, or any other Loan Document, all terms and conditions of each Letter of Credit must be acceptable to LC Issuer in its sole discretion and each Letter of Credit must conform to all requirements of the LC Issuer.

5.9       Obligations Absolute. The obligation of the Revolving Loan Borrower to pay to the LC Issuer the amount of any payment made by the LC Issuer under any Letter of Credit shall be absolute, unconditional, and irrevocable. Without limiting the foregoing, the Revolving Loan Borrower’s obligation shall not be affected by any of the following circumstances, except in the event of LC Issuer’s gross negligence or intentional misconduct:

(a)     any lack of validity or enforceability of the Letter of Credit, this Agreement, the other Loan Documents, or any other agreement or instrument relating thereto;

(b)     the existence of any claim, setoff, defense, or other rights which any Loan Party may have at any time against the LC Issuer, any beneficiary of the Letter of Credit (or any Persons for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

(c)     any draft, demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(d)     the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

(e)      any failure or delay in notice of shipments or arrival of any property;

(f)      any error, omission, interruption, delay, or loss in the transmission or delivery of any draft, message, notice, advice, or other communication relating to a Letter of Credit or any delay or interruption in any such message;

(g)     any error, neglect or default of any correspondent of the LC Issuer in connection with a Letter of Credit;

(h)     any error in interpretation of technical terms or any consequence arising from circumstances beyond the control of the LC Issuer;

(i)      any other circumstance whatsoever, whether or not similar to any of the foregoing that might constitute a legal or equitable discharge of, or provide a right of setoff against, the Obligations of the Revolving Loan Borrower.

5.10        Letter of Credit Fees.

5.10.1     The Revolving Loan Borrower agrees to pay to Agent, for the account of the Lenders ratably in accordance with their Pro Rata Shares, on the date any Letter of Credit is issued, renewed or extended, with respect to each Letter of Credit, a letter of credit fee at a per annum rate equal to the LC Fee Percentage (“LC Fee”) on the face amount thereof, calculated from the date of issuance (or renewal or extension) to the expiry date thereof. All fees paid under this Section 5.10.1 are non-refundable, even if the Letter of Credit for which they are paid is terminated or amended before its anticipated expiration or extended expiration date.

5.10.2     The Revolving Loan Borrower agrees to pay to LC Issuer, for its sole account on demand, (a) the fees agreed to between them as set forth in any fee letter or as otherwise agreed from time to time, and (b) with respect to each Letter of Credit and each draft drawn thereunder, LC Issuer’s customary fees and charges, including processing, drawing, transfer, amendment, negotiation, acceptance, and other fees and all out-of-pocket expenses incurred by the LC Issuer in accordance with the issuance, Modification, administration or payment of any Letter of Credit.

5.11        LC Collateral Account. The Revolving Loan Borrower will, upon the request of Agent or Required Lenders and until the final expiration date of any Letter of Credit and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Letter of Credit, maintain a special collateral account pursuant to arrangements satisfactory to the Agent (the “LC Collateral Account”), in the name of the Revolving Loan Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which the Revolving Loan Borrower shall have no interest. The Revolving Loan Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Revolving Loan Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the LC Collateral Account to secure the prompt and complete payment and performance of the Obligations and Permitted Swap Obligations. The Agent will invest any funds on deposit from time to time in the LC Collateral Account in certificates of deposit of Agent having a maturity not exceeding 30 days. Nothing in this Section shall either obligate the Agent to require the Revolving Loan Borrower to deposit any funds in the LC Collateral Account or limit the right of the Agent to release any funds held in the LC Collateral Account.

5.12        Borrower Indemnification. The Revolving Loan Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Agent, and their respective parent corporations, affiliates, subsidiaries, successors, assigns, officers, directors, employees, agents, attorneys and advisors (the “Indemnified Persons”) from and against any and all claims, losses, liabilities, demands, damages, actions, causes of action, penalties, costs and expenses (including Attorney Costs), defenses, counterclaims, setoffs and claims for recoupment (collectively, “Claims”) which such Lender, the LC Issuer or the Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (a) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Revolving Loan Borrower may have against any Defaulting Lender) or (b) by reason of or on account of the LC Issuer issuing any Letter of Credit which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Letter of Credit does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Revolving Loan Borrower shall not be required to indemnify any Lender, the LC Issuer or the Agent for any Claim to the extent, but only to the extent, caused by (y) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (z) the LC Issuer’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section 5.12 is intended to limit the obligations of the Revolving Loan Borrower under any other provision of this Agreement.

5.13       Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Revolving Loan Borrower) against any Claims (except such as result from the LC Issuer’s gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit) that such indemnitees may suffer or incur in connection with this Article 5 or any action taken or omitted by such indemnitees hereunder.

ARTICLE 6
CERTAIN ADDITIONAL PROVISIONS

6.1          Interest.

6.1.1     Interest Rate. Unless the Default Rate or the rate set forth in Section 7.3 is applicable, (a) New Vehicle Floorplan Loans and New Vehicle Swing Line Loans shall bear interest at a variable rate per annum equal to the New Vehicle Floorplan Borrowing Rate, (b) Used Vehicle Floorplan Loans and Used Vehicle Swing Line Loans shall bear interest at a variable rate per annum equal to the Used Vehicle Floorplan Borrowing Rate; and (c) Revolving Loans and Revolving Swing Line Loans shall bear interest at a variable rate per annum equal to the Revolving Loan Borrowing Rate, in each case adjusted without notice on the date of each change in the Eurocurrency Rate.

6.1.2     Rates Applicable After Event of Default. During the continuance of an Event of Default the Required Lenders may, at their option, by notice to the Company, declare that (a) the Loans shall bear interest at a rate per annum equal to the interest rate which would otherwise be in effect from time to time pursuant to Section 6.1.1, plus 3% per annum (each, a “Default Rate”), and (b) the LC Fee shall be increased by 3% per annum, provided that, during the continuance of an Event of Default under Section 14.1.8, the interest rate set forth in clause (a) above and the increase in the LC Fee set forth in clause (b) above shall automatically be applicable to all Loans, Letters of Credit, and Credit Extensions without any election or action on the part of the Agent or any Lender. After an Event of Default has been cured or waived, the interest rate applicable to the Loans and the LC Fee shall revert to the rates applicable prior to the occurrence of an Event of Default.

6.1.3     Determination of Rate. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it elects; it being understood, however, that with respect to Eurocurrency Loans, all determinations hereunder shall be made as if each Lender had actually funded and maintained such Loans through the purchase of deposits in the London interbank eurodollar market.

6.2          Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the New Vehicle Floorplan Borrowers, Used Vehicle Floorplan Borrower, and Revolving Loan Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.

6.3          Borrowing Procedure.

6.3.1     Requests for Loans. Whenever the New Vehicle Floorplan Borrowers, the Used Vehicle Floorplan Borrower, or the Revolving Loan Borrower, as applicable, wishes to request a Loan, the Company shall give Agent irrevocable notice thereof within the time required by this Agreement. The Company (on behalf of the applicable Borrower or Borrowers) may request a Loan in writing or by telephone (or with respect to Sweep Advances, as set forth in Section 3.2.7) for deposit into the Company’s deposit account(s) with Agent. Requests for Loans to be deposited or forwarded elsewhere shall be in writing in such form and containing such additional information as Agent may reasonably require in order to confirm the request and transmit funds. Each Borrower hereby authorizes Lenders and Agent to make Advances and to transfer funds based on telephonic notices made by any Person which Agent or any Lender in good faith believes to be acting on behalf of the Company, it being understood that the foregoing authorization is specifically intended to allow requests for Advances to be given telephonically. The Company agrees to deliver promptly to the Agent a written confirmation (which may include e-mail) of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of Agent and the Lenders shall govern absent manifest error.

6.3.2     Lending Installations. Each Lender may book its Advances and its participation in any LC Obligations and Swing Line Loans and the LC Issuer may book the Letters of Credit at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Letters of Credit, and participations in LC Obligations and Swing Line Loans shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Agent and the Company, designate replacement or additional Lending Installations through which Loans will be made by it or Letters of Credit will be issued by it and for whose account Loan payments or payments with respect to Letters of Credit are to be made.

6.4     Obligations Several. The failure of any Lender to make any Loan shall not relieve any other Lender of its obligation to make its Loan on any date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

6.5     Non-Receipt of Funds by Agent. Unless the Company (on behalf of any Borrower or Borrowers) or a Lender, as the case may be, notifies Agent prior to the date on which Lender or a Borrower or Borrowers is scheduled to make payment to Agent of (a) in the case of a Lender, the proceeds of a Loan or participation or (b) in the case of a Borrower or Borrowers, a payment of principal, interest or fees to Agent for the account of the Lenders, that it does not intend to make such payment, Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower or Borrowers, as the case may be, has not in fact made such payment to Agent, the recipient of such payment shall, on demand by Agent, repay to Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by Agent until the date Agent recovers such amount at a rate per annum equal to (y) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (z) in the case of payment by a Borrower or Borrowers, the interest rate applicable to the relevant Loan or Reimbursement Obligations.

6.6     Authorization. Any Loan made to any one or more of the Borrowers shall be conclusively presumed to have been made to or for the benefit of such Borrower or Borrowers when the proceeds of such Loan (a) are deposited to the credit of a Borrower in an account of a Borrower with Agent, or (b) are transmitted to any other bank with directions to credit the same to the account of any Borrower at such bank, regardless of whether Persons other than those authorized to make requests for Loans have authority to draw against any such account. Each Borrower acknowledges that Agent cannot effectively determine whether a particular request for a Loan is valid, authorized, or authentic. Therefore, each Borrower assumes all risk of the validity, authenticity, and authorization of such requests, whether or not the individual making such requests has authority to request Loans. Agent shall be entitled to act on the instructions of anyone identifying himself or herself as authorized to request Loans and each Borrower shall be bound thereby in the same manner as if the Person were actually so authorized. Agent is authorized to credit any account of (x) any New Vehicle Floorplan Borrower with Agent (or any account any New Vehicle Floorplan Borrower designates in writing) for Loans made to the New Vehicle Floorplan Borrowers, (y) the Used Vehicle Floorplan Borrower with Agent (or any account the Used Vehicle Floorplan Borrower designates in writing) for loans made to the Used Vehicle Floorplan Borrower, and (z) the Revolving Loan Borrower with Agent (or any account the Revolving Loan Borrower designates in writing) for loans made to the Revolving Loan Borrower. A Borrower’s failure to confirm any telephonic request or otherwise comply with the provisions of this Section 6.6 shall not in any manner affect the obligation of the applicable Borrower or Borrowers to repay such Loans in accordance with the terms of this Agreement. Each Borrower agrees not to hold Agent or the Lenders liable for any errors or misunderstanding in complying with any written or oral directions for Loans; and each Borrower agrees to indemnify and hold Agent and the Lenders and the other Indemnified Persons harmless from any and all Claims which may arise or be created by the acceptance of instructions (telephonic or otherwise) for making Loans by wire transfer or otherwise, or for application of payments, other than as a result of Agent’s gross negligence or willful misconduct.

6.7       Interest and Fee Basis. All interest rates and fees referred to herein shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Pacific Time) at the place of payment. If any payment of principal of or interest shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in computing interest on such payment.

6.8       Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to Agent at Agent’s address specified for notice herein, or at any other Lending Installation of the Agent specified in writing by Agent to the Company, by noon (Pacific Time) on the date when due and shall (except (a) with respect to repayments of Swing Line Loans, (b) in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or (c) as otherwise specifically required hereunder) be applied ratably by the Agent among the Lenders, in accordance with their Pro Rata Shares. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified for notice herein, or at any Lending Installation specified in a notice received by the Agent from such Lender. Each reference to the Agent in this Section shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Revolving Loan Borrower to the LC Issuer.

6.9       Payment by Automatic Debit. Each Borrower hereby authorizes Agent to automatically deduct the amount of all principal and interest payments, Reimbursement Obligations and fees from one or more deposit accounts of the Company with Agent specified in a writing provided by the Company to Agent. Each Borrower will pay all the fees on the account which result from the automatic deductions, including any overdraft and non-sufficient funds charges. If for any reason Agent does not charge the account for a payment, or if an automatic payment is reversed, the payment is still due. The Company may change any account number by notifying Agent of the new account number.

6.10     Late Charges. Subject to any limitations imposed by Applicable Law, if any payment of principal or interest on the Loans, the LC Obligations, or other Obligations is fifteen (15) days or more past due, the New Vehicle Floorplan Borrowers, Used Vehicle Floorplan Borrower, or the Revolving Loan Borrower, as applicable, shall pay to Agent on demand, for the account of the Lenders, a late charge of five percent of the delinquent payment. Each party hereto agrees that it would be difficult or costly to determine the actual costs incurred by any Lender by reason of late payment. Therefore, the parties agree that this late charge represents a fair and reasonable estimate of the costs incurred by each Lender and is reasonable under the circumstances existing as of the date hereof. Collection of the late payment fee shall not be deemed to be a waiver of any Default hereunder.

6.11     Limitation of Interest. Borrowers, Agent and Lenders intend to strictly comply with all Applicable Laws, including applicable usury laws. Accordingly, the provisions of this Section shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls. As used in this Section, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under Applicable Law, provided that, to the maximum extent permitted by Applicable Law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations. In no event shall any Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (y) any interest in excess of the maximum amount of nonusurious interest permitted under the Applicable Laws (if any) of the United States or of any applicable state, or (z) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Highest Lawful Rate. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited against the then-outstanding principal balance of the obligations of the applicable Borrower or Borrowers to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

6.12        Increase Option.

6.12.1     The Company may from time to time request an increase in the Aggregate New Vehicle Floorplan Commitment, in minimum increments of $50,000,000.00 or such lower amount as is agreed to between the Company and Agent, so long as, after giving effect thereto, (a) the aggregate amount of all such increases (including the requested increase and any other increases after the Closing Date) does not exceed $150,000,000.00, and (b) the Aggregate Commitment does not exceed $1,850,000,000.00.

6.12.2     The Company may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, an “Increasing Lender”), or by one or more new banks, financial institutions (each such new bank, financial institution or other entity, an “Additional Lender”), which Lender or Lenders shall increase their existing Commitments, or extend Commitments, as the case may be; provided that (a) each Additional Lender and each Increasing Lender and the amount of the increase of each Additional Lender and Increasing Lender shall be subject to the reasonable approval of the Company, the Agent and the LC Issuer, (b) (i) in the case of an Increasing Lender, the Agent, Borrowers and such Increasing Lender shall execute an Increasing Lender Agreement substantially in the form of Exhibit N hereto, and (ii) in the case of an Additional Lender, the Agent, Borrowers and such Additional Lender shall execute an Additional Lender Agreement substantially in the form of Exhibit M hereto, and (c) the applicable Borrower or Borrowers, Increasing Lender, Additional Lender and any other Loan Party shall each deliver to Agent such other documents or amendments to existing Loan Documents as Agent reasonably deems necessary.

6.12.3     No consent of any Lender (other than the Lenders participating in the increase) shall be required for any increase pursuant to this Section 6.12. Increases and new Commitments created pursuant to this Section 6.12 shall become effective on the date agreed by the Company, the Agent and the relevant Increasing Lenders or Additional Lenders, and the Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Aggregate New Vehicle Floorplan Commitment (or in the Commitment of any Lender) shall become effective unless (a) on the proposed effective date of such increase, (i) no Default has occurred and is continuing or will exist after giving effect to the increase and any Credit Extensions to be made on the effective date, (ii) all representations and warranties in this Agreement are true and correct in all material respects as of the effective date, (iii) the Company and its Subsidiaries will be in compliance (on a pro forma basis reasonably acceptable to the Agent) with the financial covenants in Section 11.1 after giving effect to the increase, and (iv) Agent has received a certificate with respect to the matters set forth in the foregoing clauses (a)(i) (ii) and (iii) dated the effective date and executed by the Company’s chief financial officer or other officer acceptable to Agent, together with such supporting documentation as Agent requires; and (b) the Agent has received such documents as it requires to evidence the power and authority of the Borrowers to borrow and the Guarantors to guaranty hereunder after giving effect to such increase.

6.12.4     On the effective date of any increase in the Aggregate New Vehicle Floorplan Commitment, (a) each relevant Increasing Lender and Additional Lender shall make available to the Agent such amounts in immediately available funds as the Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding New Vehicle Floorplan Loans of all the Lenders to equal its applicable Pro Rata Share of such outstanding Loans, and (b) the Borrowers shall make such other payments and adjustments as Agent reasonably deems necessary in connection with the changes in the Commitments and Pro Rata Shares of the Lenders.

6.13        Authorization. Each Borrower authorizes Agent and the Lenders (a) to furnish information about the Loans to each manufacturer or distributor of Vehicles, and (b) to advise each such manufacturer or distributor of any change or termination which may occur with respect to the Obligations.

6.14        Defaulting Lenders.

6.14.1      Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)     Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(b)     Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 14 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 17.8 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the LC Issuer and Swing Line Lender hereunder; third, to Cash Collateralize the LC Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 6.14.4; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Company, to be held in a deposit account (including the LC Collateral Account) and released pro rata in order to (i) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (ii) Cash Collateralize the LC Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 6.14.4; sixth, to the payment of any amounts owing to the Lenders, the LC Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the LC Issuer or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; eighth, if so determined by the Agent, distributed to the Lenders other than the Defaulting Lender until the ratio of the Outstanding Credit Exposure of such Lenders to the Aggregate Outstanding Exposure equals such ratio immediately prior to the Defaulting Lender’s failure to fund any portion of any Loans or participations in Letters of Credit or Swing Line Loans; and ninth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Loans or Letters of Credit issuances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (ii) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Sections 9.2 and 9.3 were satisfied or waived, such payment shall be applied solely to pay the Credit Extensions and funded participations of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Credit Extensions or funded participations of such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 6.14.1(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 6.14.1(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)           Certain Fees.

(i)       No Defaulting Lender shall be entitled to receive any New Vehicle Floorplan Commitment Fee, Used Vehicle Floorplan Commitment Fee, Revolving Loan Commitment Fee or Per Annum Fee for any period during which that Lender is a Defaulting Lender (and no Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)      Each Defaulting Lender shall be entitled to receive LC Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its ratable share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 6.14.4.

(iii)     With respect to any New Vehicle Floorplan Commitment Fee, Used Vehicle Floorplan Commitment Fee, Revolving Loan Commitment Fee or LC Fee not required to be paid to any Defaulting Lender pursuant to clause (c)(i) or (ii) above, the applicable Borrower or Borrowers shall (X) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (d) below, (Y) pay to the LC Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the LC Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (Z) not be required to pay the remaining amount of any such fee.

(d)           Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s interest as provided in the definition of Pro Rata Share) but only to the extent that (i) the conditions set forth in Sections 9.2 and 9.3 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Agent at such time, each Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (ii) such reallocation does not cause the aggregate Outstanding Credit Exposure, Outstanding New Vehicle Floorplan Exposure, Outstanding Used Vehicle Floorplan Exposure or Outstanding Revolving Loan Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s applicable Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)          Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (d) above cannot, or can only partially, be effected, the applicable Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (i) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (ii) second, Cash Collateralize the LC Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 6.14.4.

6.14.2     Defaulting Lender Cure. If the Borrower, the Agent, the Swing Line Lender and the LC Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 6.14.1(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

6.14.3     New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (a) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (b) the LC Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

6.14.4     Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Agent or the LC Issuer (with a copy to the Agent) the Revolving Loan Borrower shall Cash Collateralize the LC Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 6.14.1(d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)     Grant of Security Interest. The Revolving Loan Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Agent, for the benefit of the LC Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of LC Obligations, to be applied pursuant to clause (b) below. If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and the LC Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Revolving Loan Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)     Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 6.14 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)     Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 6.14.4 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Agent and the LC Issuer that there exists excess Cash Collateral; provided that, subject to this Section 6.14 the Person providing Cash Collateral and the LC Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

6.15     Replacement of Lender. If Borrowers are required pursuant to Section 7.1, 7.2 or 7.4 to make any additional payment to any Lender or if any Lender’s obligation to make Advances based on the Eurocurrency Base Rate is suspended pursuant to Section 7.3 or if any Lender defaults in its obligation to make a Loan, reimburse the LC Issuer pursuant to Section 5.6 or the Swing Line Lender pursuant to Section 2.2.6, 3.2.6, or 4.2.6 or otherwise becomes a Defaulting Lender (any Lender so affected an “Affected Lender”), the Company may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Event of Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (a) another bank or other entity which is reasonably satisfactory to the Company and the Agent shall agree, as of such date, to purchase for cash and to pay the Affected Lender on such date 100% of the outstanding principal amount of the Loans and other Obligations due to the Affected Lender pursuant to an Assignment Agreement and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 17.4 applicable to assignments, and (b) the Borrowers shall pay to such Affected Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 7.1, 7.2 and 7.4.

6.16       Per Annum Fee. The Borrowers agree to pay to Agent, for the account of each Lender, a fee (“Per Annum Fee”), calculated for each Lender at a per annum rate equal to the rate set forth in the fee letter between such Lender and Borrowers, on the Aggregate Lender Commitment of such Lender as of the last day of each fiscal quarter. The Per Annum Fee shall be due and payable in arrears on each Quarterly Payment Date hereafter and on the Termination Date for the three month period or other time period ending on the last day of the preceding fiscal quarter or on the Termination Date.

6.17       Reallocation of Commitments.

6.17.1     Subject to the provisions of this Section 6.17 and so long as no Event of Default has occurred and is continuing or will exist after giving effect thereto, Borrowers may from time to time request a reallocation of all or part of any unused portion of (a) the Aggregate New Vehicle Floorplan Commitment to the Aggregate Used Vehicle Floorplan Commitment and/or the Aggregate Revolving Loan Commitment, (b) the Aggregate Used Vehicle Floorplan Commitment to the Aggregate New Vehicle Floorplan Commitment and/or the Aggregate Revolving Loan Commitment or (c) the Aggregate Revolving Loan Commitment to the Aggregate New Vehicle Floorplan Commitment and/or the Aggregate Used Vehicle Floorplan Commitment (each a “Reallocation”);

6.17.2     Borrowers may request a Reallocation no more frequently than once in any calendar month. If Borrowers wish to request a Reallocation, the Company shall give the Agent irrevocable written notice thereof substantially in the form attached hereto as Exhibit O, or in such other form as is acceptable to Agent (a “Reallocation Request”) no later than 11:00 a.m. (Pacific Time) at least two Business Days prior to the requested effective date of the Reallocation. If Borrowers wish to increase the Aggregate Used Vehicle Floorplan Commitment or the Aggregate Revolving Loan Commitment to an amount which exceeds the Used Vehicle Borrowing Base or Revolving Loan Borrowing Base, as shown on the most recently provided Used Vehicle Borrowing Base Certificate or Revolving Loan Borrowing Base Certificate, as applicable, the Company shall deliver to Agent a Used Vehicle Borrowing Base Certificate or Revolving Loan Borrowing Base Certificate, as applicable, prepared as of the date of the request for Reallocation, establishing that the amount of the Reallocation request complies with the requirements of Section 6.17.3. Agent will promptly notify the Company and the Lenders of the effective date of any Reallocation, and the amount of the new Commitments for each Lender.

6.17.3     Following any Reallocation, (a) the Aggregate Commitment shall not change; (b) the Aggregate New Vehicle Floorplan Commitment shall not be less than the then outstanding principal balance of the New Vehicle Floorplan Loans and the New Vehicle Swing Line Loans (which, for purposes of this determination, shall not be deemed to be reduced by amounts in the PR Accounts); (c) the Aggregate Used Vehicle Floorplan Commitment shall not be (i) more than $250,000,000.00 or (ii) less than the then outstanding principal balance of the Used Vehicle Floorplan Loans and the Used Vehicle Swing Line Loans; and (d) the Aggregate Revolving Loan Commitment shall not be (i) more than $300,000,000.00 or (ii) less than the then outstanding principal balance of the Revolving Loans and Revolving Swing Line Loans plus the LC Obligations and any Reserve Amount.

6.17.4     All Reallocations shall be made pro rata among the Lenders according to their respective Pro Rata Shares of the Aggregate New Vehicle Floorplan Commitment, Aggregate Used Vehicle Floorplan Commitment and/or Aggregate Revolving Loan Commitment, so that after giving effect to any Reallocation, there is no change in the Pro Rata Shares of the Lenders.

6.17.5     In connection with a Reallocation (a) the New Vehicle Swing Line Commitment, Used Vehicle Swing Line Commitment, Revolving Swing Line Commitment and LC Commitment shall not be increased, (b) the New Vehicle Swing Line Commitment shall not be reduced, (c) the Used Vehicle Swing Line Commitment shall not be reduced unless the Aggregate Used Vehicle Floorplan Commitment is reduced to less than the amount of the Used Vehicle Swing Line Commitment, and (d) the Revolving Swing Line Commitment and the Letter of Credit Commitment shall not be reduced unless the Aggregate Revolving Loan Commitment is reduced to less than the amount of the Revolving Swing Line Commitment and Letter of Credit Commitment.

6.17.6     Following any Reallocation, the Aggregate New Vehicle Floorplan Commitment, Aggregate Used Vehicle Floorplan Commitment and Aggregate Revolving Loan Commitment and the Pro Rata Shares and New Vehicle Floorplan Commitment, Used Vehicle Floorplan Commitment and Revolving Loan Commitment of each Lender shall be noted in the Agent’s records, which records will be conclusive evidence thereof, absent manifest error; provided, however, that any failure by the Agent to record such information shall not affect or limit the obligations of the Borrowers hereunder.

ARTICLE 7
YIELD PROTECTION; TAXES

7.1     Yield Protection. If, after the date of this Agreement, there occurs any adoption of or change in any law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, including, notwithstanding the foregoing, all requests, rules, guidelines or directives (x) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, in each case of clauses (x) and (y), regardless of the date enacted, adopted, issued, promulgated or implemented, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (any of the foregoing, a “Change in Law”) which:

(a)     subjects any Lender or any applicable Lending Installation, the LC Issuer, or the Agent to any Taxes (other than with respect to Indemnified Taxes, Excluded Taxes, and Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(b)     imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Loans bearing interest based on the Eurocurrency Base Rate (“Eurocurrency Loans”)), or

(c)     imposes any other condition (other than Taxes) the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurocurrency Loans, or of issuing or participating in Letters of Credit, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurocurrency Loans, Letters of Credit, or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurocurrency Loans, Letters of Credit, or participations therein held or interest or fees received by it, by an amount deemed material by such Lender or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or the LC Issuer of making or maintaining its Loans or Commitments or of issuing or participating in Letters of Credit or to reduce the return received by such Lender or the LC Issuer in connection with such Loans or Commitment, Letters of Credit or participations therein, then, within fifteen (15) days after demand by such Lender or the LC Issuer, the Borrowers shall pay such Lender or the LC Issuer such additional amount or amounts as will compensate such Lender or the LC Issuer for such increased cost or reduction in amount received.

7.2     Changes in Capital Adequacy Regulations. If a Lender or the LC Issuer determines the amount of capital or liquidity required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation or holding company controlling such Lender or the LC Issuer is increased as a result of (a) a Change in Law or (b) any change after the date of this Agreement in the Risk-Based Capital Guidelines, then, within fifteen (15) days of demand by such Lender or the LC Issuer, the Borrowers shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Letters of Credit, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy or liquidity), in each case that is attributable to such Change in Law or change in the Risk-Based Capital Guidelines, as applicable.

7.3          Availability of Types of Advances; Adequacy of Interest Rate. If the Agent or the Required Lenders determine that deposits of a type and maturity appropriate to match fund Eurocurrency Loans are not available to such Lenders in the relevant market or the Agent, in consultation with the Lenders, determines that the Eurocurrency Base Rate is not ascertainable or does not adequately and fairly reflect the cost of making or maintaining Eurocurrency Loans, then the Agent shall suspend the availability of the New Vehicle Floorplan Borrowing Rate, Used Vehicle Floorplan Borrowing Rate, and Revolving Loan Borrowing Rate, the loans shall thereafter bear interest at the Alternate Base Rate plus the Alternate Base Rate Margin (New Vehicle) for New Vehicle Floorplan Loans and New Vehicle Swing Line Loans, the Alternate Base Rate Margin (Used Vehicle) for Used Vehicle Floorplan Loans and Used Vehicle Swing Line Loans, and the Alternate Base Rate Margin (Revolving) for Revolving Loans and Revolving Swing Line Loans.

7.4          Taxes.

7.4.1     Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 7.4) the applicable Lender, the LC Issuer or the Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made as provided in this Section 7.4.

7.4.2     The Loan Parties shall timely pay to the relevant governmental authority in accordance with applicable law or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

7.4.3     The Loan Parties shall indemnify the Lender, the LC Issuer or the Agent, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 7.4) payable or paid by such Lender, the LC Issuer or the Agent or required to be withheld or deducted from a payment to such Lender, the LC Issuer or the Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender or LC Issuer (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender or LC Issuer, shall be conclusive absent manifest error.

7.4.4     Each Lender shall severally indemnify the Agent, within fifteen (15) days after demand therefor, for (a) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Loan Parties to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 17.3.3 relating to the maintenance of a Participant Register, and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 7.4.4.

7.4.5     As soon as practicable after any payment of Taxes by any Loan Party to a governmental authority pursuant to this Section 7.4, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

7.4.6     (a)           Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Agent, at the time or times reasonably requested by the Company or the Agent, such properly completed and executed documentation reasonably requested by the Company or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Agent as will enable the Company or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 7.4.6(b)(i), (b)(ii), and (b)(iv)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b)           Without limiting the generality of the foregoing,

(i)      any Lender that is a United States person for U.S. federal income Tax purposes shall deliver to the Company and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(ii)     any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), whichever of the following is applicable:

(A)     in the case of a Non-U.S. Lender claiming the benefits of an income Tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(B)     executed originals of IRS Form W-8ECI;

(C)     in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (2) executed originals of IRS Form W-8BEN; or

(D)     to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8IMY or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.

(iii)          any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Agent to determine the withholding or deduction required to be made; and

(iv)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(c)       Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Agent in writing of its legal inability to do so.

7.4.7     If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 7.4 (including by the payment of additional amounts pursuant to this Section 7.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

7.4.8     Each party’s obligations under this Section 7.4 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

7.4.9     For purposes of Sections 7.4.4 and 7.4.6, the term “Lender” includes the LC Issuer.

7.5          Selection of Lending Installation; Mitigation Obligations; Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrowers to such Lender under Sections 7.1, 7.2, and 7.4 or to avoid the unavailability of Eurocurrency Loans under Section 7.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Company (with a copy to the Agent) as to the amount due, if any, under Sections 7.1, 7.2 or 7.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Company of such written statement. The obligations of the Borrowers under Sections 7.1, 7.2 and 7.4 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE 8
SECURITY AND GUARANTIES

8.1          Security.

8.1.1       Collateral. All present and future Loans, Letters of Credit, Obligations, Guarantor Obligations, and Permitted Swap Obligations of the Loan Parties to Agent and the Lenders under this Agreement and the other Loan Documents shall be secured by a perfected security interest, subject only to Permitted Liens, in the property described in the Collateral Documents (collectively, “Collateral”); including, without limitation, the following property of the Company and all of its present and future Subsidiaries, except Excluded Subsidiaries, whether now owned or existing or hereafter acquired and wherever located, and all products and proceeds thereof:

(a)     All inventory (including, without limitation, all Vehicles, automobiles, trucks and other motor vehicles of whatever make, model and description, trade ins, repossessions and inventory held for display or demonstration purposes); equipment (other than fixtures); investment property (excluding the capital stock or other Equity Interests of the Dealerships and, to the extent prohibited by any manufacturer of Vehicles, any Subsidiary of the Company that is the holder of five percent (5%) or more of the Equity Interests of a Dealership); accounts; instruments; documents; chattel paper; general intangibles; deposit accounts; contract rights and other rights to payment; leases, rebates, credits, factory holdbacks, incentive payments and other payments from any manufacturer, factory or distributor.

(b)     All attachments, accessions, accessories, tools, parts, supplies, increases and additions to, and all replacements of, and substitutions for any property described in this Section 8.1.1; all products, produce, and supporting obligations of any of the property described in this Section 8.1.1; all proceeds (including insurance proceeds) of any of the property described in this Section 8.1.1; and all records and data relating to any of the property described in this Section 8.1.1, whether in the form of a writing, photograph, microfilm, microfiche, or electronic media, together with all right, title and interest of the Company and each Subsidiary in and to all computer software required to utilize, create, maintain, and process any such records or data on electronic media.

Notwithstanding the foregoing, the New Vehicle Floorplan Loan Obligations shall be secured only by the Collateral owned by the New Vehicle Floorplan Borrowers.

8.1.2       Collateral Documents. The security interests in the Collateral shall be evidenced by such security agreements, assignments, Uniform Commercial Code financing statements, Title Documents, trust deeds, mortgages, and other Collateral Documents covering the Collateral as Agent or Required Lenders may at any time reasonably require.

8.1.3       Additional Acts. As a condition precedent to the effectiveness of this Agreement, and from time to time at Agent’s or any Lender’s request, each Person granting Collateral shall execute and/or deliver to Agent such security agreements, assignments, pledge agreements, control agreements, Title Documents, landlord and owner consents, amendments to any of the foregoing documents and any other documents and instruments (endorsed or assigned to Agent as Agent may request), and shall take such other actions, as may be required under Applicable Law or which Agent or any Lender may reasonably request to effectuate the transactions contemplated hereunder and to grant, preserve, protect, perfect and continue the validity and priority of their security interests (subject to Permitted Liens).

8.1.4       Limitations. Notwithstanding any contrary provision of this Agreement or any Collateral Document, unless Agent otherwise requires (which Agent may do at any time) (a) the security interest of Agent and the Lenders in any Loan Party’s patents, trademarks, copyrights, trade names and other intellectual property will not be perfected by filing with the United States Patent and Trademark Office or any other agency of the United States government; (b) the security interest of Agent and the Lenders will not be noted on the Title Document for any Vehicle; (c) the security interest of Agent and the Lenders in deposit accounts maintained by any Loan Party with a financial institution other than U.S. Bank may not be perfected if Agent reasonably determines that the amounts generally maintained in such deposit accounts are not material, (d) the security interest of Agent and the Lenders in investment property will not be perfected by control, and (e) the security interest of Agent and the Lenders in aircraft will not be perfected.

8.2          Guaranties. All present and future Revolving Loans, Revolving Swing Line Loans, LC Obligations, Used Vehicle Floorplan Loans, Used Vehicle Swing Line Loans and other Revolving Loan Obligations and Used Vehicle Floorplan Obligations of Revolving Loan Borrower and Used Vehicle Floorplan Borrower to Agent and the Lenders shall be guaranteed by each of the Guarantors.

ARTICLE 9
CONDITIONS PRECEDENT

9.1          Initial Conditions Precedent. The effectiveness of this Agreement and the obligation of the Lenders to make the initial Credit Extensions are subject to satisfaction of the following conditions (each, an “Initial Condition”):

9.1.1        Agent has received the following:

(a)     Such fully executed original Loan Documents as Agent or any Lender requires, including, without limitation, this Agreement; the Security Agreement, the Pledge Agreement, and any other Collateral Documents; the Guaranty signed by each Guarantor; any required LC Agreement; and each other Loan Document required by Agent or any Lender.

(b)     Documentation satisfactory to the Agent to establish the due organization, valid existence and (if applicable) good standing of each Loan Party; its qualification to engage in business in each jurisdiction in which it is engaged in business or required to be so qualified; its authority to execute, deliver and perform any Loan Documents to which it is a party and the identity, authority and capacity of each Person authorized to act on its behalf, which shall, without limitation, include certified copies of articles or certificates of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing, existence and/or qualification to engage in business, corporate resolutions, incumbency certificates, and the like.

(c)     A favorable opinion of acceptable independent counsel for each Loan Party covering such matters as Agent or any Lender may reasonably request, including without limitation the matters specified in Sections 10.1, 10.2, 10.3, and 10.7.

(d)     A certificate, signed by the chief financial officer of the Company, stating that on the date of the initial Credit Extension no Default or Event of Default has occurred and is continuing.

(e)     A pro forma Used Vehicle Borrowing Base Certificate, dated as of the last day of the calendar month most recently ended at least fifteen days prior to the date of this Agreement, giving pro forma effect to the DCH Acquisition as if the DCH Acquisition had been consummated on the last day of such calendar month.

(f)     A pro forma Revolving Loan Borrowing Base Certificate, dated as of the last day of the calendar month most recently ended at least fifteen days prior to the date of this Agreement, giving pro forma effect to the DCH Acquisition as if the DCH Acquisition had been consummated on the last day of such calendar month.

(g)     A pro forma Compliance Certificate, dated as of the last day of the calendar month most recently ended at least fifteen days prior to the date of this Agreement, giving pro forma effect to the DCH Acquisition as if the DCH Acquisition had been consummated on the last day of such calendar month.

(h)     One or more intercreditor agreements between Agent and each Person extending floorplan financing to the Dealerships or an amendment to the existing intercreditor agreement, in form and content satisfactory to Agent and the Required Lenders, and (ii) any other subordination or intercreditor agreements or amendments to existing intercreditor agreements required by Agent or the Required Lenders, all in form and content satisfactory to Agent and the Lenders.

(i)      Pro forma financial statements giving effect to the DCH Acquisition (including, without limitation, giving effect to the repayment of any Indebtedness of DCH and its Subsidiaries contemplated to occur in connection with the DCH Acquisition) and the Credit Extensions to be made on or near the Closing Date (including without limitation the initial New Vehicle Floorplan Loans for each New Vehicle Floorplan Dealership), which demonstrate, together with all other information then available to the Lenders, that the Borrowers can repay their debts and satisfy their other obligations as and when they become due, and can comply with the financial covenants set forth in Section 11.1, and (ii) such information as the Agent may reasonably request to confirm the tax, legal, and business assumptions made in such pro forma financial statements.

(j)      A certificate from a duly authorized officer of the Company (i) attaching, and certifying as true, correct and complete, copies of the DCH Acquisition Documents (with all amendments, modifications, supplements, attachments, schedules and exhibits thereto), (ii) confirming that there have been no material modifications to the DCH Acquisition Documents, (iii) confirming that (A) all governmental consents, approvals and filings required in connection with the Acquisition have been made and obtained and remain in full force and effect, that all applicable waiting periods have lapsed, in connection with the Acquisition, including, without limitation any and all consents, approvals, filings and waiting periods required under the Hart-Scott-Rodino Antitrust Improvements Act, (B) all consents and approvals required in connection with the DCH Acquisition under all material Seller Agreements (including without limitation Franchise Agreements), between DCH or any of its Subsidiaries and any manufacturer or distributor of Vehicles for which DCH or any of its Subsidiaries act as a dealer have been obtained and remain in full force and effect, and (C) the DCH Acquisition has been, or contemporaneously with the closing and initial Credit Extensions will be, consummated in accordance with the terms of the DCH Acquisition Agreement and in compliance with applicable law, all such governmental consents, approvals and filings and all such auto manufacturer’s approvals, and (iv) attaching, and certifying as true, correct and complete, copies of all material Seller Agreements, other than those disclosure of which is prohibited by the relevant manufacturer or distributor, between DCH or any of its Subsidiaries and any manufacturer or distributor of Vehicles for which DCH or any of its Subsidiaries act as a dealer.

(k)     Signed lien releases, termination statements, payoff letters and other documents as Agent or any Lender deems appropriate, evidencing the termination of, or reasonably satisfactory arrangements for the termination of, the security interests of any secured party in any of the assets of DCH and its Subsidiaries.

9.1.2       Agent shall have received copies of any Seller Agreements which it has requested, other than those disclosure of which is prohibited by the relevant manufacturer or distributor, which must be reasonably satisfactory to Agent, and has received such evidence as it reasonably requires that all Seller Agreements which are necessary for the conduct of the Company’s and each Dealership’s business, are in full force and effect.

9.1.3       Agent shall have a valid and perfected security interest in the Collateral (subject to the limitations found in Section 8.1.4) with a priority acceptable to Agent and the Required Lenders and subject only to Permitted Liens and Agent shall have received satisfactory evidence of perfection and the priority of such security interests, including without limitation such Uniform Commercial Code and other searches, termination statements, and other filings as it deems appropriate.

9.1.4       All required insurance, including, without limitation, all insurance required with respect to DCH and its Subsidiaries shall be in full force and effect and Agent shall have received such evidence thereof as it requires.

9.1.5       The representations and warranties contained in this Agreement and in each Loan Document shall be correct, accurate and complete in all material respects as of the Closing Date.

9.1.6       No Default shall have occurred and is continuing on the Closing Date or will exist after giving effect to the making of the Loans to be made on the Closing Date, the Existing Letters of Credit, and any Letters of Credit to be issued on the Closing Date.

9.1.7        The principal amount owing under the Existing Loan Agreement, all fees accrued under the Existing Loan Agreement for periods prior to the Closing Date and all interest accrued on the outstanding principal balance of the loans made under the Existing Loan Agreement as of the Closing Date shall be repaid, and all commitments under the Existing Loan Agreement shall be terminated.

9.1.8        All fees and Attorney Costs payable on or prior to the Closing Date shall have been paid.

9.1.9        Agent shall have received such additional documents, opinions, approvals, consents and information and each Loan Party shall have satisfied such additional requirements as Agent or any Lender may reasonably require.

9.2          Conditions Precedent to Each Credit Extension. Except as otherwise set forth herein (including without limitation Sections 2.2.6(d), 3.2.6(d), and 4.2.6(d)), all of the following conditions must be satisfied on the date of any Credit Extension:

9.2.1        Agent shall have received a request for the Loan or Letter of Credit as required by the provisions of this Agreement.

9.2.2        No Default shall have occurred and be continuing or will exist after giving effect to the making of such Credit Extension.

9.2.3        All representations and warranties in this Agreement and the other Loan Documents shall be true and correct in all material respects as of such date, except to the extent they relate to another date, and except as previously disclosed to and accepted by Agent in writing.

9.2.4        All Initial Conditions have been satisfied at the time of the initial Credit Extension.

9.2.5        Agent, and/or any Lender, as applicable, shall have received such documents and information as they reasonably require.

9.2.6        All conditions in any other provision of this Agreement or any other Loan Document have been satisfied as of the time required.

9.2.7        With respect to each New Vehicle Loan Advance, Agent shall have received the following:

(a)     For New Vehicle Loan Advances made under a Payment Commitment. Manufacturer or distributor invoice, cash draft, electronic record, depository transfer check, sight draft, or such other documents as specified in the applicable Payment Commitment, identifying the Vehicles delivered or to be delivered to a New Vehicle Floorplan Dealership.

(b)     For New Vehicle Loan Advances made to finance Fleet Vehicles. If required by Agent, a copy of the applicable Fleet Sale Contract and/or an agreement from the purchaser of the Fleet Vehicles agreeing to pay the purchase price due to a New Vehicle Floorplan Dealership directly to Agent.

(c)     For New Vehicle Loan Advances made to finance New Vehicles which are obtained from another dealer. Copy of manufacturer or distributor invoice (or substitute acceptable to Agent) and bill of sale duly executed by the parties to the transaction or other documentation acceptable to Agent evidencing the acquisition cost to a New Vehicle Floorplan Dealership of such Vehicles.

(d)     For New Vehicle Loan Advances made to finance any other New Vehicles. Manufacturer or distributor invoice or other documents acceptable to Agent identifying the Vehicles purchased by a New Vehicle Floorplan Dealership.

9.3          Conditions Precedent to Initial Advance to any New Vehicle Floorplan Borrower. In addition to the requirements in Section 9.1 and 9.2, no New Vehicle Loans shall be made to finance New Vehicles owned by any Dealership (including the initial New Vehicle Floorplan Borrowers) and no Dealership shall become a New Vehicle Floorplan Borrower unless all of the following conditions have been satisfied with respect to such Dealership:

9.3.1     All indebtedness and obligations of the Dealership (or if Required Lenders, in their sole discretion, consent in writing, a franchise or location of a Dealership) to any lender (“Former Lender”) for flooring lines of credit (other than permitted Other Floorplan Financing) have been repaid or will be repaid with the proceeds of the first New Vehicle Loan Advance to be made to finance New Vehicles owned by such Dealership and all commitments of any Former Lender to extend floorplan financing to such Dealership (or if Required Lenders, in their sole discretion, consent in writing, the applicable franchise or location of such Dealership) have been terminated.

9.3.2     All Liens of any Former Lender in the Collateral (other than Permitted Liens) have been terminated, or at Agent’s sole discretion, satisfactory arrangements have been made for termination of such Liens, or if such Liens are permitted hereunder, any subordination or intercreditor agreement or amendment to any such agreement required by Agent has been executed and delivered to Agent.

9.3.3     Agent shall have conducted such audits of the Collateral of the New Vehicle Floorplan Dealership as it requires, the results of which are satisfactory to Agent.

9.3.4     Agent shall have received such Repurchase Agreements relating to the New Vehicle Floorplan Dealership as it requires.

9.3.5     All conditions in Section 9.1.2, 9.1.3, and 9.1.4 shall be satisfied for such Dealership as of the date it becomes a New Vehicle Floorplan Dealership, and with respect to the Dealership, (i) if it is a Subsidiary as of the date of this Agreement or has previously executed a Guarantor Joinder Agreement, it shall have executed an Existing Subsidiary Joinder Agreement (ii) if it is a new Acquisition Subsidiary, all conditions in Section 13.13 shall have been satisfied, or (iii) if it is a new Subsidiary which is not an Acquisition Subsidiary, all conditions in Section 12.17 shall have been satisfied.

9.3.6     Each Loan Party has satisfied such other conditions as are reasonably required by Agent.

9.4          Real Property Conditions. In addition to the other requirements set forth herein, no Real Property shall be included or remain in the Revolving Loan Borrowing Base as Eligible Real Property unless all of the following conditions have been satisfied and continue to be satisfied with respect to such Real Property.

9.4.1     A Real Estate Subsidiary shall hold fee simple title to the Real Property free and clear of all Liens and encumbrances of any nature or kind whatsoever except any easements, rights of way, zoning restrictions and other minor encumbrances and exceptions which are acceptable to Agent in its sole discretion and which shall be the only encumbrances on the Real Property, and such Real Estate Subsidiary shall not have entered into any agreement prohibiting or limiting its ability to grant a lien on such Real Property to Agent and the Lenders.

9.4.2     Prior to inclusion of the Real Property in the Revolving Loan Borrowing Base, Agent shall receive the following, each in form and substance satisfactory to Agent and Agent shall deliver to Lenders: (a) an acceptable Appraisal of the Real Property; and (b) a title report regarding the Real Property from a title insurance company acceptable to Agent, showing the status of title to the Real Property, and all liens, encumbrances, easements and other matters affecting the Real Property (“Title Report”).

9.4.3     If any Real Property remains in the Revolving Loan Borrowing Base for one year or more, Agent shall receive the following, each in form and substance satisfactory to Agent, on an annual basis (or, if required by Agent, more frequently following the occurrence of an Event of Default) (a) an initial Phase I environmental site assessment report and such other environmental audits, assessments, studies and reports as Agent requires, prepared by a geotechnical engineer or other qualified Person acceptable to Agent (“Environmental Reports”) and thereafter such new or updated Environmental Reports as Agent requires, (b) such new or updated appraisals, evaluations or reports as Agent requires to determine the Value of the Real Property, and (c) such Title Reports as Agent requires.

9.4.4     In addition to any other insurance required hereunder, all insurance covering the Real Property which is reasonably required by Agent shall be in full force and effect and Agent shall receive from time to time such evidence thereof as it requires.

9.4.5     The Real Property and improvements thereon shall be in good condition, and no part of the Real Property and improvements shall have been damaged by fire or other casualty or have been the subject of any eminent domain or condemnation proceedings.

9.4.6     There are no circumstances affecting the Real Property, including without limitation any requirement of Applicable Law of the jurisdiction in which it is located which, in the opinion of Agent or its counsel, may materially affect the value of the Real Property.

9.4.7     Agent shall have received such additional documents and information and each Loan Party shall have satisfied such additional requirements as Agent reasonably requires, with respect to the Real Property.

9.4.8     The Revolving Loan Borrower shall pay all costs and expenses incurred by Agent in connection with the Real Property, including without limitation all appraisal and appraisal review fees, costs of environmental audits and inspections, and fees of Agent’s counsel.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES

Except as set forth in the Disclosure Schedule, each Borrower hereby represents and warrants to and agrees with Agent and the Lenders:

10.1     Existence and Standing. Each Loan Party is a corporation, partnership or limited liability company duly and properly incorporated, organized or formed, as the case may be, validly existing and in good standing (to the extent such concept applies to such entity) or current status, in each jurisdiction where the conduct of its business or the ownership of its properties requires such qualification, and each Loan Party has full power, authority and legal right to carry on its business as presently conducted, and to own and operate its properties and assets.

10.2     Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution, delivery, and performance of the Loan Documents by each Loan Party have been duly authorized by proper corporate, limited liability company partnership or other entity proceedings. This Agreement constitutes, and each other Loan Document to which any Loan Party is a party when executed and delivered to Agent will constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally.

10.3     Conflict; Government Consent. Neither the execution and delivery by any Loan Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on any Loan Party or (b) any Loan Party’s articles or certificate of incorporation, partnership agreement, certificate of limited partnership, articles or certificate of formation or organization, by-laws, or operating or other management agreement, as the case may be, or (c) the provisions of any loan, loan agreement, indenture, instrument or agreement to which any Loan Party is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the property of any Loan Party pursuant to the terms of any such indenture, instrument or agreement. No Governmental Approval of any Governmental Body is required for the due execution, delivery and performance of the Loan Documents except such as have been obtained and are in full force and effect.

10.4     Financial Statements. The financial statements that have heretofore been delivered to Agent or any Lender, and all schedules and notes included in such financial statements, are true and correct in all material respects and present fairly (a) the financial position of the Company and its Subsidiaries as of the date of such statements and (b) the results of its operations for the periods covered thereby; and with respect to the consolidated financial statements of the Company and its Subsidiaries, there are not any material liabilities that should have been reflected in the financial statements or the notes thereto under GAAP, contingent or otherwise, including liabilities for taxes or any unusual forward or long-term commitments, that are not disclosed or reserved against in the statements referred to above or in the notes thereto or that are not disclosed herein. The consolidated financial statements of the Company and its Subsidiaries have been prepared in accordance with GAAP, except, as to interim financial statements, for the absence of footnotes and subject to year-end adjustments.

10.5     Material Adverse Change. Since the date of the most recent audited financial statements delivered to the Agent, no event or circumstance has occurred which has had or which could reasonably be expected to have, a Material Adverse Effect.

10.6     Taxes. Each Loan Party has filed all federal, state, local, and other tax returns which are required to be filed and has paid all taxes due pursuant to said returns or pursuant to any assessment received by any Loan Party, except such taxes, if any, as are being contested in good faith and by proper proceedings and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of each Loan Party in respect of any taxes or other governmental charges are adequate.

10.7     Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending against any Loan Party or, to the knowledge of any of their officers, threatened against or affecting any Loan Party which could reasonably be expected to result in one or more judgments or orders against any Loan Party (in excess of insurance coverage) for more than $5,000,000.00 individually or in the aggregate; and there are no actions, proceedings, investigations, or claims pending against any Loan Party, or to the knowledge of any of their officers, threatened against or affecting any Loan Party, which purport to affect or relate to the Loan Documents or the transactions contemplated thereby, which seeks to prevent, enjoin or delay the making of any Credit Extension, or if determined adversely would materially impair the ability of any Loan Party to perform its obligations under the Loan Documents. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, no Loan Party has any material Contingent Obligations not provided for or disclosed in the financial statements most recently provided to Agent.

10.8     Subsidiaries and Affiliates. Set forth in the Disclosure Schedule is a complete and accurate list as of the Closing Date of the Subsidiaries of the Company and its Subsidiaries and Affiliates excluding, as to Affiliates, (a) persons included in clause (c) of the definition of Affiliate, and (b) Persons holding 5% or more of the Company’s Class A Common Stock who have filed required reports under Sections 13(d), 13(g) or 16 of the Securities Exchange Act of 1934, as amended, or are not required to file such reports, showing the jurisdiction of incorporation of each and showing the percentage of the Company’s ownership of the outstanding stock of each Subsidiary and Affiliate. All of the outstanding capital stock or other Equity Interests of each such Subsidiary and Affiliate has been validly issued, is fully paid and nonassessable, and is owned directly or indirectly by the Company free and clear of all Liens.

10.9     ERISA. With respect to each Plan, each Loan Party and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code and could not reasonably be subject to a lien under Section 430(k) of the Code or Title IV of ERISA. Neither any Loan Party nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

10.10    Accuracy of Information. All reports, financial statements, representations, and other information heretofore or contemporaneously herewith furnished in writing by any Loan Party to Agent or any Lender in connection with or relating to this Agreement and the transactions contemplated hereby is, and all information hereafter furnished by or on behalf of any Loan Party to the Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made.

10.11    Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets which are subject to any limitation on sale, pledge, or other restriction hereunder.

10.12    Material Agreements. The Company and each other Loan Party which is a Dealership is in material compliance with all Seller Agreements. No Loan Party is a party to any agreement or instrument or subject to any charter or other corporate, partnership, or limited liability company or other restriction which could reasonably be expected to have a Material Adverse Effect. No Loan Party is in breach of or default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, or which is binding on it or any of its assets, which default or default could reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Indebtedness.

10.13    Compliance with Laws. Each Loan Party is in compliance in all material respects with all Applicable Laws, including without limitation all environmental permits, Environmental Laws, Access Laws, and the FLSA.

10.14    Ownership of Properties. Each Loan Party is the true and lawful owner of and has good title to, or valid leasehold interests in, all properties and assets material to its business, real and personal, intangible and tangible which it now owns or leases and it will have good title to or a leasehold interest in, all Collateral and other property acquired hereafter, free of any liens and encumbrances, except Permitted Liens. Except as permitted by this Agreement, no Loan Party has subordinated any of its rights under any obligation owing to it to the rights of any other Person.

10.15     Plan Assets; Prohibited Transactions. No Loan Party is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a Prohibited Transaction.

10.16     Trademarks; Patents, Etc. Each Loan Party possesses or has the right to use all licenses, permits, franchises, patents, copyrights, trademarks, trade names, servicemarks, or rights thereto, material to the conduct of its business substantially as now conducted and as presently proposed to be conducted and none of the Loan Parties are in material violation of any valid rights of others with respect to any of the foregoing.

10.17     Burdensome Restrictions. No Loan Party is a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate, limited liability company or partnership or other restriction which could reasonably be expected to have a Material Adverse Effect.

10.18     Force Majeure. Since the date of the most recent financial statements provided to Agent, the business, properties and other assets of Loan Parties have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God.

10.19     Investment Company Act, Etc. No Loan Party, Person Controlling any Loan Party, or Subsidiary is an “Investment Company” within the meaning of the Investment Company Act of 1940. No Loan Party is subject to regulation under the Federal Power Act, any state public utilities code, or any other federal or state statute or regulation limiting its ability to incur indebtedness.

10.20     Solvency. Each Loan Party is Solvent and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, including the making of each Credit Extension and the use of the proceeds thereof, will be Solvent.

10.21     Franchise Agreements; Material Business Relationships. As of the Closing Date, neither the Company nor any of its Subsidiaries is a party to any dealer franchise agreement, dealer agreement, dealer sales and service agreement or similar agreement (each, a “Franchise Agreement”) other than those specifically listed in the Disclosure Schedule, which schedule shows the applicable manufacturer or distributor and the Company or Subsidiary, as the case may be, that is a party to each such agreement, the date such agreement was entered into and the expiration date of such agreement. Each of such Franchise Agreements is currently in full force and effect, and neither the Company nor any Subsidiary has received any notice of termination with respect to any such agreement; and, except as disclosed on the Disclosure Schedule, neither the Company nor any Subsidiary is aware of any event that with notice, lapse of time or both would allow any manufacturer or distributor that is a party of any Franchise Agreement to terminate any such agreement. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between the Company or any of its Subsidiaries and any customer or any group of customers or with any manufacturer or distributor that, in any case, could reasonably be expected to have a Material Adverse Effect with respect to any Borrower or the Company and its Subsidiaries as a whole.

10.22     Security Interests. The Liens created or to be created in favor of Agent and the Lenders under the Collateral Documents do and will at all times on and after the Closing Date, constitute perfected security interests (subject to Section 8.1.4), with a priority acceptable to Agent, subject only to the Permitted Liens, in the Collateral as security for the Obligations, Guarantor Obligations, and Permitted Swap Obligations.

10.23     Continuing Representations and Warranties. Each request for a Credit Extension shall be deemed to be each Borrower’s representation and warranty that (a) such Credit Extension may be made without exceeding the applicable maximum amount determined in accordance with the provisions of this Agreement, (b) no Default has occurred, or will exist after giving effect to the making of such Credit Extension, and (c) all representations and warranties set forth in this Agreement, the Collateral Documents and the other Loan Documents are true, accurate and complete in all material respects as of the date of such request with the same effect as if made on each date, except as previously disclosed to and accepted by Agent in writing, and except for representations and warranties which specifically refer only to another date.

ARTICLE 11
FINANCIAL COVENANTS AND INFORMATION

During the term of this Agreement and until termination of the availability of Credit Extensions and payment and performance in full of all Obligations and Guarantor Obligations of each Loan Party under the Loan Documents, each Borrower agrees that, unless Required Lenders shall otherwise consent in writing:

11.1         Financial Covenants.

11.1.1     Current Ratio. The Current Ratio for the Company and its Subsidiaries on a consolidated basis shall not be less than 1.20 to 1.0 as of the last day of any fiscal quarter.

As used herein,

“Current Assets” means the total assets of any Person that may properly be classified as current assets in accordance with GAAP, but excluding all loans to and notes and receivables from officers, employees, directors, owners and affiliates of such Person.

“Current Liabilities” means the total liabilities of any Person that may properly be classified as current liabilities in accordance with GAAP.

“Current Ratio” means, for any Person at any time, the ratio at such time of (a) such Person’s Current Assets, plus the lesser of (i) Revolving Loan Availability at such time or (ii) $145,000,000.00, to (b) such Person’s Current Liabilities.

11.1.2     Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio for the Company and its Subsidiaries, on a consolidated basis, as of the last day of any fiscal quarter, for the period of four consecutive fiscal quarters ending on such date (each, a “Measurement Period”), shall not be less than 1.20 to 1.0.

As used herein,

“EBITDAR” means, for any Person, for any time period, (a) such Person’s net income (or loss) for such time period (adjusted as set forth in the immediately following sentence), plus (b) without duplication, the amounts which, in determining net income or loss, have been deducted for (i) interest expense, (ii) income tax expense, (iii) depreciation, amortization, goodwill impairment charges, stock-based compensation charges and other non-cash charges approved by Required Lenders (less non-cash gains) and (iv) rental or lease expense. For purposes of clause (a) of this paragraph, net income or loss (A) shall exclude (1) extraordinary gains or losses, and (2) Excluded Items, and (B) shall include net income or loss from discontinued operations.

“Excluded Items” means gain or loss from (a) the sale, sale and leaseback or financing of real estate, or (b) the sale of all or substantially all of the Equity Interests or assets of (i) a Dealership or other Subsidiary, (ii) a Dealership location, or (iii) any business unit or franchise of a Dealership or other Subsidiary or a Dealership location.

“Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio for the Measurement Period ending on such date of (a) (i) EBITDAR, minus (ii) dividends and other distributions in respect of Equity Interests and amounts expended to repurchase Equity Interests, minus (iii) income tax expense to the extent paid in cash, minus (iv) an allowance for maintenance capital expenditures in an amount equal to $85,000 for each Dealership location, plus (v) if the DCH Acquisition or any Permitted Acquisition has occurred during any Measurement Period, pro forma EBITDAR minus rental or lease expense attributable to DCH and its Subsidiaries or any new Acquisition Subsidiary or business acquired in connection with such Permitted Acquisition, as applicable, calculated as if the DCH Acquisition or such Permitted Acquisition, as applicable, had occurred on the first day of such Measurement Period (it being understood and agreed that, except when calculating pro forma EBITDAR minus rental or lease expense attributable to DCH and its Subsidiaries, pro forma EBITDAR minus rental or lease expense may not be included in this calculation to the extent that it results in an annualized increase of more than 10% in the Company’s consolidated EBITDAR minus rental or lease expense prior to such adjustment, unless the Company provides to the Agent and the Required Lenders the supporting calculations for such adjustment and such other information as they may reasonably request to determine the accuracy of such calculations), minus (vi) if the DCH Acquisition has occurred during any Measurement Period, pro forma income tax expense to the extent paid in cash by DCH and its Subsidiaries, calculated as if the DCH Acquisition had occurred on the first day of such Measurement Period; to (b) the sum for the applicable Measurement Period of (i) cash interest, plus (ii) required principal payments on Indebtedness plus (iii) rental or lease expense, plus (iv) if the DCH Acquisition has occurred during any Measurement Period, pro forma cash interest expense and pro forma required principal payments on Indebtedness (which pro forma required principal payments on Indebtedness shall be deemed to be equal to $500,000 for each full and partial month during such Measurement Period and prior to the date of this Agreement), attributable to DCH and its Subsidiaries, calculated as if the DCH Acquisition had occurred on the first day of such Measurement Period.

11.1.3     Leverage Ratio. The Leverage Ratio for the Company and its Subsidiaries on a consolidated basis, as of the last day of any fiscal quarter, shall not be greater than 5.00 to 1.0.

As used herein:

“Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio for the Company and its Subsidiaries on a consolidated basis of: (a) (i) the then outstanding principal balance of all Funded Debt, minus (ii) the sum of the then outstanding principal balance of the New Vehicle Floorplan Loans, New Vehicle Swing Line Loans, Used Vehicle Floorplan Loans and Used Vehicle Swing Line Loans, plus (iii) eight times rental or lease expense for the Measurement Period ending on such date; to (b) (i) EBITDAR for the Measurement Period ending on such date, minus (ii) interest expense with respect to the New Vehicle Floorplan Loans, New Vehicle Swing Line Loans, Used Vehicle Floorplan Loans and Used Vehicle Swing Line Loans for the Measurement Period ending on such date, plus (iii) if the DCH Acquisition has occurred during the Measurement Period ending on such date, pro forma EBITDAR attributable to DCH and its Subsidiaries, calculated as if the DCH Acquisition had occurred on the first day of such Measurement Period, minus (iv) if the DCH Acquisition has occurred during the Measurement Period ending on such date, pro forma interest expense attributable to DCH and its Subsidiaries with respect to vehicle floor plan financing, calculated as if the DCH Acquisition had occurred on the first day of such Measurement Period.

11.2        Financial Information. The Company shall provide to Agent and each Lender:

11.2.1     As soon as available and in any event within 120 days after the end of each Fiscal Year of the Company: (a) the Form 10(k) for the Company and its Subsidiaries as filed with the Securities and Exchange Commission, including financial statements certified by independent public accountants of recognized national standing which are reasonably acceptable to Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit and without any other material qualification or exception) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; and (b) a consolidating balance sheet and income statement for the Company and its Subsidiaries for such Fiscal Year.

11.2.2     As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year of the Company, the Form 10-Q for the Company and its Subsidiaries, as filed with the Securities and Exchange Commission certified by the Company’s chief financial officer or other officer acceptable to Agent as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

11.2.3     As soon as available and in any event within 30 days after the end of each calendar month, the internally prepared consolidated balance sheet and statement of operations for the Company and its Subsidiaries for such month and for the fiscal year to date, including such detail as Agent or any Lender reasonably requires, certified by the Company’s chief financial officer or other officer acceptable to Agent as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

11.2.4     Within 10 days following delivery thereof, copies of all financial statements, proxy statements, and all material written reports and information provided to its shareholders generally, and copies of all registration statements, regular, periodic or special reports, and other documents of Company or any Subsidiary filed with the Securities and Exchange Commission (or any successor agency), any other national securities exchange, or any other governmental securities regulatory authority having jurisdiction over Company or its Subsidiaries.

11.2.5     With the financial statements required by Sections 11.2.1 and 11.2.2, and in any event within the time required for delivery of such financial statements by Sections 11.2.1 and 11.2.2, a Compliance Certificate signed by the Company’s chief financial officer or other officer acceptable to Agent.

11.2.6     Within 30 days after the end of each month (or more frequently if required by Agent or Required Lenders during the existence of a Default), a Used Vehicle Borrowing Base Certificate, prepared as of the last day of such month, showing the calculation of the Used Vehicle Borrowing Base.

11.2.7     Within 30 days after the end of each month (or more frequently if required by Agent or Required Lenders during the existence of a Default), a Revolving Loan Borrowing Base Certificate, prepared as of the last day of such month, showing the calculation of the Revolving Loan Borrowing Base.

11.2.8     Promptly following Agent’s or any Lender’s request, a projected consolidated balance sheet for the Company and its Subsidiaries and related statements of income and cash flows for the time period requested by Agent or any Lender, signed by the Company’s chief financial officer or other officer acceptable to Agent, acknowledging his or her review of such projections.

11.2.9     Within 30 days after the end of each month, a report, in a form acceptable to Agent, including the net book value of Used Vehicles owned or held for sale or lease by each Dealership for 0-180 days and over 180 days as of the last day of such month.

11.2.10   Promptly following Agent’s or any Lender’s request, copies of each financial statement delivered to a manufacturer or distributor by any Dealership, as required by its agreement with the manufacturer or distributor.

11.2.11   Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of this Agreement, as the Agent or any Lender may reasonably request, which may include without limitation a monthly statement of cash flows.

If any information which is required to be furnished to the Lenders under this Section is required by law or regulation to be filed by any Loan Party with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders at such earlier date.

Any financial statement required to be furnished pursuant to Section 11.2.1, 11.2.2, or 11.2.4 shall be deemed to have been furnished on the date on which the Lenders receive notice that the Company has filed such financial statement with the Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to Agent and the Lenders without charge; provided that the Company shall give notice of any such filing to Agent (who shall then give notice of any such filing to the Lenders). Notwithstanding the foregoing, the Company shall deliver paper copies of any such financial statement to Agent if Agent so requests, until written notice to cease delivering such paper copies is given by Agent.

ARTICLE 12
AFFIRMATIVE COVENANTS

During the term of this Agreement and until termination of the availability of Credit Extensions and payment and performance in full of all Obligations and Guarantor Obligations of each Loan Party under the Loan Documents, each Borrower agrees that, unless Required Lenders shall otherwise consent in writing:

12.1     Maintenance of Existence and Permits. Except as permitted by Sections 13.1.2 and 13.1.3, each Borrower shall, and the Company shall cause each Subsidiary to, preserve and maintain its corporate, limited liability, partnership, trust or other existence and good standing or current status in the jurisdiction of its incorporation or organization and qualify and remain qualified, as a foreign corporation, limited liability company or other entity in each jurisdiction in which such qualification is required, and to maintain all patents, trademarks, copyrights, trade names, intellectual property, franchises, licenses, and permits necessary for the conduct of its business and the transactions contemplated by the Loan Documents.

12.2     ERISA. Each Borrower shall maintain, and the Company shall cause each Subsidiary to maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not and not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which any Loan Party or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, any Loan Party or any ERISA Affiliate is required to pay as contributions thereto, or (c) fail to make any payments to any Multiemployer Plan that any Loan Party or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

12.3     Inspection. Each Borrower shall, and the Company shall cause each Subsidiary to, permit representatives of Agent and the Lenders to visit and inspect any of its properties, audit and inspect any of the Collateral and examine any of its books and records (and make copies at its expense) wherever located, including, but not limited to, all manufacturers’ statements of origin, titles, demonstrator agreements, factory invoices, purchase orders, deal jackets and papers included therein, buy-back agreements and other agreements with manufacturers, distributors or other sellers of Vehicles (excluding agreements between the Company and American Honda Motors or Toyota Motor Sales, to the extent that disclosure is specifically prohibited by the terms of such agreements), and all other instruments, documents and records at any reasonable time and as often as Agent or any Lender may reasonably desire; and each Borrower shall and the Company shall cause each other Loan Party to, assist Agent and the Lenders in so doing.

12.4     Collateral Audits. Each Borrower will, and the Company will cause each Subsidiary to, permit Agent by or through any of Agent’s representatives, third party inspectors, independent contractors, attorneys or accountants, at such intervals as may be required by Agent in its sole discretion, to conduct audits of and to verify, the Collateral. Audit reports for any month shall be provided by Agent to the Lenders in the following month. The New Vehicle Floorplan Borrowers shall pay to Agent, for Agent’s sole account, such fees as are agreed to between them for collateral audits relating to New Vehicles owned by the New Vehicle Floorplan Dealerships; provided, that, (a) prior to the occurrence of an Event of Default, (i) the New Vehicle Floorplan Borrowers shall not be required to pay such fee for more than three New Vehicle collateral audits in any period of twelve consecutive months, if the Leverage Ratio is equal to or less than 2.50 to 1.0 as of the end of each fiscal quarter during such time period, and (ii) the New Vehicle Floorplan Borrowers shall not be required to pay such fee for more than four New Vehicle collateral audits in any period of twelve consecutive months, if the Leverage Ratio is greater than 2.50 to 1.0 as of the end of any fiscal quarter during such time period; and (b) following the occurrence of an Event of Default, the New Vehicle Floorplan Borrowers shall pay the costs of all New Vehicle collateral audits required by Agent. The Company shall pay the cost of all collateral audits other than collateral audits relating to New Vehicles.

12.5     Books and Records. Each Borrower shall, and the Company shall cause each Subsidiary to, keep adequate records and books of account in which complete entries will be made reflecting all material financial transactions. The Company will prepare all financial statements, computations and information required hereunder for the Company and its Subsidiaries consolidated in accordance with GAAP.

12.6     Maintenance of Properties. Each Borrower shall, and the Company shall cause each Subsidiary to, maintain, repair, and preserve all of each Loan Party’s properties (whether owned, leased or subleased) that are used or useful in the conduct of the business of the Loan Parties, or where any Collateral is located (“Properties”) in good working order and condition, ordinary wear and tear excepted, and will from time to time make or cause to be made all necessary and proper replacements, repairs, renewals, and improvements so that the efficiency and value of its Properties and facilities shall not be materially impaired.

12.7     Taxes and Other Obligations. Each Borrower shall, and the Company shall cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and to pay and discharge when due all indebtedness, taxes, and other obligations for which it is liable or to which its income or property is subject and all claims for labor and materials or supplies which, if unpaid, might become by law a lien upon its assets, unless it is contesting the indebtedness, taxes, or other obligations in good faith and provision has been made for the payment thereof through setting aside on its books appropriate reserves with respect thereto in accordance with GAAP.

12.8        Insurance.

12.8.1     Maintenance of Insurance. Each Borrower shall, and the Company shall cause each Subsidiary to, maintain policies of insurance upon all of the insurable Collateral, and on its properties and operations, carried with companies reasonably acceptable to Agent, in such form and amounts and covering such risks as Agent may reasonably require and as are required by Applicable Law. Without limiting the foregoing, each Borrower shall, and the Company shall cause each Subsidiary to, maintain with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of such types and in such amounts as are customarily carried under similar circumstances by Persons engaged in the same or similar businesses.

12.8.2     Form of Policies. All policies shall be written in form, amounts, coverages and basis reasonably acceptable to Agent and shall be issued by a company or companies reasonably acceptable to Agent. Agent shall be designated as loss payee with a “Lender’s Loss Payable” endorsement on casualty policies covering the Collateral and as an additional insured on liability policies. All policies shall include a provision that such policies will not be cancelled or materially amended, which term shall include any reduction in the scope or limits of coverage, without at least thirty (30) days prior written notice to Agent. Each policy also shall include an endorsement providing that coverage in favor of Agent will not be impaired in any way by any act, omission or default of any Loan Party.

12.8.3     Delivery of Certificates. Each Borrower shall, and the Company shall cause each Subsidiary to, furnish to Agent a certificate of insurance in a form reasonably acceptable to Agent evidencing such insurance coverage. At least thirty (30) days prior to the expiration date of each policy, Agent shall be provided with a renewal certificate, together with evidence that the renewal premium has been paid.

12.9        Compliance with Laws. Each Borrower shall, and the Company shall cause each Subsidiary to, comply in all material respects with all Applicable Laws (including but not limited to all Environmental Laws, Access Laws and the FLSA) and promptly provide written notice to Agent of the receipt of any notice of violation thereof from any Governmental Body which violation, alone or together with any other such violations, could reasonably be expected to have a Material Adverse Effect.

12.10      Agreements with Sellers. Each Borrower shall, and the Company shall cause each Subsidiary to, comply with Franchise Agreements, other Seller Agreements, and all other agreements between such Person and any manufacturer or distributor of New Vehicles in all material respects and shall maintain all such agreements in full force and effect, except in accordance with the disposition of a Dealership or Subsidiary in accordance with Section 13.1.2 or 13.1.3, and except as a result of termination or cessation of business not restricted by Section 13.8.

12.11      Repurchase Agreements. Each New Vehicle Floorplan Borrower shall comply with all terms and conditions of any applicable Repurchase Agreement and shall take any actions reasonably required by Agent with respect to any Repurchase Agreement.

12.12      Management. The Company shall maintain a Chief Executive Officer, President, Executive Vice President and Chief Financial Officer with qualifications and experience at least comparable to those currently holding such positions. The Company shall cause each Subsidiary to maintain executive and management personnel with qualifications and experience at least comparable to current executive and management personnel.

12.13      Landlord’s Consents. Promptly following the Closing Date and from time to time thereafter, each Borrower shall, and the Company shall cause each present and future Subsidiary to, use commercially reasonable efforts to obtain and deliver to Agent an agreement, release and consent to the security interest of Agent and the Lenders in the Collateral, in form and substance reasonably acceptable to Agent from any present or future owner or landlord of any real property leased by a Loan Party as lessee (each a “Landlord’s Consent”).

12.14      Notification. Promptly after learning thereof, the Company will notify Agent in writing of:

12.14.1     The occurrence of any Default, and if such Default is then continuing, will deliver to Agent a certificate of the Company’s chief financial officer or other authorized officer setting forth the details thereof and the action which it is taking or proposes to take with respect thereto.

12.14.2     The occurrence of any of the following that could reasonably be expected to have a Material Adverse Effect: (i) the release of any Hazardous Substances on, under, about, from, or affecting any of the Properties, any adjacent property as a result of contamination, release or activity on the Properties, or any Collateral, (ii) or any other condition threatened or asserted with respect to any such property arising under any Environmental Laws.

12.14.3     The details of any lien, litigation, administrative proceeding or judgment involving $5,000,000.00 or more individually or in the aggregate threatened, instituted or completed against any Loan Party, any Collateral, or any assets of any Loan Party (or involving $15,000,000.00 or more in the aggregate with respect to the Loan Parties taken as a whole), including but not limited to any and all enforcement, cleanup, removal or other governmental or regulatory proceedings pursuant to any Environmental Laws.

12.14.4     Any citation, order to show cause, or other legal process or order that has or could reasonably be expected to have a Material Adverse Effect, directing any Loan Party to become a party to or to appear at any proceeding or hearing by or before any Governmental Body that has granted to it any Governmental Approval, and include with such notice a copy of any such citation, order to show cause, or other legal process or order.

12.14.5     Any (a) refusal, denial, threatened denial, or failure by any Governmental Body to grant, issue, renew, or extend any material Governmental Approval; (b) proposed or actual revocation, termination, or modification (whether favorable or adverse) of any material Governmental Approval by any Governmental Body; (c) dispute or other adverse action with regard to any material Governmental Approval by any Governmental Body; (d) notice from any Governmental Body of the imposition of any material fines or penalties or forfeitures; or (e) written threats or written notice with respect to any of the foregoing or with respect to any proceeding or hearing that might result in any of the foregoing.

12.14.6     Any dispute concerning or any threatened nonrenewal or modification of any material lease for real or personal property to which it is a party.

12.14.7     Any material change in the relationship between any Dealership and any Vehicle manufacturer or distributor including, without limitation, the loss or cancellation, or threatened loss or cancellation, of a franchise, or any notice of the existence of a default under any Franchise Agreement or other Seller Agreement.

12.14.8     Any other event or circumstance which has or could reasonably be expected to have a Material Adverse Effect.

12.14.9     The receipt of any material notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to its Subordinated Debt (if any) (which shall include copies of such notices).

12.14.10     With respect to a Plan, (i) any failure to pay all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code or (ii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard.

12.14.11     The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in material liability.

12.15      Further Assurances. From time to time, when requested by Agent or any Lender, it shall, and the Company shall cause each Subsidiary to, duly execute and deliver or cause to be duly executed and delivered to Agent such further instruments, agreements, and documents and do or cause to be done such further acts as Agent or any Lender deems reasonably necessary to carry out more effectively the provisions and purpose of this Agreement and the other Loan Documents. Without limiting the foregoing, each Borrower shall, and the Company shall cause each Subsidiary to, promptly correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof. Promptly upon request by Agent, each Borrower shall, and the Company shall cause each Subsidiary to, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and reregister, any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as Agent may reasonably require from time to time in order: (a) to carry out more effectively the purposes of the Loan Documents and (b) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto Agent the rights granted now or hereafter intended to be granted to Agent or the Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document or that any Loan Party may be or become bound to convey, mortgage or assign to Agent in order to carry out the intention or facilitate the performance of the provisions of any Loan Document. Each Borrower shall, and the Company shall cause each Subsidiary to, furnish to Agent evidence satisfactory to Agent of every such recording, filing or registration.

12.16     Deposit Accounts. Except as consented to in writing by Agent and Required Lenders, which consent shall not be unreasonably withheld, each Borrower shall, and the Company shall cause each Subsidiary to, maintain its primary operating deposit accounts with one or more of the Lenders. Except as provided in Subsection (c) of Section 8.1.4, all deposit accounts other than trust accounts shall be subject to a control agreement (in form and content reasonably satisfactory to the Agent and the Required Lenders) between any Lender having a security interest in such account, depository bank, Agent, and the applicable Loan Parties, which control agreement shall establish a perfected priority security interest (subject only to the Permitted Liens) in favor of Agent, for the benefit of the Lenders, in all such deposit accounts.

12.17     Joinder of New Subsidiaries. Each Person (other than an Acquisition Subsidiary) which is a Permitted New Dealership or an Other New Subsidiary or which, with the consent of the Required Lenders, becomes a Subsidiary of the Company, shall execute a Guarantor Joinder Agreement (or if it is to become a New Vehicle Floorplan Borrower, a Borrower Joinder Agreement) and shall execute such other documents and satisfy such requirements as Agent reasonably requires so that such Person becomes a Guarantor and a Loan Party and, if applicable, a New Vehicle Floorplan Borrower, and grants a security interest to Agent for the benefit of the Lenders in the Collateral owned by such Person. Each new Subsidiary shall satisfy all requirements applicable to an Acquisition Subsidiary which are set forth in Section 13.13 (d), (g), (i), (j), (k) (if such Subsidiary is a Dealership), (l) and (p).

ARTICLE 13
NEGATIVE COVENANTS

During the term of this Agreement and until termination of the availability of Credit Extensions and payment and performance in full of all Obligations and Guarantor Obligations of each Loan Party under the Loan Documents, each Borrower agrees that, unless Required Lenders shall otherwise consent in writing:

13.1        Mergers, Etc.

13.1.1     (a) Each Borrower shall not, and the Company shall not permit any Subsidiary to, wind up, liquidate, dissolve or reorganize, merge into or consolidate with any other Person, permit any other Person to merge into or consolidate with it, or convey, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (except, with respect to sales of less than substantially all of its assets, for sales of inventory, chattel paper and equipment in the ordinary course of business) or all or any substantial part of the stock or other Equity Interests of Subsidiaries of the Company (in each case, whether now owned or hereafter acquired), or take any action to authorize winding up, dissolution, or liquidation, except that, if at the time thereof and after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any wholly owned Subsidiary may merge into another wholly-owned Subsidiary, and (iii) any wholly-owned Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or to another wholly-owned Subsidiary, so long as Agent and the Lenders shall continue to have a perfected security interest in the transferred assets, subject to no Liens other than Permitted Liens existing on the date of the transfer.

(b)     If any New Vehicle Floorplan Dealership is involved in a transaction described in clause (i), (ii) or (iii) of Section 13.1.1(a) or in Section 13.1.2 or will otherwise cease to be a New Vehicle Floorplan Dealership, the Subsidiary that is the transferor or will not survive the merger (“Terminating Borrower”) shall execute a Borrower Termination Agreement (or if the Dealership will also cease to be a Guarantor, a Termination Agreement), the Dealership Loan Limit for such Dealership shall be deleted, and Agent shall obtain any required amendment to any intercreditor agreement, the Related Principal Portion of all New Vehicle Loans made to finance New Vehicles for such Terminating Borrower shall be repaid, and all conditions in Section 9.3 shall be satisfied with respect to any transferee or surviving New Vehicle Floorplan Dealership.

(c)     If any Subsidiary other than a New Vehicle Floorplan Dealership is involved in a transaction described in clause (i), (ii), or (iii) of Section 13.1.1(a) or in Section 13.1.2 or will otherwise cease to be a Guarantor, the Subsidiary that is the transferor or will not survive the merger shall execute a Termination Agreement and satisfy such other conditions as Agent reasonably requires to remove such Subsidiary as a Guarantor.

13.1.2     Notwithstanding the provisions of Section 13.1.1, the Company or any Subsidiary may sell all or substantially all of the assets of, or all or substantially all of the capital stock or Equity Interests in, any Dealership or other Subsidiary (or of any business unit or franchise of a Dealership or other Subsidiary) for not less than fair market value, if (a)(i) the sales price (excluding real property and Vehicle inventory) for any individual Subsidiary is not more than $20,000,000.00 and the sale price (excluding real property and Vehicle inventory) for all sales pursuant to this Section 13.1.2 does not exceed $50,000,000.00 in any period of twelve consecutive months, (ii) no Default shall exist immediately prior to or upon giving effect to any such sale, and (iii) the conditions in Section 13.1.1 are satisfied, or (b) Required Lenders have consented in writing to the sale and each Loan Party has complied with all terms and conditions of such consent.

13.1.3     Notwithstanding the provisions of Sections 13.1.1 and 13.1.2, any Subsidiary that no longer has assets (or that has assets with an aggregate book value less than $25,000) may discontinue operations and dissolve or liquidate unless such action would constitute a Material Adverse Effect or any Default shall exist immediately prior to or upon giving effect thereto.

13.2        Guaranties, Etc. Each Borrower shall not, and the Company shall not permit any Subsidiary to, enter into or permit to exist any Contingent Obligations, except Contingent Obligations permitted by Section 13.10.

13.3        Liens. Each Borrower shall not, and the Company shall not permit any Subsidiary to, grant or permit to exist a security interest in or Lien on its presently owned or hereafter acquired real or personal property except:

(a)     Liens in favor of Agent for the benefit of the Lenders which secure the Obligations, Guarantor Obligations, and Permitted Swap Obligations.

(b)     Liens for taxes, assessments or other government charges or levies not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained.

(c)     Liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s, and carriers’ Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than 30 days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established.

(d)     Liens under workers’ compensation, unemployment insurance, Social Security, or similar legislation (excluding, however, Liens arising under ERISA) which are not past due for more than 30 days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established.

(e)     Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business which are not past due for more than 30 days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established.

(f)     Judgment and other similar Liens arising in connection with court proceedings, in an aggregate amount not in excess of $5,000,000.00 for any Loan Party or in excess of $15,000,000.00 in the aggregate for the Loan Parties taken as a whole; provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings, and the existence thereof does not constitute a Default hereunder.

(g)     Easements, rights-of-way, zoning restrictions, and other similar encumbrances in existence on the date of this Agreement or which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by any Loan Party of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto.

(h)     Liens on Service Loaner Vehicles of a Dealership and proceeds thereof securing Other Floor Plan Financing permitted by Section 13.10(e), and which are, only as to liens in existence on the Closing Date, listed on the Disclosure Schedule; provided that if required by Agent, the Other Floor Plan Lender providing such financing has entered into an intercreditor agreement with Agent in form and content reasonably satisfactory to Agent and the Required Lenders.

(i)      Purchase money Liens hereafter created by any Loan Party to secure the purchase price of equipment acquired after the Closing Date, so long as (i) such equipment is acquired in the ordinary course of such Person’s business, (ii) such Lien attaches to such equipment no later than 10 days after the acquisition thereof; (iii) such Lien does not extend to any property other than the equipment acquired, (iv) such Lien secures only the obligation to pay the purchase price of such equipment, and (v) the Indebtedness secured is permitted by Section 13.10(j) hereof.

(j)      Liens in existence on the Closing Date securing Indebtedness permitted by Section 13.10 hereof (if such Indebtedness is permitted to be secured), which are listed on the Disclosure Schedule.

(k)     Liens securing obligations in respect of Capitalized Leases provided that such Capitalized Leases are otherwise permitted under this Agreement, and such Liens attach only to the property being leased.

(l)      Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution (provided that such deposit accounts are permitted) and, if such deposit accounts are with a Lender (or with another financial institution, if required by Agent), such liens are subordinated to the Liens in favor of Agent and the Lenders under the Collateral Documents.

(m)    Liens on property (excluding Collateral) acquired after the Closing Date which are in existence at the time such property is acquired, which were not incurred in contemplation of the acquisition, and which secure Indebtedness permitted by this Agreement.

(n)     Liens on assets owned by any Excluded Subsidiary or any Real Estate Subsidiary (other than Collateral and Eligible Real Property) which secure Indebtedness permitted by this Agreement, and Liens on Equity Interests in Excluded Subsidiaries (other than LCDC) granted in connection with Investments described in Section 13.6(p).

(o)     Liens consented to in writing by Agent and Required Lenders.

Notwithstanding the foregoing, except for Liens in favor of Agent, there shall not be any Liens on any of the capital stock or other Equity Interests of any Subsidiary.

13.4     Restricted Payments. Each Borrower shall not, and the Company shall not permit any Subsidiary to (a) declare or pay, or agree to declare or pay, or set aside funds for the payment, directly or indirectly of, any Restricted Payment, or (b) pay or agree to pay or set aside funds to pay any management fees or similar fees in the case of the Company, to any direct or indirect Affiliate thereof, or in the case of any other Loan Party, to any direct or indirect owner of its Equity Interests or any direct or indirect Affiliate thereof, except (c) (i) Subsidiaries of the Company may make Restricted Payments or payments of such fees to the Company or to any other Loan Party, and (ii) the Company may reacquire shares from eligible participants in its stock incentive plans, as required under the terms of the plans to permit cashless exercise and tender of shares to meet withholding obligations for income tax purposes. Notwithstanding the foregoing, and so long as no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, (y) the Company may pay dividends on its capital stock, and (z) the Company may repurchase shares of its capital stock.

13.5     Subordinated Debt. If any Subordinated Debt is outstanding, each Borrower shall not, and the Company shall not permit any Subsidiary to (a) make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Debt; (b) make any scheduled payment of the principal of or interest on any Subordinated Debt which would be prohibited by the terms of such Subordinated Debt or any related subordination agreement; (c) directly or indirectly make any prepayment on or purchase, redeem or defease any Subordinated Debt or offer to do so (whether such prepayment, purchase or redemption, or offer with respect thereto, is voluntary or mandatory); (d) take or omit to take any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof, to the Obligations might be terminated, impaired or adversely affected; or (e) omit to give Agent prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable.

13.6     Loans and Investments. Each Borrower shall not, and the Company shall not permit any Subsidiary to (a) make or contract to make any loan or advance to any Person (other than short term trade advances in the ordinary course of business), or incur Contingent Obligations with respect to the obligations of any Person; (b) purchase or otherwise acquire, any capital stock, obligations, or other securities of, make any capital contributions to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venturer with any other Person (the matters described in clause (a) and (b) are collectively, “Investments”), except:

(a)     Investments by the Company in any Subsidiary or Affiliate or by any Subsidiary in any of its Subsidiaries or Affiliates, in each case, which exist as of the Closing Date;

(b)     In the ordinary course of business, Investments by the Company in any Subsidiary or by any Subsidiary in the Company, or by any Subsidiary in any other Subsidiary, by way of capital contributions, intercompany loans, advances or guaranties, to the extent permitted by this Agreement;

(c)     Contingent Obligations permitted by Section 13.10.

(d)     Cash Equivalent Investments;

(e)     Bank deposits in the ordinary course of business;

(f)     Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(g)     The DCH Acquisition and Investments pursuant to a Permitted Acquisition;

(h)     Investments, in an aggregate amount for the Company and its Subsidiaries not to exceed $5,000,000.00, in equity securities of companies which are not Affiliates of the Company;

(i)      Investments listed on the Disclosure Schedule;

(j)      Extensions of credit to customers made in the ordinary course of business and in connection with the sale or lease of inventory in the ordinary course of business;

(k)     Investments by the Company not exceeding $20,000,000 in the aggregate in equity interests representing up to 49% ownership in minority owned automobile dealers in accordance with the guidelines of the National Association of Minority Automobile Dealers (each, a “Minority Dealer Affiliate”) (it being understood that any entities in which such investments are made shall not be considered Subsidiaries for the purposes of this Agreement and shall not be included as Subsidiaries in any of the financial statements of the Company and its Subsidiaries that are required under this Agreement);

(l)      Such other Investments as are consented to by the Required Lenders in their sole discretion; and

(m)     Extensions of credit to Persons acquiring the assets of a Dealership or another Subsidiary pursuant to a sale permitted by Section 13.1.2 (“Seller Notes”), in an aggregate principal amount, for the Company and its Subsidiaries, not to exceed $10,000,000.00 outstanding at any time;

(n)     Investments in equity interests in Permitted New Dealerships;

(o)     Investments not in the ordinary course of business in equity interests in Other New Subsidiaries, provided that the investment in any Other New Subsidiary shall not exceed $2,000,000.00 and the aggregate of all investments in Other New Subsidiaries shall not exceed $4,000,000.00 during the time period from the Closing Date to the Termination Date; and

(p)     Investments by the Company or any Subsidiary in Community Development Entities under the Federal New Markets Tax Credit Program, provided that the aggregate amount of such Investments do not exceed $50,000,000.00;

provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (c), (g), (h), or (k) shall be permitted to be made if, immediately before or after giving effect hereto, any Default or Event of Default exists; and (z) the Company shall not, and shall not permit any Subsidiary to, create or acquire, or make any Investment in any Subsidiary, not organized under the laws of a State of the United States.

13.7     Transactions with Affiliates. Other than service agreements with DiMar Holdings, LLC, and its subsidiaries, each Borrower shall not, and the Company shall not permit any Subsidiary to, enter into any transaction with any Affiliate, except a wholly-owned Subsidiary which is a Guarantor, including without limitation, the purchase, sale, or exchange of property or the rendering of any service, except in the ordinary course of business and upon fair and reasonable terms no less favorable to it than those that would prevail in a comparable arm’s-length transaction with a Person not an Affiliate.

13.8      Type of Business. Each Borrower shall not, and the Company shall not permit any Subsidiary to, make any material change in the type, character or nature of its business activities, engage in any new type of business activity unrelated to its existing business or, except as a result of transactions permitted by Sections 13.1.1 or 13.1.2, interrupt or cease to engage in, for a time deemed material by Agent, any material portion of its business activities or operations.

13.9      Structure. Each Borrower shall not, and the Company shall not permit any Subsidiary to, make any material change in its organizational structure or capital structure, or make any material modification in its Articles of Organization or Incorporation, Partnership Agreement, Operating Agreement, Bylaws, or other organizational documents.

13.10     Indebtedness. Each Borrower shall not, and the Company shall not permit any Subsidiary to, incur or permit to exist any Indebtedness to any Person except:

(a)     Indebtedness (including Contingent Obligations) incurred pursuant to this Agreement and the Loan Documents.

(b)     Short-term unsecured trade obligations incurred in the ordinary course of business which are not past due.

(c)     Indebtedness in respect of Permitted Swap Obligations.

(d)     Funded Debt of LCDC or any Real Estate Subsidiary which is secured primarily by real estate owned by LCDC or such Real Estate Subsidiary, and Funded Debt of any Excluded Subsidiary (other than LCDC).

(e)     Subject to satisfaction of the requirements of Section 13.3(h) by each Other Floor Plan Lender, Funded Debt of the Dealerships with respect to Other Floor Plan Financing provided by Other Floor Plan Lenders, in an aggregate principal amount not in excess of $60,000,000.00 outstanding at any time.

(f)     Unsecured guarantees by the Company of (i) Other Floorplan Financing obligations of Dealerships to Other Floorplan Lenders, (ii) debt of any Real Estate Subsidiary which is permitted under Section 13.10(d), (iii) operating leases of its Subsidiaries and Minority Dealer Affiliates, (iv) extensions of credit to a Minority Dealer Affiliate, all proceeds of which are used to purchase New Vehicles or Service Loaner Vehicles to be held by the Minority Dealer Affiliate for sale and/or lease in the ordinary course of business, and (v) obligations of Dealerships to manufacturers or distributors of New Vehicles under Seller Agreements. Notwithstanding any contrary provisions hereof, the foregoing guarantees shall be the only guarantees by the Company.

(g)     Unsecured Indebtedness of the Company to any Subsidiary.

(h)     Unsecured Indebtedness of any Subsidiary to the Company or another Subsidiary.

(i)      Indebtedness existing on the Closing Date and set forth on the Disclosure Schedule, provided that such Indebtedness shall not be increased and that no additional collateral shall be provided for such Indebtedness.

(j)      Funded Debt in an aggregate principal amount not to exceed for the Company and its Subsidiaries $5,000,000.00 at any time outstanding, provided that such indebtedness is either unsecured or is purchase money indebtedness incurred to acquire equipment which is secured only by the equipment acquired and such equipment secures only the obligation to pay the purchase price.

(k)     Unsecured guaranties by a Subsidiary of the obligations of any Real Estate Subsidiary on (i) real estate leases between such Real Estate Subsidiary and an owner of real estate which has been subleased by such Real Estate Subsidiary to such Subsidiary, and (ii) Indebtedness incurred by such Real Estate Subsidiary which is permitted under Subsection 13.10(d) and which is obtained to finance real estate leased by such Real Estate Subsidiary to such Subsidiary.

(l)      Additional Funded Debt, which together with all other Funded Debt permitted by this Section 13.10, excluding Indebtedness described in Section 13.10(a) and Other Floor Plan Financing permitted by Section 13.10(e) (“Excluded Funded Debt”), does not at any time for the Company and all Subsidiaries exceed an aggregate outstanding principal amount of $600,000,000.00; provided that any such Indebtedness incurred after the Closing Date, shall be unsecured, unless permitted to be secured by the terms of this Agreement. Notwithstanding any contrary provision hereof, the Funded Debt of the Company and its Subsidiaries (excluding Excluded Funded Debt, but including all other Funded Debt described in this Section 13.10) shall not at any time exceed an aggregate principal amount of $600,000,000.00.

(m)    Indebtedness appearing as a claims reserve (or similar term) on the balance sheet of the Company and its Subsidiaries, which represents amounts which have been received but which will be expended to pay warranty and service claims by customers of the Dealerships.

(n)     Guaranties by Lithia Financial Corporation of Permitted Swap Obligations.

13.11     Margin Stock; Speculation. Each Borrower shall not, and the Company shall not permit any Subsidiary to, use any part of the proceeds of any Loan, either directly or indirectly, for the purpose, whether immediate, incidental, or ultimate, of purchasing or carrying any margin stock (within the meaning of Regulation U) or extending credit to others for the purpose of purchasing or carrying any margin stock or for any purpose which violates any applicable provision of any regulation of the Board of Governors of the Federal Reserve System. No Loan Party shall be engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or conveying any margin stock. No part of the proceeds of any Loan will be used for speculative investment purposes, including without limitation speculating or hedging in the commodities and/or futures market.

13.12     Restrictive Agreements. Except for Permitted Restrictions and the provisions of this Agreement and the other Loan Documents, each Borrower shall not, and the Company shall not permit any Subsidiary to (a) enter into or permit to exist any arrangement, contract, or agreement which directly or indirectly prohibits any Loan Party from or imposes any restrictions on creating, assuming or incurring any Lien upon all or any portion of its properties, revenues or assets or those of any of its Subsidiaries whether now owned or hereafter acquired, or (b) enter into or permit to exist any agreement, contract or arrangement restricting the ability of any Subsidiary to pay or make dividends or distributions in cash or kind to the Company or any other Subsidiary, to make loans, advances or other payments of whatsoever nature to the Company or any other Subsidiary, to make transfers or distributions of all or any part of its assets to the Company or any other Subsidiary, or to borrow money from the Company or any other Subsidiary, (c) enter into or permit to exist any agreement, contract or arrangement which directly or indirectly prohibits any Subsidiary from guarantying or imposes restrictions on the ability of any Subsidiary to guaranty, the Obligations, or (d) enter into or permit to exist any agreement or arrangement which would be violated by the extensions of credit contemplated hereunder or the performance by any Loan Party of its obligations under the Loan Documents.

13.13     Permitted Acquisitions. Except as otherwise permitted by Section 13.6 and except for acquisitions of real estate by a Real Estate Subsidiary, each Borrower shall not, and the Company shall not permit any Subsidiary to acquire Control of any Person or acquire all or substantially all of the assets of any Person or of any business unit or line of business of any Person (an “Acquisition”) except upon satisfaction of the following requirements:

(a)     The Acquisition consists of the acquisition by the Company, directly or indirectly, of (i) 100% of the Equity Interests of a Person that following the Acquisition will be a Dealership (“New Dealership”) or, in the case of a Majority Acquisition, at least 80% of the Equity Interests, or (ii) all or substantially all of the assets of a dealership, or of a business unit or line of business of a dealership.

(b)     The Company shall give Agent prior written notice of the proposed Acquisition at least 30 days prior to the closing date of such Acquisition or, if later, within 5 days after execution of the purchase agreement for such Acquisition.

(c)     The Board of Directors (or other Persons exercising similar functions) of the seller have not disapproved the transaction or recommended that such transaction be disapproved.

(d)     Upon consummation of the Acquisition, the Person being acquired (or the Person acquiring the assets in an asset purchase) shall be a wholly owned (or in the case of a Majority Acquisition, at least 80% owned), direct or indirect, Subsidiary of the Company (an “Acquisition Subsidiary”) or shall be merged into the Company.

(e)     Each Acquisition Subsidiary (including Subsidiaries acquired in Majority Acquisitions) shall execute a Guarantor Joinder Agreement (or if the Acquisition Subsidiary is to become a New Vehicle Floorplan Borrower, a Borrower Joinder Agreement), and any other documents reasonably required by Agent or any Lender so that such Acquisition Subsidiary becomes a Guarantor of the Used Vehicle Floorplan Obligations, Revolving Loan Obligations and, if applicable, a New Vehicle Floorplan Borrower, and grants a security interest in the Collateral of such Acquisition Subsidiary.

(f)     All representations and warranties in this Agreement shall be true and correct in all material respects as of the date of any Acquisition unless such representation or warranty refers to another date and except as previously disclosed to and accepted by Agent in writing, and no Default shall have occurred and be continuing or will exist after giving effect to the Acquisition. For purposes of this determination, all requirements applicable to any Guarantor, New Vehicle Floorplan Borrower (if applicable), or Subsidiary shall be deemed to apply to any Acquisition Subsidiary.

(g)     Agent shall have received the organizational documents, status or good standing certificates and resolutions, or other authorizations demonstrating the due organization, valid existence, qualification to do business and (where applicable) good standing of any Acquisition Subsidiary, and the authority of the Acquisition Subsidiary to become a Loan Party, New Vehicle Floorplan Borrower (if applicable), and Guarantor.

(h)     Agent shall have received copies of the purchase agreement and lease, if any, relating to that Acquisition.

(i)      Agent shall have perfected security interests in the Collateral owned by the Acquisition Subsidiary as security for all of the Used Vehicle Floorplan Obligations, Revolving Loan Obligations, Guarantor Obligations, and Permitted Swap Obligations, and if applicable, the New Vehicle Floorplan Loan Obligations, subject only to Permitted Liens, and shall have received satisfactory evidence of perfection and the priority of such security interests, including without limitation such Uniform Commercial Code and other searches, signed termination statements or payoff letters and other filings as Agent or any Lender deems appropriate, which shall include evidence of the termination of, or reasonably satisfactory arrangements for the termination of, the security interests of any secured party in any of the assets acquired or of the Acquisition Subsidiary.

(j)      Agent shall have conducted such audits of any Collateral being acquired or which is owned by any Acquisition Subsidiary as is desired by Agent, the results of which shall be satisfactory to Agent.

(k)     The Company and/or any Acquisition Subsidiary shall have received approval of all material Seller Agreements (including without limitation Franchise Agreements), between any Acquisition Subsidiary and any manufacturer or distributor of Vehicles for which the Acquisition Subsidiary will act as a dealer as may be necessary for the Acquisition Subsidiary to conduct its intended business following the Acquisition. The Company or the Acquisition Subsidiary shall deliver to Agent copies of all such Seller Agreements promptly upon receipt, other than those disclosure of which is prohibited by the relevant manufacturer or distributor, if requested by Agent or any Lender.

(l)      All insurance required under Section 12.8 shall have been obtained and Agent shall have received evidence thereof in the form of a certificate of insurance as required under Section 12.8.

(m)    The Company has delivered to Agent a certificate in a form acceptable to Agent and signed by its chief financial officer or other officer acceptable to Agent, certifying that all conditions in Section 13.13(a), (c), (d), (f) and (k) have been satisfied or will be satisfied as of the date of the Acquisition.

(n)     If requested by Agent or any Lender, the Company has delivered to Agent, (i) a Compliance Certificate, together with all supporting documentation reasonably required by Agent or any Lender, prepared on a pro forma basis as of the most recent date for which a Compliance Certificate was furnished to Agent, demonstrating that the Company and its Subsidiaries would have been in compliance with the requirements of Section 11.1 if the Acquisition had occurred on the first day of the period covered by the Compliance Certificate, and (ii) if requested by Agent or any Lender, copies of the seller’s financial statements.

(o)     The aggregate consideration paid for the assets acquired (other than real property and Vehicles), or for the Equity Interests acquired, shall not exceed (i) $20,000,000.00 for any single Acquisition, or (ii) (A) $50,000,000.00 for all Acquisitions during any period of twelve consecutive months ending prior to April 1, 2014; (B) $75,000,000.00 for all Acquisitions during the period of twelve consecutive months beginning on April 1, 2014 and ending on March 31, 2015; and (C) $60,000,000.00 for all Acquisitions during any period of twelve consecutive months beginning after March 31, 2015.

(p)     Agent has received such additional documents, approvals, consents and information and each Loan Party has satisfied such additional requirements as Agent or any Lender reasonably requests.

13.14     Accounting Changes; Fiscal Year. Each Borrower shall not, and the Company shall not permit any Subsidiary to, make any change in accounting treatment or reporting practices, except as permitted by GAAP, or change its Fiscal Year.

13.15     Excluded Subsidiaries and Real Estate Subsidiaries. Neither LCDC nor any Real Estate Subsidiary shall own any assets other than real estate, cash, and assets incidental to the operation of specific real estate; provided, however that neither LCDC nor any Real Estate Subsidiary shall in any event own any equipment (except fixtures attached to real estate) or inventory. No Excluded Subsidiary (other than LCDC) shall own any assets other than Investments permitted under Section 13.6(p).

ARTICLE 14
DEFAULT AND REMEDIES

14.1        Events of Default. The occurrence of any of the following shall constitute an Event of Default under this Agreement and each of the Loan Documents:

14.1.1     Any Loan Party shall fail to pay (a) when due, any principal owing under this Agreement, Letter of Credit, LC Agreement, or any other Loan Document, or (b) within 3 days after it is due, any interest or fee payable under this Agreement, Letter of Credit, LC Agreement, or any other Loan Document or (c) when due and uncured within 5 days after notice from Agent that such amount remains unpaid, any other amount payable under this Agreement, Letter of Credit, LC Agreement, or any other Loan Document.

14.1.2     Any default under or any failure of any Loan Party to perform or comply with any term, condition, covenant or obligation (a) set forth in Section 11.1, 12.1, 12.10 or Article 13 of this Agreement or (b) set forth in any provision of this Agreement (except an Event of Default specified in Section 14.1.1, 14.1.2(a) or elsewhere in Section 14.1), any other Loan Document or any other Agreement between Agent or any Lender and any Loan Party, and such default or failure is not cured within 30 days after the earlier of the date any Loan Party knows or reasonably should know thereof or the date on which Agent gives written notice thereof to Borrower (provided, however, that such cure period is available only if the applicable default or failure is reasonably capable of being cured).

14.1.3     Any default occurs in the payment or performance of any material provisions of any agreement or condition relating to any Indebtedness (except as described in Section 14.1.16) in an aggregate amount outstanding for such Indebtedness for all Loan Parties that, together with amounts described in Section 14.1.16, is in excess of $5,000,000.00 (other than Indebtedness owing under the Loan Documents) and the period of grace, if any, to cure such default shall have passed, and the default constitutes (a) nonpayment, or (b) any event or condition, the effect of which is to cause or permit the holder of such Indebtedness to cause such Indebtedness to become due prior to its maturity date.

14.1.4     Any default occurs under or any Loan Party fails to pay, perform or comply with any material terms, conditions or obligations in any Collateral Document or any Lien created or purported to be created by any Collateral Document shall cease to be, or shall be asserted by any Person not to be, a valid, perfected Lien with a priority that is subject only to the Permitted Liens.

14.1.5     Any Guaranty or other Loan Document ceases to be, or shall be asserted by any Borrower or any Guarantor not to be, in full force and effect, or any Guarantor shall attempt to revoke, repudiate, or limit any Guaranty.

14.1.6     Any warranty, representation, statement, or information made or furnished to Agent or any Lender by or on behalf of any Loan Party proves to have been false or misleading in any material respect when made, furnished, or certified, or when deemed made, furnished, or certified.

14.1.7     Custody or control of any substantial part of the property of any Loan Party is assumed by any Governmental Body or any Governmental Body takes any final action, the effect of which would be a Material Adverse Effect.

14.1.8     (a) Any Loan Party shall commence any case, proceeding, or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (b) there shall be commenced against any Loan Party any case, proceeding, or other action of a nature referred to in clause (a) above which (iii) results in the entry of an order for relief or any such adjudication or appointment or (iv) remains undismissed, undischarged, unstayed, or unbonded for a period of 30 days; or (c) there shall be commenced against any Loan Party any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, or bonded pending appeal within 30 days from the entry thereof; or (d) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the acts set forth in clauses (a), (b), or (c) above; (e) any Loan Party shall admit in writing its inability to pay its debts as they become due or shall, within the meaning of the United States Bankruptcy Code (11 U.S.C. §101 et seq.), generally not pay its debts as they become due; or (f) any Loan Party is not Solvent.

14.1.9       Except as permitted by Section 13.1, (a) any Loan Party which is a corporation, partnership, limited liability company or other type of entity is dissolved or liquidated or takes any action to authorize a dissolution or liquidation; or (b) any Loan Party which is a trust (or trustee acting with respect to property held in trust) is revoked, amended or terminated.

14.1.10     Any refusal or failure by any Governmental Body to issue, renew, or extend any material lease or Governmental Approval with respect to the operation of the business of any Loan Party or its Subsidiaries, or any denial, forfeiture or revocation by any Governmental Body of any Governmental Approval, that could reasonably be expected to have a Material Adverse Effect.

14.1.11     One or more judgments, writs of attachment, or similar process, in an aggregate amount in excess of $5,000,000.00 (in excess of insurance coverage) shall be entered or filed against any Loan Party or any property of any Loan Party and remains unpaid, unvacated, unbonded or unstayed for a period of 30 days or more.

14.1.12     (a) With respect to a Plan, a Loan Party or an ERISA Affiliate is subject to a lien in excess of $5,000,000.00, pursuant to Section 430(k) of the Code or Section 302(c) or ERISA or Title IV or ERISA, or (b) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

14.1.13     (a) The Company or any New Vehicle Floorplan Dealership fails to pay, perform or comply with any material term, condition or obligation in any Seller Agreement, or any such agreement ceases to be, or is asserted by any Person not to be, in full force and effect, or the other party to such agreement gives notice of default to the Company or any New Vehicle Floorplan Dealership, or (b) any event specified in clause (a) occurs with respect to any Loan Party other than a New Vehicle Floorplan Borrower and the result of such failure, cessation, or notice of default has, or might be expected to have, a Material Adverse Effect.

14.1.14     Any Repurchase Agreement ceases to be, or is asserted by any manufacturer or distributor of Vehicles not to be, in full force and effect.

14.1.15     There is any Change in Control.

14.1.16     (a) Any default occurs under or any Loan Party fails to pay, perform or comply with the terms of any Swap Contract or (b) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (i) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (ii) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owing by the Applicable Loan Parties under all such Swap Contracts as a result thereof, together with all defaulted Indebtedness of the Loan Parties described in Section 14.1.3, is greater than $5,000,000.00.

14.2        Consequences of Default; Rights and Remedies. Time is of the essence of this Agreement.

14.2.1     Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Section 14.1.8) and at any time thereafter during the continuance of such Event of Default, Agent shall have the right, by written notice to the Company, to: (a) terminate the availability of PR Account Advances and terminate the Commitments to make Loans and issue Letters of Credit; (b) declare all outstanding Obligations payable by the Revolving Loan Borrower, Used Vehicle Floorplan Borrower, and the New Vehicle Floorplan Borrowers to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Loan Documents to the contrary notwithstanding; (c) direct the Revolving Loan Borrower to deliver to Agent funds in an amount equal to the aggregate stated amount of the LC Obligations, such funds to be held in the LC Collateral Account, and/or (d) direct the New Vehicle Floorplan Borrowers to deliver to Agent funds in an amount which Agent estimates it or the Swing Line Lender may be required to pay pursuant to Payment Commitments which may be presented thereafter, such collateral to be held in the Payment Commitment Collateral Account. The applicable Borrowers shall immediately deliver to Agent all such funds required by Agent.

14.2.2     Upon the occurrence or existence of any Event of Default described in Section 14.1.8, immediately and without notice, (a) the Commitments and the availability of Loans and Letters of Credit shall automatically terminate, (b) all outstanding Obligations shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Loan Documents to the contrary notwithstanding, (c) the Revolving Loan Borrower shall automatically become obligated to deliver to the Agent Cash Collateral in an amount equal to the aggregate stated amount of the LC Obligations, which funds shall be held by the Agent in the LC Collateral Account, and (d) the New Vehicle Floorplan Borrowers shall automatically become obligated to deliver to Agent funds in an amount which Agent estimates it or the Swing Line Lender may be required to pay pursuant to Payment Commitments which may be presented thereafter, which funds shall be held by the Agent in the Payment Commitment Collateral Account.

14.2.3     In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Agent and the Lenders shall have the right to exercise any right, power or remedy available under this Agreement, any of the other Loan Documents, or otherwise available at law or in equity.

14.2.4     The Agent shall promptly inform the Lenders of the occurrence of any Event of Default of which it is deemed to have knowledge or notice pursuant to Section 16.9 and will promptly provide the Lenders with copies of any and all notices that Agent has received with respect thereto. After such notification, the Lenders shall meet to determine the desired course of action and the Agent shall take such course of action, and pursue such rights and remedies under the Loan Documents, as the Required Lenders shall determine. If the Required Lenders have not agreed upon a course of action within 90 days after the date that the Lenders have received a notice from the Agent of the occurrence of an Event of Default, the Agent shall (and shall be obligated to) terminate the Commitments, accelerate all of the Obligations, apply all amounts collected from the Borrowers, any Guarantors and the Collateral as set forth herein and pursue such other rights and remedies as are prudent under the circumstances. During the time between the Agent’s giving notice of the occurrence of an Event of Default to the Lenders and the earlier of (a) the Required Lender’s agreement on a course of action or (b) the expiration of the 90 day decision period, the Agent shall take such actions on behalf of the Lenders as the Agent deems prudent. To the extent inconsistent with Section 14.2.2, this Section shall not apply to any Event of Default referred to in Section 14.1.8 and any Event of Default referred to in Section 14.1.8 shall be governed by Section 14.2.2. However, decisions as to how to handle, vote, or compromise the Agent’s claims on behalf of the Lenders in any bankruptcy or insolvency proceeding shall be governed by this Section. This Section confers no rights upon any Loan Party.

14.3       Application of Payments. If the Obligations have become due and payable in full or if at any time insufficient funds are received by and available to the Agent to fully pay all fees, costs, expenses, principal, interest and other amounts due to Agent and the Lenders under this Agreement and the other Loan Documents, such funds received by Agent shall be applied: (a) first, to the payment of fees, costs, disbursements, indemnities and other expenses (including Attorney Costs of Agent’s counsel) owing to Agent, including without limitation, if applicable, amounts incurred in realizing on Collateral or otherwise enforcing the Loan Documents; (b) second, to the payment of fees, costs, disbursements, indemnities, and other expenses owing to the Lenders (other than LC Fees, Revolving Loan Commitment Fee, Used Vehicle Floorplan Commitment Fee, and New Vehicle Floorplan Commitment Fee), including without limitation, if applicable, amounts incurred in realizing on Collateral or otherwise enforcing the Loan Documents and amounts owing pursuant to Article 7 and Section 17.1; (c) third, to the payment of LC Fees, Revolving Loan Commitment Fees, New Vehicle Floorplan Commitment Fee and Used Vehicle Floorplan Commitment Fee; (d) fourth to the payment of accrued interest on all of the Loans and other Obligations, (e) fifth to the payment to Swing Line Lender of any principal amount of the New Vehicle Swing Line Loans in excess of the New Vehicle Swing Line Commitment; (f) sixth, to the payment of the remaining principal owing to all of the Lenders on all of the Loans, LC Obligations, and other Obligations, allocated to the Lenders based upon their Pro Rata Shares; (g) seventh, to fully cash collateralize the LC Obligations and any outstanding Payment Commitments; (h) eighth, to payment of the Permitted Swap Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause (h) held by them; and (i) ninth, the balance, if any, to the Borrowers or as otherwise required by law.

ARTICLE 15
HAZARDOUS SUBSTANCES

15.1     Representations and Warranties. Each Borrower represents and warrants that to its knowledge, any Properties identified as such in the Disclosure Schedule are the only Properties requiring remedial action under applicable Environmental Laws, resulting from the use, generation, manufacture, storage, treatment, disposal, release, or threatened release of any Hazardous Substances on, under, about or from any of the Properties. The performance of such remedial actions will not have a Material Adverse Effect on any Loan Party or its businesses.

15.2     Activities. Each Borrower shall, and the Company shall cause each Subsidiary to use, generate, manufacture, store, treat, release or dispose of Hazardous Substances on, under, about or from the Properties only as is reasonable and necessary in the operation of its business, and in substantial compliance with all applicable Environmental Laws.

15.3     Inspections. Each Borrower will permit and the Company will cause each other Loan Party to permit representatives of Agent and the Lenders to enter upon the Properties to make such inspections and tests as they may reasonably deem appropriate to determine compliance of the Properties with this Article. Any such inspections or tests shall be at the expense of Borrowers and for Agents’ and the Lenders’ purposes only, and shall not be construed to create any responsibility or liability on the part of Agent or any Lender to any Borrower or any other Person.

15.4     Release and Indemnity. Each Borrower hereby (a) releases and waives any future claims against Agent and each Lender for indemnity or contribution in the event the Company or any of its Subsidiaries becomes liable for cleanup or other costs under any Environmental Laws, and (b) agrees to indemnify and hold harmless Agent and each Lender and the other Indemnified Persons against any and all Claims which such Person may directly or indirectly sustain or suffer resulting from a breach of this Article by the Company or any other Borrower or as a consequence of any use, generation, manufacture, storage, disposal, release or threatened release of a Hazardous Substance on the Properties, except to the extent arising from the gross negligence or willful misconduct of such Indemnified Person.

15.5     Survival. The provisions of this Article, including the obligation to indemnify, shall survive the repayment of the Loans and Letters of Credit and other liabilities and Obligations of any one or more of the Borrowers under this Agreement and the other Loan Documents, and the termination or expiration of this Agreement, and, if applicable, shall not be affected by Lender’s acquisition of any interest in any of the Properties, whether by foreclosure or otherwise.

ARTICLE 16
THE AGENT

16.1     Appointment; Nature of Relationship. U.S. Bank is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. Agent agrees to act as such contractual representative upon the express conditions contained in this Article 16. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, Agent (a) does not hereby assume any fiduciary duties to any of the Lenders, (b) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Uniform Commercial Code and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

16.2     Powers. Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by Agent.

16.3     General Immunity. Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

16.4     No Responsibility for Loans, Recitals, Etc. Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article 9, except receipt of items required to be delivered solely to Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any Collateral; or (g) the financial condition of any Loan Party or of any of any Loan Party’s Subsidiaries. The foregoing notwithstanding, however, Agent shall, upon a reasonable request from a Lender, provide such information as may be necessary to demonstrate to such Lender that Agent has the ability to comply, or has in fact complied, with all regulations or mandates from a governing entity that are applicable to the Loans, including without limitation, the Flood Disaster Protection Act of 1973 and the national Flood Insurance Reform Act (1994).

16.5     Action on Instructions of Lenders. Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

16.6     Employment of Agents and Counsel. Agent may perform any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Agent shall be entitled to advice of counsel concerning the contractual arrangement between Agent and the Lenders and all matters pertaining to Agent’s duties hereunder and under any other Loan Document.

16.7     Reliance on Documents; Counsel. Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by Agent, which counsel may be employees of Agent. For purposes of determining compliance with the conditions specified in Article 9, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

16.8     Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (a) for any amounts not reimbursed by the Borrowers for which Agent is entitled to reimbursement by a Borrower or Borrowers under the Loan Documents, (b) for any other expenses incurred by Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by Agent in connection with any dispute between Agent and any Lender or between two or more of the Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against Agent in connection with any dispute between Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (y) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Agent and (z) any indemnification required pursuant to Section 7.4.4 shall, notwithstanding the provisions of this Section, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section shall survive payment of the Obligations and Permitted Swap Obligations and termination of this Agreement.

16.9       Notice of Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent, unless (i) Agent has actual knowledge of such Default or Event of Default or (ii) Agent has received written notice from a Lender or Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that Agent receives such a notice, Agent shall give prompt notice thereof to the Lenders; provided that, except as expressly set forth in the Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.

16.10     Rights as a Lender. Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitments and its Loans as any Lender and may exercise the same as though it were not Agent, and the term “Lender” or “Lenders” shall, at any time when Agent is a Lender, unless the context otherwise indicates, include Agent in its individual capacity. Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with any Loan Party, or any of their Subsidiaries and Affiliates in which any Loan Party is not restricted hereby from engaging with any other Person.

16.11     Lender Credit Decision, Legal Representation.

(a)     Each Lender acknowledges that it has, independently and without reliance upon Agent, or any other Lender and based on the financial statements prepared by the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon Agent, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by Agent hereunder or as may be reasonably requested by a Lender from Agent, Agent shall have no duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of any Loan Party or any of its Affiliates that may come into the possession of Agent (whether or not in its capacity as Agent) or any of their Affiliates.

(b)     Each Lender further acknowledges that it has had the opportunity to be represented by legal counsel in connection with its execution of this Agreement and the other Loan Documents, that it has made its own evaluation of all applicable laws and regulations relating to the transactions contemplated hereby, and that the counsel to Agent represents only Agent and not the Lenders in connection with this Agreement and the transactions contemplated hereby.

16.12     Successor Agent. Agent may resign at any time by giving written notice thereof to the Lenders and the Company, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Agent. Unless a Default exists, such successor Agent shall be reasonably acceptable to the Company. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of Borrowers and the Lenders, a successor Agent. Notwithstanding the previous sentence, Agent may at any time without the consent of any Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If Agent has resigned and no successor Agent has been appointed, the Lenders may perform all the duties of Agent hereunder and each Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $3,000,000,000.00. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article 16 shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent hereunder and under the other Loan Documents. In the event that there is a successor to Agent by merger, or Agent assigns its duties and obligations to an Affiliate pursuant to this Section, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

16.13     Agent’s Fees. Each Borrower agrees to pay to Agent, for its account, the fees agreed to by such Borrower and Agent pursuant to any fee letter between them, or as otherwise agreed from time to time.

16.14     Delegation to Affiliates. Each Borrower and the Lenders agree that Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be (i) entitled to the same benefits of the indemnification, waiver and other protective provisions to which Agent is entitled under this Agreement; and (ii) subject to the same obligations of Agent hereunder.

16.15     Execution of Collateral Documents. The Lenders hereby empower and authorize Agent to execute and deliver the Collateral Documents and all related agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.

16.16     Collateral Releases. The Lenders hereby empower and authorize Agent to execute and deliver on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of this Agreement, all of the Lenders) in writing.

16.17     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between each Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (ii) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of its Affiliates, or any other Person and (ii) no Lender has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and no Lender has any obligation to disclose any of such interests to any Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

16.18     Co-Documentation Agents, Syndication Agent, etc. Neither any Documentation Agent or the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Persons as it makes with respect to the Agent in Section 16.11.

ARTICLE 17
MISCELLANEOUS

17.1         Expenses; Indemnification. Each Borrower hereby agrees:

(a)     to pay or reimburse Agent on demand for all reasonable costs and expenses (including reasonable Attorney Costs of Agent’s counsel) incurred in connection with the syndication, negotiation, due diligence, preparation, execution, delivery, distribution (including, without limitation, via DebtX and any other internet service selected by the Agent), review, administration and enforcement of the Loan Documents and the transactions contemplated thereby, and any amendment, supplement or modification to, the Loan Documents and any other documents prepared in connection therewith, whether or not the transactions contemplated hereby are consummated, including without limitation all recording costs, filing fees, consultants’ fees, travel expenses, costs of appraisals and reviews, environmental audits and reviews (including costs of internal review of a third party report), collateral audits (subject to Section 12.4), title insurance, lien searches, and costs of perfecting, continuing, monitoring, preserving and protecting security interests in the Collateral;

(b)     to pay or reimburse Agent and each Lender for all their reasonable costs and expenses incurred in connection with, and to pay, indemnify, and hold the Indemnified Persons harmless from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, disbursements, and Attorney Costs of every kind and nature arising out of or in connection with, the collection, enforcement or protection of any rights and remedies under the Loan Documents and any other documents prepared in connection therewith (including without limitation in connection with negotiations or workout or restructuring affecting the Loan Documents or Obligations and any bankruptcy, or similar proceeding or other legal proceeding involving any Loan Party);

(c)     to pay, indemnify, and to hold the Indemnified Persons harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure or delay in paying, stamp, excise and other taxes (other than income and gross revenue taxes), if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and any such other documents including reasonable Attorney Costs of counsel to Agent and each Lender in connection with the foregoing and in connection with advising Agent with respect to its rights and responsibility under any Loan Document; and

(d)     to pay, indemnify, and hold the Indemnified Persons harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature (including reasonable Attorney Costs) which may be incurred by or asserted against any Indemnified Person arising out of or in connection with the Loan Documents, the transactions contemplated by the Loan Documents, or the use of the proceeds of the Loans (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith), whether or not any of the indemnified Persons is a party thereto, or by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payments under, Letters of Credit (it being agreed that nothing in this Section 17.1 is intended to limit the Revolving Loan Borrower’s obligations pursuant to Section 5.9).

Notwithstanding the foregoing, a Borrower shall have no obligation to indemnify any Indemnified Person with respect to any costs of the matters described in subsections (a), (b), (c) and (d) of this Section 17.1 which arise from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section 17.1 shall survive repayment of the Obligations and Permitted Swap Obligations and termination of this Agreement.

17.2        Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns permitted hereby, except that (a) no Borrower shall have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (b) any assignment by any Lender must be made in compliance with Section 17.4, and (c) any transfer by participation must be made in compliance with the terms of this Agreement. Any attempted assignment or transfer by any party not made in compliance with this Section shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with the terms of this Agreement. The parties to this Agreement acknowledge that clause (b) of this Section relates only to absolute assignments and this Section 17.2 does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 17.4. The Agent may treat the Person which made any Loan as the owner thereof for all purposes hereof unless and until such Person complies with Section 17.4; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan to direct payments relating to such Loan to another Person. Any assignee of the rights to any Loan agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan, shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

17.3        Participations.

17.3.1     Permitted Participants; Effect. Any Lender may, in accordance with Applicable Law, at any time sell to one or more banks or other entities (each, a “Participant”) participating interests in any Outstanding Credit Exposure owing to such Lender, the Commitments of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure for all purposes under the Loan Documents, all amounts payable by Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

17.3.2     Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents; provided, however, that any agreement pursuant to which any Lender sells a participating interest may require the Lender to obtain Participant’s consent to any amendment, modification or waiver which would require the consent of all Lenders pursuant to Section 17.9.

17.3.3     Benefit of Certain Provisions. Each Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 17.8 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 17.8 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 17.8, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 17.7 as if each Participant were a Lender. Each Borrower further agrees that each Participant shall be entitled to the benefits of Sections 7.1, 7.2, 7.4, and 17.1 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 17.4, provided that (a) a Participant shall not be entitled to receive any greater payment under Sections 7.1 or 7.2, or 7.4 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Company, and (b) a Participant shall not be entitled to receive any greater payment under Section 7.4 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account (i) except to the extent such entitlement to receive a greater payment results from a change in treaty, law or regulation (or any change in the interpretation or administration thereof by any governmental authority) that occurs after the Participant acquired the applicable participation and (ii), in the case of any Participant that would be a Non-U.S. Lender if it were a Lender, such Participant agrees to comply with the provisions of Section 7.4 to the same extent as if it were a Lender (it being understood that the documentation required under Section 7.4.6 shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in any Outstanding Credit Exposure, any Commitment or any other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Outstanding Credit Exposure, any Commitment or any other obligations under the Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such Outstanding Credit Exposure, any Commitment or any other obligations under the Loan Documents is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

17.4        Assignments.

17.4.1     Permitted Assignments. Any Lender may at any time sell to one or more Eligible Assignees or other financial institutions reasonably acceptable to Agent (each an “Assignee”) all or a ratable part of its Loans and participations in Swing Line Loans and Letters of Credit and other interests under this Agreement and the Loan Documents; provided, however, that (a) unless each of the Company and Agent otherwise consents, each assignment shall be in a minimum amount of $5,000,000 or if less, the entire Aggregate Lender Commitment and Outstanding Credit Exposure of such Lender; (b) after giving effect to any Assignment, the Aggregate Lender Commitment of the assigning Lender shall be at least $5,000,000.00 or shall be $0; and (c) each assignment shall be of a constant and not a varying, percentage of all of the interests of such Lender in its Outstanding Credit Exposure and all Commitments, Loans and Letters of Credit. Any assignment shall be pursuant to an Assignment Agreement in such other form reasonably acceptable to the Agent as may be agreed to by the parties thereto.

17.4.2     Consents. The consent of the Company shall be required prior to an assignment becoming effective unless the Assignee is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Company shall not be required if an Event of Default has occurred and is continuing; provided further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received written notice thereof. The consent of the Agent shall be required prior to an assignment becoming effective unless the Assignee is a Lender, an Affiliate of a Lender or an Approved Fund. The consent of each of the LC Issuer and the Swing Line Lender shall be required prior to an assignment of a Commitment becoming effective unless the Assignee is a Lender with a Commitment. Any consent required under this Section 17.4.2 shall not be unreasonably withheld or delayed.

17.4.3     Effect; Effective Date. Upon (a) delivery to the Agent of an Assignment Agreement, together with any required consents, and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Assignee to the effect that none of the consideration used to make the purchase of the Commitments and Outstanding Credit Exposure under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Assignee in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, the Assignee shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitments and Outstanding Credit Exposure assigned to the Assignee without any further consent or action by any Borrower, the Lenders or the Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 17.3.

17.4.4     Tax Treatment. If any interest in any Loan Document is transferred to any Assignee or Participant which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 7.4.

17.5     Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States of America, a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender, and participations of each Lender in Letters of Credit, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower or Lender at any reasonable time and from time to time upon reasonable prior notice.

17.6     Dissemination of Information. Each Borrower, for itself and its Subsidiaries, authorizes each Lender to disclose to any Participant or Assignee and prospective Participant or Assignee any and all financial or other information in such Lender’s possession concerning any Loan Party, subject to the confidentiality requirements of Section 17.26 of this Agreement.

17.7     Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure, Outstanding New Vehicle Floorplan Exposure, Outstanding Used Vehicle Floorplan Exposure, and/or Outstanding Revolving Loan Exposure (other than payments received pursuant to Sections 7.1, 7.2 or 7.4 or payments specifically payable only to such Lender) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure, Outstanding New Vehicle Floorplan Exposure, Outstanding Used Vehicle Floorplan Exposure and/or Outstanding Revolving Loan Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral or other protection ratably in proportion to their respective Pro Rata Shares. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

17.8     Setoff. Each Borrower hereby grants each Lender a security interest in all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of such Borrower with such Lender or any Affiliate of such Lender (the “Deposits”). In addition to, and without limitation of, any rights of the Lenders under Applicable Law, if any Borrower is not Solvent, or if any Event of Default occurs, each Borrower authorizes each Lender to offset and apply all such Deposits toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Lender or the Lenders; provided, that in the event that any Defaulting Lender shall exercise such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 6.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the LC Issuer, and the Lenders, and (b) the Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The aforesaid rights may be exercised by Agent or such Lender against any Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of any Borrower or against anyone else claiming through or against any Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff shall not have been exercised by Agent or such Lender prior to the occurrence of an Event of Default.

17.9        Amendments and Waivers.

17.9.1     Subject to the provisions of this Section 17.9, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or Borrowers hereunder or waiving any Event of Default hereunder; provided, however, that no such supplemental agreement shall:

(a)     without the consent of all Lenders, extend the final maturity of any Loan, or extend the expiry date of any Letter of Credit to a date after the Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation, or reduce the rate or extend the time of payment of interest or fees thereon or on Reimbursement Obligations or increase the amount of any Commitment of any Lender hereunder.

(b)     without the consent of all of the Lenders, change the definition of Required Lenders or the Pro Rata Shares required to take any action hereunder.

(c)     without the consent of all of the Lenders, extend the Termination Date, or permit any Borrower to assign its rights under this Agreement.

(d)     without the consent of all of the Lenders, amend this Section 17.9, or any provision herein which requires consent or other action by all Lenders.

(e)     without the consent of all of the Lenders, except as permitted by this Agreement, release any Guarantor or, except as provided herein or in the Collateral Documents, release all or a substantial part of the Collateral.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. No amendment to any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender.

17.9.2     Notwithstanding the foregoing, or the provisions of this Section 17.9, any fee or other amount payable by any Borrower or Borrowers solely to Agent, the Swing Line Lender or the LC Issuer, may be changed with the consent of only such Borrower or Borrowers and Agent and, if applicable, the affected Swing Line Lender or LC Issuer, provided that no Lender will be required to pay any such fee to which it has not agreed.

17.10     Waiver; Cumulative Remedies. No failure or delay on the part of Agent or any Lender in exercising any right, power, remedy or privilege hereunder or under any of the other Loan Documents and no course of dealing between any Loan Party and Agent or any Lender will operate as a waiver of such right, power, remedy or privilege, nor will any single or partial exercise of any right, power or privilege hereunder preclude other or further exercise thereof or the exercise of any other right, power, remedy or privilege. Waiver of any Default shall not be a waiver of any other subsequent or prior Default. No waiver of any Default (whether or not Agent or any Lender knows or should have known of such Default) shall be deemed to have occurred unless Agent (to the extent authorized under Section 14.2.4 or 17.9.2) or the Required Lenders has expressly agreed in writing specifying such waiver. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed and delivered by Agent, the Required Lenders, or all of the Lenders, as otherwise set forth in this Agreement. Any waiver of any provision of this Agreement, and any consent to any departure by any Loan Party from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on any Loan Party not required hereunder shall in any event entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Agent or any Lender to any other or further action in any circumstances without notice or demand. The rights and remedies herein specified are cumulative and are not exclusive of any rights or remedies which Agent or any Lender would otherwise have at law or in equity or otherwise by agreement.

17.11     Notices.

17.11.1     Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 17.11.2 below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(a)          if to any Borrower, at its address or facsimile number set forth on the signature page hereof;

(b)           if to the Agent, at its address or facsimile number set forth on the signature page hereof;

(c)           if to LC Issuer, at its address or facsimile number set forth on the signature page hereof;

(d)           if to a Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire, a copy of which Administrative Questionnaire shall be provided to the Company.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 17.11.2 below, shall be effective as provided in said Section 17.11.2. Notwithstanding any contrary provision hereof, any request for a Credit Extension shall not be effective until received by Agent.

17.11.2     Electronic Communications.

(a)     Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent or as otherwise determined by the Agent, provided that the foregoing shall not apply to notices to any Lender or the LC Issuer if such Lender or the LC Issuer, as applicable, has notified the Agent that it is incapable of receiving notices by electronic communication. The Agent or any Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

(b)     Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

17.11.3     Change of Address. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

17.12     Integration; Conflicting Terms. This Agreement (including the exhibits and schedules) together with the other Loan Documents embody the entire agreement of the parties on the subject matter hereof and except as otherwise specifically set forth in this Agreement or any other Loan Document, supersedes and replaces all prior agreements, oral and written, on such subject matter. If any term of any of the other Loan Documents expressly conflicts with the provisions of this Agreement, the provisions of this Agreement shall control; provided, however, that the inclusion of additional, greater or supplemental rights and remedies of Agent and Lenders or the inclusion of additional or greater obligations and responsibilities of the Loan Parties, in any of the other Loan Documents shall not be deemed a conflict with this Agreement.

17.13     Governing Law. Except to the extent that Agent or any Lender has greater rights and remedies under federal law or to the extent otherwise specifically stated in any Loan Document, this Agreement and the other Loan Documents shall be governed by and construed and enforced in accordance with the laws of the State of Oregon without regard to conflicts of law principles but giving effect to federal laws applicable to national banks, except that matters concerning the validity and perfection of security interests covered thereby shall be governed by the conflicts of law provisions of the applicable Uniform Commercial Code.

17.14     Consent To Jurisdiction. EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN OR WITH JURISDICTION OVER PORTLAND, OREGON IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE OBLIGATIONS AND THE LOAN DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST THE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT LOCATED IN OR WITH JURISDICTION OVER PORTLAND, OREGON.

17.15     Documents Satisfactory to Agent and Required Lenders. All information, documents and instruments required to be executed or delivered to Agent shall be in form and substance reasonably satisfactory to Agent and the Required Lenders.

17.16     Exhibits. All exhibits and schedules referred to herein are attached hereto and hereby incorporated by reference as if fully set forth herein.

17.17     Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

17.18     Nonliability of Lenders. The relationship between the Borrowers on the one hand and the Lenders, the LC Issuer and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to any Borrower. Neither the Agent, the Arranger, the LC Issuer nor any Lender undertakes any responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of any Borrower’s business or operations. Each Borrower agrees that neither the Agent, the Arranger, the LC Issuer nor any Lender shall have liability to any Borrower (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by any Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby. It is agreed that the Arranger shall, in its capacity as such, have no duties or responsibilities under the Agreement or any other Loan Document. Each Lender acknowledges that it has not relied and will not rely on the Arranger in deciding to enter into the Agreement or any other Loan Document or in taking or not taking any action.

17.19     Survival of Representations. All representations and warranties of any Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

17.20     Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any Applicable Law.

17.21     Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

17.22     Severability. Whenever possible, each provision of this Agreement and each of the other Loan Documents shall be interpreted in such a manner as to be valid and effective under Applicable Law. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

17.23     Construction. This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by, each Loan Party, each Lender, Agent and their respective counsel (or, if any party has not had the Loan Documents reviewed by its counsel, such party has had the opportunity to do so and has voluntarily chosen not to do so). Accordingly, the Loan Documents shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against any Loan Party, Agent, or any Lender.

17.24     USA Patriot Act Notification. The following notification is provided to each Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

Each Lender that is subject to the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Act”), and Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower and each other Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or Agent, as applicable, to identify such Loan Party in accordance with the Act.

17.25     Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) of the Board for the repayment of the Credit Extensions provided for herein.

17.26     Confidentiality. Agent and each Lender agree to take reasonable precautions, in accordance with customary procedures, to maintain the confidentiality of all non-public information provided to it by any Loan Party under this Agreement or any other Loan Document, which is identified as confidential at the time such Person provides the information, and agrees that it shall not use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with any Loan Party, except to the extent such information (a) was or becomes generally available to the public other than as a result of disclosure by Agent or Lender, or (b) was or becomes available on a non-confidential basis from a source other than a Loan Party, provided that such source is not bound by a confidentiality agreement with a Loan Party known to Agent or such Lender; provided, however, that Agent or any Lender may disclose such confidential information (p) at the request or pursuant to any requirement of any Governmental Body or in connection with an examination of Agent or such Lender by any such authority; (q) pursuant to subpoena or other court process; (r) when requested or required to do so in accordance with the provisions of any Applicable Law; (s) to the extent reasonably required in connection with any litigation or proceeding to which Agent, any Lender or their respective affiliates may be party; (t) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (u) to Agent’s or such Lender’s and its affiliates, directors, officers, employees and agents, including accountants, attorneys and other professional advisors who are subject to similar limitations; (v) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (w) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (x) to rating agencies if requested or required by such agencies in connection with a rating relating to the Obligations hereunder; (y) as to Agent or any Lender or its affiliates, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which any Loan Party is party or is deemed party with Agent or such Lender or affiliate; and (z) to its affiliates; provided, that with respect to disclosures under clauses (q) and (r), such Lender shall use commercially reasonable efforts to notify the Company (unless such notification is prohibited by any Applicable Law) of the proposed disclosure before such disclosure is made to reasonably afford the Company the opportunity to seek to prevent such disclosure.

17.27     Ford Letter Agreement. Each Lender hereby agrees to the terms and conditions set forth in the letter agreement regarding Clarification of Supplemental Terms and Conditions Agreement dated April 5, 2012 and agreed to on April 10, 2012 between Ford Motor Company and the Company, a copy of which has been provided to each Lender.

17.28     Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER, THE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THE OBLIGATIONS AND THE LOAN DOCUMENTS OR THE RELATIONSHIP ESTABLISHED THEREUNDER. EACH OF THEM REPRESENTS TO THE OTHER PARTIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

17.29     Disclosure. Under Oregon law, most agreements promises and commitments made by any Lender concerning loans and other credit extensions which are not for personal, family or household purposes or secured solely by the borrower's residence must be in writing, express consideration and be signed by the Lender to be enforceable.

[Signature pages follow]

LITHIA MOTORS, INC.

By:
Name:	Bryan DeBoer
Title:	President & CEO

By:
Name:	John North
Title:	VP Finance & Corp. Controller

150 N. Bartlett Medford, OR 97501 Fax: (541) 776-6402 Attn: Chief Financial Officer

with a copy to:

Lane Powell PC Attention: Andrew J. Morrow, Jr. 601 SW Second Avenue, Suite 2100 Portland, OR 97204-3158 Fax: (503) 778-2200

[LITHIA MOTORS – AMENDED AND RESTATED LOAN AGREEMENT]

LITHIA IMPORTS OF ANCHORAGE, INC.

LITHIA NA, INC.

LITHIA OF ANCHORAGE, INC.

LITHIA OF FAIRBANKS, INC.

LITHIA OF SOUTH CENTRAL AK, INC.

LITHIA CIMR, INC.

LITHIA FMF, INC.

LITHIA FRESNO, INC.

LITHIA JEF, INC.

LITHIA MMF, INC.

LITHIA NF, INC.

LITHIA OF EUREKA, INC.

LITHIA OF SANTA ROSA, INC.

LITHIA SEA P, INC.

LITHIA SEASIDE, INC.

LITHIA TR, INC.

LITHIA ACDM, INC.

LITHIA HDM, INC.

LITHIA MBDM, INC.

LITHIA NDM, INC.

LITHIA OF DES MOINES, INC.

LITHIA VAUDM, INC.

LITHIA CCTF, INC.

LITHIA FORD OF BOISE, INC.

LITHIA OF POCATELLO, INC.

LITHIA OF TF, INC.

LITHIA POCA-HON, INC.

LITHIA CDH, INC.

LITHIA HGF, INC.

LITHIA OF BILLINGS II, LLC

LITHIA OF BILLINGS, INC.

LITHIA OF GREAT FALLS, INC.

LITHIA OF HELENA, INC.

LITHIA OF MISSOULA, INC.

LITHIA ND ACQUISITION CORP. #1

LITHIA ND ACQUISITION CORP. #3

LITHIA ND ACQUISITION CORP. #4

LITHIA CJDSF, INC.

LDLC, LLC

LITHIA RENO SUB-HYUN, INC.

LITHIA SALMIR, INC.

HUTCHINS EUGENE NISSAN, INC.

HUTCHINS IMPORTED MOTORS, INC.

LGPAC, INC.

LITHIA DE, INC.

LITHIA DM, INC.

[LITHIA MOTORS – AMENDED AND RESTATED LOAN AGREEMENT]

LITHIA KLAMATH, INC.

LITHIA MEDFORD HON, INC.

LITHIA MTLM, INC.

LITHIA OF BEND #1, LLC

LITHIA OF BEND #2, LLC

LITHIA OF ROSEBURG, INC.

LITHIA ROSE-FT, INC.

LITHIA SOC, INC.

LBMP, LLC

LFKF, LLC

LMBP, LLC

LMBW, INC.

LITHIA BRYAN TEXAS, INC.

LITHIA CJDO, INC.

LITHIA CJDSA, INC.

LITHIA CM, INC.

LITHIA CO, INC.

LITHIA CSA, INC.

LITHIA DMID, INC.

LITHIA HMID, INC.

LITHIA NSA, INC.

LITHIA OF ABILENE, INC.

LITHIA OF CORPUS CHRISTI, INC.

LITHIA OF MIDLAND, INC.

LITHIA TA, INC.

LITHIA TO, INC.

CAMP AUTOMOTIVE, INC.

LITHIA DODGE OF TRI-CITIES, INC.

LITHIA OF BELLINGHAM, LLC

LITHIA OF SEATTLE, INC.

LITHIA OF SPOKANE, INC.

LITHIA OF EUGENE, LLC

LITHIA OF KILLEEN, LLC

LMBB, LLC

LITHIA OF MISSOULA IT, LLC

LMOP, LLC

SALEM-V, LLC

SALEM-B, LLC

SALEM-H, LLC

LITHIA FBCS, LLC

LITHIA OF STOCKTON, INC.

LITHIA VF, INC.

LITHIA OF CLEAR LAKE, LLC

LITHIA OF WASILLA, LLC

LITHIA OF LODI, INC.

LITHIA OF WALNUT CREEK, INC.

[LITHIA MOTORS – AMENDED AND RESTATED LOAN AGREEMENT]

LITHIA OF MAUI-H, LLC

LITHIA OF STOCKTON-V, INC.

LITHIA OF HONOLULU-V, LLC

LITHIA OF HONOLULU-BGMCC, LLC

LITHIA FLCC, LLC

LITHIA NC, INC.

LITHIA OF PORTLAND, LLC

CADILLAC OF PORTLAND LLOYD CENTER, LLC

DARON MOTORS LLC

DCH (OXNARD) INC.

DCH BLOOMFIELD LLC

DCH CA, LLC

DCH CALIFORNIA MOTORS INC.

DCH DEL NORTE, INC.

DCH-MILLBURN INC.

DCH FREEHOLD LLC

DCH KOREAN IMPORTS LLC

DCH MAMARONECK LLC

DCH MISSION VALLEY LLC

DCH MONMOUTH LLC

DCH MONTCLAIR LLC

DCH MOTORS LLC

DCH NANUET LLC

DCH NY MOTORS LLC

DCH OXNARD 1521 IMPORTS INC.

DCH SIMI VALLEY INC.

DCH TEMECULA IMPORTS LLC

DCH TEMECULA MOTORS LLC

DCH TORRANCE IMPORTS INC.

FREEHOLD NISSAN LLC

LLL SALES CO LLC

PARAMUS WORLD MOTORS LLC

SHARLENE REALTY LLC

TUSTIN MOTORS INC.

DCH FINANCIAL NJ, INC.

DCH DMS NJ, INC.

[LITHIA MOTORS – AMENDED AND RESTATED LOAN AGREEMENT]

By:
Name:	Bryan DeBoer
Title:	Authorized Agent

By:
Name:	John North
Title:	Authorized Agent

150 N. Bartlett Medford, OR 97501 Fax: (541) 776-6402

[LITHIA MOTORS – AMENDED AND RESTATED LOAN AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION, as Agent, Lender, Swing Line Lender, and LC Issuer

By:
Name:	Gilmore Hector
Title:	Vice President

Notice Address: 13010 SW 68th Parkway Portland, OR 97223 Fax: (503) 872-7562

[LITHIA MOTORS – AMENDED AND RESTATED LOAN AGREEMENT]

JPMORGAN CHASE BANK, N.A. as Lender

By:
Name:	JEFFREY G. CALDER
Title:	VICE PRESIDENT

[LITHIA MOTORS – AMENDED AND RESTATED LOAN AGREEMENT]

MERCEDES-BENZ FINANCIAL SERVICES USA LLC, as Lender

By:
Name:
Title:

[LITHIA MOTORS – AMENDED AND RESTATED LOAN AGREEMENT]

TOYOTA MOTOR CREDIT CORPORATION, as Lender

By:
Name:
Title:

[LITHIA MOTORS – AMENDED AND RESTATED LOAN AGREEMENT]

BMW FINANCIAL SERVICES NA, LLC, as Lender

By:
Name:
Title:

[LITHIA MOTORS – AMENDED AND RESTATED LOAN AGREEMENT]

BANK OF AMERICA, NA, as Lender

By:
Name:	Kenneth W. Winston, III
Title:	Senior Vice President

[LITHIA MOTORS – AMENDED AND RESTATED LOAN AGREEMENT]

BANK OF THE WEST, as Lender

By:
Name:
Title:

[LITHIA MOTORS – AMENDED AND RESTATED LOAN AGREEMENT]

KEYBANK NATIONAL ASSOCIATION, as Lender

By:
Name:
Title:

[LITHIA MOTORS – AMENDED AND RESTATED LOAN AGREEMENT]

NISSAN MOTOR ACCEPTANCE CORPORATION, as Lender

By:
Name:
Title:

[LITHIA MOTORS – AMENDED AND RESTATED LOAN AGREEMENT]

AMERICAN HONDA FINANCE CORPORATION, as Lender

By:
Name:
Title:

[LITHIA MOTORS – AMENDED AND RESTATED LOAN AGREEMENT]

TD BANK, N.A., as Lender

By:
Name:
Title:

[LITHIA MOTORS – AMENDED AND RESTATED LOAN AGREEMENT]

ALLY BANK, as Lender

By:
Name:
Title:

[LITHIA MOTORS – AMENDED AND RESTATED LOAN AGREEMENT]

SANTANDER BANK, N.A., as Lender

By:
Name:
Title:

[LITHIA MOTORS – AMENDED AND RESTATED LOAN AGREEMENT]

VW CREDIT, INC., as Lender

By:
Name:
Title:

[LITHIA MOTORS – AMENDED AND RESTATED LOAN AGREEMENT]

HYUNDAI CAPITAL AMERICA, as Lender

By:
Name:
Title:

[LITHIA MOTORS – AMENDED AND RESTATED LOAN AGREEMENT]

CAPITAL ONE, N.A., as Lender

By:
Name:
Title:

[LITHIA MOTORS – AMENDED AND RESTATED LOAN AGREEMENT]

SCHEDULE 1

Name of Financial Institution	Pro Rata Share of Aggregate Lender commitment	New Vehicle Floorplan Commitment	Used Vehicle Floorplan Commitment	Revolving Loan Commitment
U.S. Bank National Association	12.647058824%	$158,088,235.29	$18,970,588.24	$37,941,176.47
J.P. Morgan Chase Bank, N.A.	12.647058824%	$158,088,235.29	$18,970,588.24	$37,941,176.47
Toyota Motor Credit Corporation	12.647058824%	$58,088,235.29	$18,970,588.24	$37,941,176.47
American Honda Finance Corporation	7.352941176%	$91,911,764.71	$11,029,411.76	$22,058,823.53
Mercedes-Benz Financial Services USA LLC	7.352941176%	$91,911,764.71	$11,029,411.76	$22,058,823.53
TD Bank, N.A.	7.352941176%	$91,911,764.71	$11,029,411.76	$22,058,823.53
BMW Financial Services NA, LLC	6.470588235%	$80,882,352.94	$9,705,882.35	$19,411,764.71
Bank of America, N.A.	5.882352941%	$73,529,411.76	$8,823,529.41	$17,647,058.82
Capital One, N.A.	5.882352941%	$73,529,411.76	$8,823,529.41	$17,647,058.82
Bank of the West	4.411764706%	$55,147,058.82	$6,617,647.06	$13,235,294.12
KeyBank National Association	4.411764706%	$55,147,058.82	$6,617,647.06	$13,235,294.12
Ally Bank	2.941176471%	$36,764,705.88	$4,411,764.71	$8,823,529.41
Santander Bank, N.A.	2.941176471%	$36,764,705.88	$4,411,764.71	$8,823,529.41
VW Credit, Inc.	2.941176471%	$36,764,705.88	$4,411,764.71	$8,823,529.41
Nissan Motor Acceptance Corporation	2.352941176%	$29,411,764.71	$3,529,411.76	$7,058,823.53
Hyundai Capital America	1.764705882%	$22,058,823.53	$2,647,058.82	$5,294,117.65
Total	100.00%	$1,250,000,000.00	$150,000,000.00	$300,000,000.00

PRICING SCHEDULE

In addition to the terms defined elsewhere in this Agreement, for purposes of determining the applicable interest rates and fees, the following terms shall have the meanings set forth in this Pricing Schedule:

“Alternate Base Rate Margin (New Vehicle)” means a percentage rate per annum equal to .50%.

“Alternate Base Rate Margin (Revolving)” means, as of any date of determination, a percentage rate per annum equal to 1.0% less than the Revolving Loan Margin which is in effect at such time.

“Alternate Base Rate Margin (Used Vehicle)” means a percentage rate per annum equal to .75%.

“LC Fee Percentage” means a percentage rate per annum equal to 1.50%.

“New Vehicle Floorplan Commitment Fee Rate” means a percentage rate per annum equal to .15%.

“New Vehicle Floorplan Margin” means a percentage rate per annum equal to 1.25%.

“Revolving Loan Margin” and “Revolving Loan Commitment Fee Rate” mean the applicable percentage rates per annum set forth below opposite the applicable Leverage Ratio, as adjusted from time to time.

Leverage Ratio	Revolving Loan Margin	Revolving Loan Commitment Fee Rate
Greater than 4.50 to 1.00	2.50%	0.40%

Greater than 4.00 to 1.00 but less than or equal to 4.50 to 1.00	2.25%	0.30%

Greater than 2.00 to 1.00 but less than or equal to 4.00 to 1.00	2.00%	0.25%

Greater than 1.75 to 1.00 but less than or equal to 2.00 to 1.00	1.75%	0.20%

Greater than 1.50 to 1.0 but less than or equal to 1.75 to 1.0	1.50%	.15%

Less than or equal to 1.50 to 1.0	1.25%	.15%

The Revolving Loan Margin (“Applicable Margin”) and Revolving Loan Commitment Fee Rate (“Applicable Fee Rate”) shall be determined by Agent from time to time based upon the information set forth in Borrower’s financial statements and Compliance Certificate furnished to Agent pursuant to this Agreement as of the end of each fiscal quarter and shall be based upon the Leverage Ratio as of such date.

Any change in the Applicable Margin or Applicable Fee Rate shall take effect on the first Business Day of the month following the date of delivery to Agent of the applicable financial statements and Compliance Certificate, and the Applicable Margin and Applicable Fee Rate, as so determined, shall remain in effect until the earlier of:

a.     the first Business Day of the month following the delivery to Agent of a subsequent financial statement and Compliance Certificate indicating a Leverage Ratio requiring a change in the Applicable Margin or Applicable Fee Rate, or

b.     the day upon which the Company fails to deliver to Agent the applicable financial statements and Compliance Certificate within the time provided under this Agreement. Upon any failure of the Company to deliver to Agent the applicable financial statements and Compliance Certificate within the time required by this Agreement, the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table, which shall remain in effect until five Business Days following the date of delivery to Agent of financial statements and Compliance Certificate reflecting a Leverage Ratio for which a lower Applicable Margin and Applicable Fee Rate would be applicable.

Notwithstanding the foregoing, the Revolving Loan Margin shall be 2.00% and the Revolving Loan Commitment Fee Rate shall be 0.25% from the Closing Date until the earlier of (a) the first Business Day of the month following the delivery to Agent of a financial statement and Compliance Certificate indicating a Leverage Ratio requiring a change in the Applicable Margin or Applicable Fee Rate, or (b) the day upon which the Company fails to deliver to Agent the applicable financial statements and Compliance Certificate within the time provided under this Agreement.

If, as a result of any restatement of or other adjustment to the financial statements of the Company and its Subsidiaries or for any other reason, the Agent determines that the calculation of the Leverage Ratio by the Company as of the last day of any fiscal quarter was inaccurate and a correct calculation of the Leverage Ratio would have resulted in a higher Applicable Margin and Applicable Fee Rate, the Applicable Margin and Applicable Fee Rate shall be retroactively adjusted to the rate that would have been applicable if the Leverage Ratio had been correctly calculated. Promptly upon demand by the Agent, the Revolving Loan Borrower shall pay to the Agent for the account of the Lenders the additional interest and fees that would have been payable based upon the correct calculation of the Leverage Ratio. Nothing set forth herein shall limit the Required Lenders’ right to increase the interest rate upon the occurrence of an Event of Default.

“Used Vehicle Floorplan Commitment Fee Rate” means a percentage rate per annum equal to .15%.

“Used Vehicle Floorplan Margin” means a percentage rate per annum equal to 1.50%.